As filed with the Securities and Exchange Commission on June 23, 2006
Registration No. 333-134227

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DSW INC.
(Exact name of registrant as specified in its charter)

Ohio	5661	31-0746639
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
4150 East 5th Avenue
Columbus, Ohio 43219
(614) 237-7100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
William L. Jordan
General Counsel
4150 East 5th Avenue
Columbus, Ohio 43219
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Robert M. Chilstrom Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Steven J. Slutzky Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 23, 2006.
PROSPECTUS
                                Shares
Class A Common Shares

This prospectus relates to up to                     Class A Common Shares of DSW Inc. that may be delivered by Retail Ventures, Inc., or Retail Ventures, on                     , 2011 (or earlier if exchange is accelerated upon an acceleration following an event of default under the PIES), to holders of Retail Ventures’           % Mandatorily Exchangeable Notes Due                     , 2011, or PIESsm, that Retail Ventures is offering by means of a separate prospectus. Under the terms of the PIES, Retail Ventures will have an obligation to deliver (unless Retail Ventures elects to settle the PIES in cash), on                     , 2011 (or earlier if exchange is accelerated), a maximum of                     of our Class A Common Shares per $50 principal amount of PIES, and a maximum of                     of our Class A Common Shares in the aggregate, subject to exchange adjustments as provided in the PIES. To the extent that the underwriter in Retail Ventures’ offering of PIES exercises in full its option to purchase additional PIES, this prospectus will relate to up to an additional                     of our Class A Common Shares.
This prospectus accompanies a prospectus of Retail Ventures relating to the sale of the Retail Ventures PIES. This prospectus relates only to our Class A Common Shares that Retail Ventures may deliver to the holders of the PIES. The Retail Ventures prospectus is not a part of this prospectus and is not incorporated by reference into this prospectus. We will not receive any of the proceeds from the sale of the PIES or the delivery of Class A Common Shares to which this prospectus relates and will have no obligation with respect to the PIES.
Our Class A Common Shares are listed on the New York Stock Exchange, or NYSE, under the symbol “DSW.” On June 22, 2006, the last reported sale price of the Class A Common Shares on the NYSE was $34.07 per share.
Investing in our Class A Common Shares involves risks.
See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        , 2006

       This prospectus relates only to our Class A Common Shares that Retail Ventures may be required to deliver to the holders of the PIES. Retail Ventures is offering the PIES in an offering that is described in a separate prospectus. Retail Ventures has attached this prospectus to its prospectus in order to provide information about us and our Class A Common Shares. Retail Ventures’ prospectus does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.
      We have no obligations with respect to Retail Ventures’ PIES. Accordingly, we are not under any obligation to take the interests of Retail Ventures or the holders of the PIES into consideration for any reason. We will not receive any of the proceeds from Retail Ventures’ offering of the PIES and are not responsible for, and have not participated in, the determination of the quantities or prices of the PIES or the determination or calculation of the number of shares (or, if Retail Ventures elects, the cash value thereof) holders of the PIES will receive at maturity. We are not involved with the administration or trading of the PIES.

ABOUT THIS PROSPECTUS
      You should rely only on the information contained in this prospectus with respect to DSW. We have not, and the underwriter for the offering of the PIES has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter for the offering of the PIES is not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
      The market share and industry data disclosed under “Business — Industry Overview and Competition” in this prospectus have been obtained from NPD Fashionworld®, a division of NPD Group, Inc.

i

PROSPECTUS SUMMARY
      This summary highlights material information about our business contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our Class A Common Shares. Before investing in our Class A Common Shares, you should read this entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and the consolidated financial statements and notes to those consolidated financial statements beginning on page F-1.
      In this prospectus, our fiscal years ended February 2, 2002, February 1, 2003, January 31, 2004, January 29, 2005 and January 28, 2006 are referred to as fiscal 2001, 2002, 2003, 2004 and 2005, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the Saturday closest to January 31 in each year. All years shown consisted of 52 weeks. Our 2006 fiscal year contains 53 weeks. Our consolidated financial results as part of Retail Ventures contained in this prospectus may not reflect what our financial results would have been had we been a stand-alone company during the periods presented.
OUR BUSINESS
Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 204 DSW stores in 33 states as of April 29, 2006. We offer a wide selection of brand name and designer dress, casual and athletic footwear for women and men. Our core focus is to create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers by offering them a vast, exciting selection of in-season styles combined with the convenience and value they desire. We believe this combination of selection, convenience and value differentiates us from our competitors and appeals to a broad range of consumers. As of April 29, 2006, Retail Ventures, which is a holding company operating retail stores in three segments (DSW, Value City and Filene’s Basement), owned approximately 27.7 million of our Class B Common Shares, or in excess of 63.1% of our total outstanding shares and 93.2% of the combined voting power of our outstanding Common Shares.
      DSW allows customers to personalize their shopping experience by offering a “sea of shoes” that are accessible, easy-to-shop, and fulfill a broad range of style and fashion desires. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. Over 30,000 pairs of shoes in more than 2,000 styles are displayed on the selling floor of most of our stores, compared to a significantly smaller product offering at typical department stores. Our stores feature self-service fixtures that allow customers to view, touch, and try on the product without relying on salespeople to check availability. Our locations have clear signage, and well-trained sales associates are available to assist customers as desired. New footwear merchandise is organized by style on the main floor, and clearance goods are organized by size in the rear of the store. The store layout allows customers who do not have time for relaxed browsing to swiftly identify the shoe styles they are seeking and shop in a targeted, time-efficient manner.
      Our goal is to further strengthen our position as a leading specialty branded retailer of adult footwear in the United States. Since 1998, we have accelerated our expansion by investing in new stores, merchandise development, technology and our people to support further growth and enhance our performance. In fiscal 2005, we generated $1.14 billion in net sales and $70.1 million in operating profit. During the same period, we sold over 27.3 million pairs of shoes.
Our Competitive Strengths
      We believe that our leading market position is driven by the following competitive strengths:

•	Breadth of Product Offerings. Our goal is to excite our customers with a “sea of shoes” by offering the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation.

•	Our Distinctive and Convenient Store Layout. We cater to both passionate shoe enthusiasts who take pleasure in our wide product offering and to time-constrained customers who know exactly what they want. All merchandise is displayed on the selling floor with self-service fixtures, clear signage and spacious aisles.

•	The Value Proposition Offered to Our Customers. We provide our customers with high-quality, in-season fashions at everyday prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. Through our customer loyalty program called “Reward Your Style,” we offer additional savings to frequent shoppers.

•	Demonstrated Ability to Consistently Deliver Profitable Growth. Over the five-fiscal-year period ended January 28, 2006, our store base, net sales and operating profit have grown at compound annual rates of 21%, 22% and 48%, respectively. In fiscal 2005, we generated $1.14 billion in net sales and $70.1 million in operating profit, or 6.1% of net sales.

Growth Strategy
      We plan to pursue the following three strategies for growth in sales and earnings:

•	Expanding Our Store Base. We believe our retail concept provides substantial opportunity for expansion. Over the five-fiscal-year period ended January 28, 2006, we have opened 124 DSW stores, including 29 new stores in fiscal 2005, and plan to open approximately 30 stores in each fiscal year from fiscal 2006 through fiscal 2010. As of April 29, 2006, we have signed leases for an additional 20 stores to be opened in fiscal 2006 and 2007. We intend, over time, to cluster stores in strategic areas to enhance name recognition and achieve economies of scale.

•	Driving Sales Through Enhanced Merchandising. We intend to increase the number of customer transactions and average transaction value by continually refining our merchandise mix and undertaking other initiatives, such as expanding vendor relationships, increasing sales within existing merchandise categories and extending into related product categories.

•	Leveraging Our Operating Model. As we grow our business and fill in markets to their full potential, we believe we will continue to improve our profitability by leveraging our cost structure. We also intend to continue investing in our infrastructure to enhance our planning and allocation, inventory management, distribution and point of sale functions.
Leased Shoe Department Businesses
      As of April 29, 2006, we operated a total of 216 leased shoe departments for three non-affiliated retailers. As of April 29, 2006, we also operated 25 leased shoe departments for Filene’s Basement, Inc., or Filene’s Basement, a wholly-owned subsidiary of Retail Ventures. We pay a specified percentage of net sales as rent to these retailers. In fiscal 2005, leased shoe department sales comprised 10.5% of our total sales.
Relationship with Retail Ventures
      In connection with our initial public offering in July 2005, we entered into several agreements with Retail Ventures related to the separation of our business operations from Retail Ventures, including, among others, a master separation agreement and a shared services agreement. Many aspects of our business which were fully managed and controlled by us without Retail Ventures’ involvement continue to operate as they did prior to the initial public offering. We continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which became effective as of January 30, 2005, we provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and transportation management, site research, lease negotiation, store design and construction management. Retail Ventures provides us with services relating to import administration, risk management, information technology, tax, logistics, legal services, financial services, shared benefits administration and payroll and maintains insurance for us and for our directors, officers and employees. The initial term of the shared services agreement expires at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
      Retail Ventures has advised us that its current intent is to continue to hold all the Class B Common Shares owned by it, except to the extent necessary to satisfy obligations under warrants it has granted to certain of its lenders and its obligations under the PIES. The Class B Common Shares of DSW held by Retail Ventures are currently subject to liens in favor of these lenders, as well as a lien granted to Value City Department Stores LLC, or Value City. For further discussion of these warrant agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.”
      Retail Ventures is currently subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of the Common Shares of DSW for so long as the Value City non-convertible loan, or the non-convertible loan, facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares (without regard to any limitations on exercisability of the warrants). Upon completion of the offering of the PIES by Retail Ventures, Retail Ventures will be released from these contractual obligations with its lenders as well as the liens on the Common Shares of DSW described above. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. In addition, Retail Ventures has agreed not to sell or otherwise dispose of any of our Common Shares for a period of 90 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. as the underwriter for the offering of the PIES, except to the extent necessary to allow for the transfer of our Class A Common Shares by Retail Ventures upon exercise of warrants for our Class A Common Shares by Schottenstein Stores Corporation, or SSC, Cerberus Partners L.P., or Cerberus, or Millennium Partners, L.P., or Millennium, or their permitted transferees. See “Plan of Distribution — Lock-up Agreements.” There can be no assurance concerning the period of time during which Retail Ventures will maintain its ownership of our Common Shares. For a further discussion of the ongoing relationships between us and Retail Ventures, and the risks relating to our relationship with and separation from Retail Ventures, see “Risk Factors — Risks Relating to our Business” and “Risks Relating to our Relationship with and Separation From Retail Ventures” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”
Our Corporate Information
      We were incorporated on January 20, 1969, as Shonac Corporation. We opened our first DSW store in Dublin, Ohio in July 1991. In 1998, Value City Department Stores, Inc., which subsequently became a wholly-owned subsidiary of Retail Ventures, purchased DSW and affiliated shoe businesses from SSC and Nacht Management, Inc. In December 2004, Retail Ventures completed a corporate reorganization, or the reorganization, whereby Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, merged with and into Value City, another wholly-owned subsidiary of Retail Ventures. In turn, Value City transferred all the issued and outstanding shares of DSW to Retail Ventures in exchange for a promissory note. In February 2005, we changed our name from Shonac Corporation to DSW Inc. In July 2005, we completed an initial public offering of our Class A Common Shares, selling approximately 16.2 million shares at an offering price of $19.00 per share.
      Our principal executive offices are located at 4150 East 5th Avenue, Columbus, Ohio 43219. Our telephone number at that address is (614) 237-7100. Our website address is http://www.dswshoe.com. Information on our website is provided for informational purposes only and should not be considered to be part of, or incorporated by reference in, this prospectus.

Recent Developments
      On May 30, 2006, we entered into an amended and restated supply agreement to supply shoes to Stein Mart, Inc., or Stein Mart. Under the terms of this agreement, we will be the exclusive supplier of shoes to all Stein Mart stores that have shoe departments. As of April 29, 2006, we supplied merchandise to 158 Stein Mart stores. Under the amended and restated supply agreement, we will be supplying merchandise to an additional 102 Stein Mart stores beginning in 2007. We will own the merchandise until the merchandise is sold to the customer. We will receive a percentage of the net revenue generated from the sale of the merchandise, consistent with our original supply agreement with Stein Mart. The amended and restated supply agreement terminates on December 31, 2009, but will automatically extend for another three years in the event that neither party gives notice of its intent not to renew.
OUR CORPORATE STRUCTURE
      The following diagram sets forth our corporate structure as of April 29, 2006.

(1)	Assumes the issuance of (i) 8,333,333 Retail Ventures common shares issuable upon the exercise of convertible warrants, (ii) 1,594,377 Retail Ventures common shares issuable upon the exercise of term loan warrants, and (iii) up to 479,792 Retail Ventures common shares issuable pursuant to the anti-dilution provisions of the term loan warrants.

(2)	As of April 29, 2006, holders of Class A Common Shares own approximately 36.9% of our outstanding Common Shares and 6.8% of the combined voting power of our outstanding Common Shares.

(3)	As of April 29, 2006, Retail Ventures, which holds 100% of our Class B Common Shares, owns in excess of 63.1% of our outstanding Common Shares and 93.2% of the combined voting power of our outstanding Common Shares.

THE OFFERING
      This prospectus relates only to our Class A Common Shares that Retail Ventures may deliver to the holders of the PIES. The PIES are obligations of Retail Ventures. We will have no obligation of any kind with respect to the PIES. We will not receive any of the proceeds from the sale of the PIES or the delivery of Class A Common Shares to which this prospectus relates.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
      We present below summary historical financial data. The following summary historical financial data (i) as of April 29, 2006 and April 30, 2005 were derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus, (ii) as of January 28, 2006 and January 29, 2005 and for each of the fiscal years 2005, 2004 and 2003 were derived from our audited historical consolidated financial statements included elsewhere in this prospectus, and (iii) as of January 31, 2004 were derived from our audited consolidated financial statements not included herein.

				For the Thirteen
	For the Fiscal Year Ended			Weeks Ended

	1/31/04	1/29/05	1/28/06	4/30/05	4/29/06

	(Dollars in thousands except net sales per average gross square foot)
Statement of Income Data:
Net sales(1)	$791,348	$961,089	$1,144,061	$281,806	$316,487
Gross profit	$202,927	$270,211	$315,719	$82,798	$93,287
Operating profit(2)	$28,053	$56,109	$70,112	$15,053	$27,889
Net income(2)	$14,807	$34,955	$37,181	$6,980	$17,519
Balance Sheet Data:
Total assets	$291,184	$395,437	$507,715	$407,115	$548,474
Working capital(3)	$103,244	$138,919	$238,528	$151,715	$258,423
Current ratio(4)	2.39	2.28	2.71	2.21	2.60
Long term obligations(5)	$35,000	$55,000	$—	$205,000	$—
Other Data:
Number of DSW stores at end of period (6)	142	172	199	172	204
DSW total square footage at end of period(7)	3,571,498	4,372,671	5,061,642	4,502,278	5,167,201
Average gross square footage at end of period(8)	3,364,094	4,010,245	4,721,129	4,440,123	5,102,802
Net sales per average gross sq. ft. (9)	$214	$217	$217	$57	$56
Number of leased shoe departments at end of period	168	224	238	231	241
Total comparable store sales change (10)	5.9%	5.0%	5.4%	4.4%	4.2%

(1)	Includes net sales of leased shoe departments.

(2)	Results for the fiscal year ended January 28, 2006 and for the thirteen weeks ended April 30, 2005 include a $6.5 million pre-tax charge and a $3.9 million after-tax charge in operating profit and net income, respectively, related to the reserve for estimated losses associated with the theft of credit card and other purchase information.

(3)	Working capital represents current assets less current liabilities.

(4)	Current ratio represents current assets divided by current liabilities.

(5)	Comprised of borrowings under the Value City revolving credit facility to which we were previously a party.

(6)	Number of DSW stores for each period presented prior to fiscal 2005 includes two combination DSW/ Filene’s Basement stores which were re-categorized as leased shoe departments at the beginning of fiscal 2005.

(7)	DSW total square footage represents the total amount of square footage at the end of the period for DSW stores only; it does not reflect square footage of leased shoe departments.

(8)	Average gross square footage represents the monthly average of square feet for DSW stores only for each period presented and consequently reflects the effect of opening stores in different months throughout the period.

(9)	Net sales per average gross square foot is the result of dividing net sales for DSW stores only for the period presented by average gross square footage calculated as described in footnote 8 above.

(10)	Comparable DSW stores and comparable leased shoe departments are those units that have been in operation for at least 14 months at the beginning of the fiscal year. Stores or leased shoe departments, as the case may be, are added to the comparable base at the beginning of the year and are dropped for comparative purposes in the month that they are closed.

RISK FACTORS
      Investing in our Class A Common Shares involves a high degree of risk. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to invest in our Class A Common Shares. If any of the following risks actually occurs, our business, financial condition, operating results or cash flow could suffer materially and adversely. In this case, the trading price of our Class A Common Shares could decline, and you could lose all or part of your investment.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
      Certain information in this registration statement of which this prospectus is a part, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward-looking. The following factors, in addition to other possible factors not listed, could affect our actual results and cause such results to differ materially from those expressed in forward-looking statements:
Risks Relating to Our Business

We intend to continue to open approximately 30 new DSW stores per year from fiscal 2006 to fiscal 2010, which could strain our resources and have a material adverse effect on our business and financial performance.
      Our continued and future growth largely depends on our ability to successfully open and operate new DSW stores on a profitable basis. During fiscal 2005, fiscal 2004 and fiscal 2003, we opened 29, 30 (net of one store closing during that period) and 16 new DSW stores, respectively. As of April 29, 2006, we have also opened five new stores for fiscal 2006. We intend to open approximately 30 stores per year in each fiscal year from fiscal 2006 through fiscal 2010. As of April 29, 2006, we have signed leases for an additional 20 stores. During fiscal 2005, the average investment required to open a typical new DSW store was approximately $1.4 million. This continued expansion could place increased demands on our financial, managerial, operational and administrative resources. For example, our planned expansion will require us to increase the number of people we employ as well as to monitor and upgrade our management information and other systems and our distribution facilities. These increased demands and operating complexities could cause us to operate our business less efficiently, have a material adverse effect on our operations and financial performance and slow our growth.

We may be unable to open all the stores contemplated by our growth strategy on a timely basis, and new stores we open may not be profitable or may have an adverse impact on the profitability of existing stores, either of which could have a material adverse effect on our business, financial condition and results of operations.
      We intend to open approximately 30 stores per year in each fiscal year from fiscal 2006 through fiscal 2010. However, we may not achieve our planned expansion on a timely and profitable basis or achieve results in new locations similar to those achieved in existing locations in prior periods. Our ability to open and operate new DSW stores successfully on a timely and profitable basis depends on many factors, including, among others, our ability to:

•	identify suitable markets and sites for new store locations;

•	negotiate favorable lease terms;

•	build-out or refurbish sites on a timely and effective basis;

•	obtain sufficient levels of inventory to meet the needs of new stores;

•	obtain sufficient financing and capital resources or generate sufficient cash flows from operations to fund growth;

•	open new stores at costs not significantly greater than those anticipated;

•	successfully open new DSW stores in regions of the United States in which we currently have few or no stores;

•	control the costs of other capital investments associated with store openings, including, for example, those related to the expansion of distribution facilities;

•	hire, train and retain qualified managers and store personnel; and

•	successfully integrate new stores into our existing infrastructure, operations and management and distribution systems or adapt such infrastructure, operations and systems to accommodate our growth.
      As a result, we may be unable to open new stores at the rates expected or at all. If we fail to successfully implement our growth strategy, the opening of new DSW stores could be delayed or prevented, could cost more than anticipated and could divert resources from other areas of our business, any of which could have a material adverse effect on our business, financial condition and results of operations.
      To the extent that we open new DSW stores in our existing markets, we may experience reduced net sales in existing stores in those markets. As the number of our stores increases, our stores will become more concentrated in the markets we serve. As a result, the number of customers and financial performance of individual stores may decline and the average sales per square foot at our stores may be reduced. This could have a material adverse effect on our business, financial condition and results of operations.

We rely on our good relationships with vendors to purchase brand name and designer merchandise at favorable prices. If these relationships were to be impaired, we may not be able to obtain a sufficient selection of merchandise at attractive prices, and we may not be able to respond promptly to changing fashion trends, either of which could have a material adverse effect on our competitive position, our business and financial performance.
      We do not have long-term supply agreements or exclusive arrangements with any vendors and, therefore, our success depends on maintaining good relations with our vendors. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory to stock our stores. If we fail to strengthen our relations with our existing vendors or to enhance the quality of merchandise they supply us, and if we cannot maintain or acquire new vendors of in-season brand name and designer merchandise, our ability to obtain a sufficient amount and variety of merchandise at favorable prices may be limited, which could have a negative impact on our competitive position. In addition, our inability to stock our DSW stores with in-season merchandise at attractive prices could result in lower net sales and decreased customer interest in our stores, which, in turn, would adversely affect our financial performance.
      During fiscal 2005, taking into account industry consolidation, merchandise supplied to DSW by three key vendors accounted for approximately 22% of our net sales. The loss of or a reduction in the amount of merchandise made available to us by any one of these key vendors could have an adverse effect on our business.

We may be unable to anticipate and respond to fashion trends and consumer preferences in the markets in which we operate, which could have a material adverse effect on our business, financial condition and results of operations.
      Our merchandising strategy is based on identifying each region’s customer base and having the proper mix of products in each store to attract our target customers in that region. This requires us to anticipate and respond to numerous and fluctuating variables in fashion trends and other conditions in the markets in which our stores are situated. A variety of factors will affect our ability to maintain the proper mix of products in each store, including:

•	variations in local economic conditions, which could affect our customers’ discretionary spending;

•	unanticipated fashion trends;

•	our success in developing and maintaining vendor relationships that provide us access to in-season merchandise at attractive prices;

•	our success in distributing merchandise to our stores in an efficient manner; and

•	changes in weather patterns, which in turn affect consumer preferences.
      If we are unable to anticipate and fulfill the merchandise needs of each region, we may experience decreases in our net sales and may be forced to increase markdowns in relation to slow-moving merchandise, either of which could have an adverse effect on our business, financial condition and results of operations.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons, which could result in a decline in the price of our Class A Common Shares.
      Our business is sensitive to customers’ spending patterns, which in turn are subject to prevailing regional and national economic conditions and the general level of economic activity. Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our comparable store sales and quarterly financial performance, including:

•	changes in our merchandising strategy;

•	timing and concentration of new DSW store openings and related pre-opening and other start-up costs;

•	levels of pre-opening expenses associated with new DSW stores;

•	changes in our merchandise mix;

•	changes in and regional variations in demographic and population characteristics;

•	timing of promotional events;

•	seasonal fluctuations due to weather conditions;

•	actions by our competitors; and

•	general U.S. economic conditions and, in particular, the retail sales environment.
      Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. Our future financial performance may fall below the expectations of securities analysts and investors. In that event, the price of our Class A Common Shares would likely decline. For more information on our quarterly results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We rely on a single distribution center. The loss or disruption of our centralized distribution center could have a material adverse effect on our business and operations.
      Most of our inventory is shipped directly from suppliers to a single centralized distribution center in Columbus, Ohio, where the inventory is then processed, sorted and shipped to one of 12 pool locations located throughout the country and then on to our stores. Our operating results depend on the orderly operation of our receiving and distribution process, which in turn depends on third-party vendors’ adherence to shipping schedules and our effective management of our distribution facilities. We may not anticipate all the changing demands that our expanding operations will impose on our receiving and distribution system, and events beyond our control, such as disruptions in operations due to fire or other catastrophic events, labor disagreements or shipping problems, may result in delays in the delivery of merchandise to our stores.
      While we believe that our distribution center is adequate to meet our foreseeable needs, we may need to increase our distribution capacity in the future to accommodate our expanding retail business. Because our ability to expand our distribution facilities at our current site is limited, we may need to acquire, construct or lease additional distribution facilities in other geographic locations to accommodate our planned expansion.

We may also need to invest in additional information technology to achieve a unified receiving and distribution system.
      While we maintain business interruption and property insurance, in the event our distribution center were to be shut down for any reason or if we were to incur higher costs and longer lead times in connection with a disruption at our distribution center, our insurance may not be sufficient, and insurance proceeds may not be timely paid to us.

We are dependent on Retail Ventures to provide us with many key services for our business.
      From 1998 until our initial public offering in July 2005, we were operated as a wholly-owned subsidiary of Value City Department Stores, Inc. or Retail Ventures, and many key services required by us for the operation of our business are currently provided by Retail Ventures and its subsidiaries. We have entered into agreements with Retail Ventures related to the separation of our business operations from Retail Ventures including, among others, a master separation agreement and a shared services agreement. Under the terms of the shared services agreement, which was effective as of January 30, 2005, Retail Ventures provides us with key services relating to import administration, risk management, information technology, tax, logistics, legal services, financial services, shared benefits administration and payroll. Additionally, Retail Ventures maintains insurance for us and for our directors, officers and employees. In turn, we provide several subsidiaries of Retail Ventures with services relating to planning and allocation support, distribution services and transportation management, site research, lease negotiation, store design and construction management. The initial term of the shared services agreement expires at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a shorter or longer than the initial term. We believe it is necessary for Retail Ventures to provide these services for us under the shared services agreement to facilitate the efficient operation of our business as we transition to becoming an independent public company. We, as a result, are dependent on our relationship with Retail Ventures for shared services. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures.”
      Once the transition periods specified in the shared services agreement have expired and are not renewed, or if Retail Ventures does not or is unable to perform its obligations under the shared services agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide these services because of financial or other constraints or be unable to timely implement substitute arrangements on terms that are favorable to us, or at all, which would have an adverse effect on our business, financial condition and results of operations.

Our failure to retain our existing senior management team and to continue to attract qualified new personnel could adversely affect our business.
      Our business requires disciplined execution at all levels of our organization to ensure that we continually have sufficient inventories of assorted brand name merchandise at below traditional retail prices. This execution requires an experienced and talented management team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executive and buying personnel, our business could be materially adversely affected. We have entered into employment agreements with several of these officers. For more information on our management team and their employment agreements and severance agreements, see “Management.” Furthermore, our ability to manage our retail expansion will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and merchandising personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We may be unable to compete favorably in our highly competitive market.
      The retail footwear market is highly competitive with few barriers to entry. We compete against a diverse group of retailers, both small and large, including locally owned shoe stores, regional and national department stores, specialty retailers and discount chains. Some of our competitors are larger and have substantially greater resources than we do. Our success depends on our ability to remain competitive with respect to style, price, brand availability and customer service. The performance of our competitors, as well as a change in their pricing policies, marketing activities and other business strategies, could have a material adverse effect on our business, financial condition, results of operations and our market share.

A decline in general economic conditions, or the outbreak or escalation of war or terrorist acts, could lead to reduced consumer demand for our footwear and accessories.
      Consumer spending habits, including spending for the footwear and related accessories that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. A general slowdown in the U.S. economy or an uncertain economic outlook could adversely affect consumer spending habits.
      Consumer confidence is also affected by the domestic and international political situation. The outbreak or escalation of war, or the occurrence of terrorist acts or other hostilities in or affecting the United States, could lead to a decrease in spending by consumers. In the event of an economic slowdown, we could experience lower net sales than expected on a quarterly or annual basis and be forced to delay or slow our retail expansion plans.

We rely on foreign sources for our merchandise, and our business is therefore subject to risks associated with international trade.
      We purchase merchandise from domestic and foreign vendors. In addition, many of our domestic vendors import a large portion of their merchandise from abroad, primarily from China, Brazil and Italy. We believe that almost all the merchandise we purchased during fiscal 2005 was manufactured outside the United States. For this reason, we face risks inherent in purchasing from foreign suppliers, such as:

•	economic and political instability in countries where these suppliers are located;

•	international hostilities or acts of war or terrorism affecting the United States or foreign countries from which our merchandise is sourced;

•	increases in shipping costs;

•	transportation delays and interruptions, including as a result of increased inspections of import shipments by domestic authorities;

•	work stoppages;

•	adverse fluctuations in currency exchange rates;

•	U.S. laws affecting the importation of goods, including duties, tariffs and quotas and other non-tariff barriers;

•	expropriation or nationalization;

•	changes in local government administration and governmental policies;

•	changes in import duties or quotas;

•	compliance with trade and foreign tax laws; and

•	local business practices, including compliance with local laws and with domestic and international labor standards.
      We require our vendors to operate in compliance with applicable laws and regulations and our internal requirements. However, we do not control our vendors or their labor and business practices. The violation of labor or other laws by one of our vendors could have an adverse effect on our business.

Our secured revolving credit facility could limit our operational flexibility.
      We have entered into a $150 million secured revolving credit facility with a term expiring July 2010. Under this facility, we and our subsidiary, DSW Shoe Warehouse, Inc., or DSWSW, are named as co-borrowers. This facility is subject to a borrowing base restriction and provides for borrowings at variable interest rates based on the London Interbank Offered Rate, or LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under our secured revolving credit facility are secured by a lien on substantially all our personal property and a pledge of our shares of DSWSW. In addition, the secured revolving credit facility contains usual and customary restrictive covenants relating to our management and the operation of our business. These covenants, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. In addition, if at any time we utilize over 90% of our borrowing capacity under this facility, we must comply with a fixed charge coverage ratio test set forth in the facility documents. These covenants could restrict our operational flexibility, and any failure to comply with these covenants or our payment obligations would limit our ability to borrow under the secured revolving credit facility and, in certain circumstances, may allow the lenders thereunder to require repayment. For more information regarding our secured revolving credit facility, see “Description of Indebtedness.”

From the time of our acquisition by Value City in 1998 until the completion of our initial public offering in July 2005, DSW was not operated as an entity separate from Value City and Retail Ventures, and, as a result, our historical financial information may not be indicative of DSW’s historical financial results or future financial performance.
      Our consolidated financial information included in this prospectus may not be indicative of our future financial performance. This is because these statements do not necessarily reflect the historical financial condition, results of operations and cash flows of DSW as they would have been had we been operated during all the periods presented as a separate, stand-alone entity.
      Our consolidated financial information assumes that DSW, for the periods presented, had existed as a separate legal entity, and has been derived from the consolidated financial statements of Retail Ventures. Some costs have been reflected in the consolidated financial statements that are not necessarily indicative of the costs that we would have incurred had we operated as an independent, stand-alone entity for all periods presented. These costs include allocated portions of Retail Ventures’ corporate overhead, interest expense and income taxes.

We face security risks related to our electronic processing and transmission of confidential customer information. On March 8, 2005, Retail Ventures announced the theft of credit card and other purchase information relating to DSW customers. This security breach could materially adversely affect our reputation and business and subject us to liability.
      We rely on commercially available encryption software and other technologies to provide security for processing and transmission of confidential customer information, such as credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect customer transaction data. Compromises of these security systems could have a material adverse effect on our reputation and business, and may subject us to significant liabilities and reporting obligations. A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers’ willingness to shop in our stores and subject us to possible liability. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.
      As previously reported on March 8, 2005, Retail Ventures announced that it had learned of the theft of credit card and other purchase information from a portion of our customers. On April 18, 2005, Retail Ventures issued the findings from its investigation into the theft. The theft was of transaction information involving approximately 1.4 million credit cards and data from transactions involving approximately 96,000 checks.
      We and Retail Ventures contacted and continue to cooperate with law enforcement and other authorities with regard to this matter. We are involved in several legal proceedings arising out of this incident, including four putative class action lawsuits, which seek unspecified monetary damages, credit monitoring and other relief. Each of the four lawsuits seeks to certify a different class of consumers. One of the lawsuits seeks to certify a nationwide class that would include every consumer who used a credit card, debit card, or check to make purchases at DSW between November 2004 and March 2005 and whose transaction data was taken during the data theft incident. The other three lawsuits seek to certify classes of consumers that are limited geographically. Those cases use different putative class definitions to identify consumers who made purchases at certain stores in Ohio, Michigan, and Illinois.
      In connection with this matter, we entered into a consent order with the Federal Trade Commission, or FTC, which has jurisdiction over consumer protection matters. The FTC published the final order on March 14, 2006, and copies of the complaint and consent order are available from the FTC’s Web site at http://www.ftc.gov and also from the FTC’s Consumer Response Center, Room 130, 600 Pennsylvania Avenue, N.W., Washington, D.C. 20580.
      We have not admitted any wrongdoing or that the facts alleged in the FTC’s proposed unfairness complaint are true. Under the consent order, we will pay no fine or damages. We have agreed, however, to maintain a comprehensive information security program and to undergo a biannual assessment of such program by an independent third party.
      There can be no assurance that there will not be additional proceedings or claims brought against us in the future. We have contested and will continue to vigorously contest the claims made against us and will continue to explore our defenses and possible claims against others.
      We estimate that the potential exposures for losses related to this theft ranges from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft, the early stage of the lawsuits asserted against us and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, “Accounting for Contingencies,” we accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above, or $6.5 million. To our knowledge, no class action lawsuits brought by consumers alleging claims similar to those asserted in the putative class actions against us have been litigated against other merchants which have experienced similar data thefts. As the situation develops and more information becomes available to us, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material. As of April 29, 2006, the balance of the associated accrual for potential exposure was $4.6 million.
Risks Relating to Our Class A Common Shares and this Offering

The PIES may adversely affect the market price for our Class A Common Shares.
      The market price of our Class A Common Shares is likely to be influenced by the PIES. For example, the market price of our Class A Common Shares could become more volatile and could be depressed by (a) investors’ anticipation of the potential resale in the market of a substantial number of additional Class A Common Shares received upon exchange of the PIES, (b) possible sales of our Class A Common Shares by investors who view the PIES as a more attractive means of equity participation in us than owning our Class A Common Shares and (c) hedging or arbitrage trading activity that may develop involving the PIES and our Class A Common Shares.

We are controlled directly by Retail Ventures and indirectly by SSC, whose interests may differ from those of our other shareholders.
      As of April 29, 2006, Retail Ventures, a public corporation, owns 100% of our Class B Common Shares, which represents in excess of 63.1% of our outstanding Common Shares. These shares collectively represent approximately 93.2% of the combined voting power of our outstanding Common Shares. As of April 29, 2006, SSC owned approximately 42.8% of the outstanding common shares of Retail Ventures and beneficially owned approximately 53.6% (assumes issuance of (i) 8,333,333 shares of Retail Ventures common stock issuable upon the exercise of convertible warrants, (ii) 1,594,377 shares of Retail Ventures common stock issuable upon the exercise of term loan warrants, and (iii) 479,792 shares of Retail Ventures common stock issuable pursuant to the anti-dilution provisions of the term loan warrants) of the outstanding common shares of Retail Ventures. SSC, a privately held corporation, is controlled by Jay L. Schottenstein, the Chairman of the Board of Directors of DSW and Retail Ventures and the Chief Executive Officer of DSW, and members of his immediate family. Given their respective ownership interests, Retail Ventures and, indirectly, SSC, are able to control or substantially influence the outcome of all matters submitted to our shareholders for approval, including:

•	the election of directors;

•	mergers or other business combinations; and

•	acquisitions or dispositions of assets.
      The interests of Retail Ventures or SSC may differ from or be opposed to the interests of our other shareholders, and their control may have the effect of delaying or preventing a change in control that may be favored by other shareholders. See “Principal Shareholders” and “Certain Relationships and Related Party Transactions.”

SSC and Retail Ventures or its affiliates may compete directly against us.
      Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to Retail Ventures, SSC and us in the area of employee recruiting and retention. Any competition could intensify if Value City begins to carry an assortment of shoes in its stores similar to those found in our stores, target customers similar to ours or adopt a similar business model or strategy for its shoe businesses. Given that Value City is a wholly-owned subsidiary of Retail Ventures and DSW is not wholly-owned, Retail Ventures and SSC may be inclined to direct relevant corporate opportunities to them rather than us.
      Our amended and restated articles of incorporation provide that Retail Ventures and SSC are under no obligation to communicate or offer any corporate opportunity to us. In addition, Retail Ventures and SSC have the right to engage in similar activities as us, do business with our suppliers and customers and, except as limited by the master separation agreement, employ or otherwise engage any of our officers or employees. SSC and its affiliates engage in a variety of businesses, including, but not limited to, business and inventory liquidations and real estate acquisitions. The provisions also outline how corporate opportunities are to be assigned in the event that our, Retail Ventures’ or SSC’s directors and officers learn of corporate opportunities. See “Certain Relationships and Related Party Transactions — Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions.”

Some of our directors and officers also serve as directors and officers of Retail Ventures, and may have conflicts of interest because they may own Retail Ventures stock or options to purchase Retail Ventures stock, or they may receive cash- or equity-based awards based on the performance of Retail Ventures.
      Some of our directors and officers also serve as directors or officers of Retail Ventures and may own Retail Ventures stock or options to purchase Retail Ventures stock, or they may be entitled to participate in the Retail Ventures Incentive Plans as defined in “Management — Executive Compensation — Employee Incentive Plans.” Jay L. Schottenstein is our Chief Executive Officer and Chairman of the Board of Directors and Chairman of the Board of Directors of Retail Ventures; Heywood Wilansky is a director of DSW and Chief Executive Officer of Retail Ventures; Harvey L. Sonnenberg is a director of DSW and of Retail

Ventures; James A. McGrady is a Vice President of DSW and the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Retail Ventures; and Steven E. Miller is Senior Vice President and Controller of both DSW and Retail Ventures. The Retail Ventures Plans provide cash- and equity-based compensation to employees based on Retail Ventures’ performance. These employment arrangements and ownership interests or cash- or equity-based awards could create, or appear to create, potential conflicts of interest when directors or officers who own Retail Ventures stock or stock options or who participate in the Retail Ventures Plans are faced with decisions that could have different implications for Retail Ventures than they do for us. These potential conflicts of interest may not be resolved in our favor.

We do not expect to pay dividends in the foreseeable future.
      We anticipate that future earnings will be used principally to finance our retail expansion. Thus, we do not intend to pay cash dividends on our Common Shares in the foreseeable future. Provisions in our secured revolving credit facility may also restrict us from declaring dividends. Our board of directors will have sole discretion to determine the dividend amount, if any, to be paid. Our board of directors will consider a number of factors, including applicable provisions of Ohio corporate law, our financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors our board may deem relevant. For further description of our dividend policy, see “Dividend Policy.”

If our existing shareholders or holders of rights to purchase our Common Shares sell the shares they own, or if Retail Ventures distributes its Common Shares to its shareholders, it could adversely affect the price of our Class A Common Shares.
      The market price of our Class A Common Shares could decline as a result of market sales by our existing shareholders, including Retail Ventures, or a distribution of our Common Shares to Retail Ventures’ shareholders or the perception that such sales or distributions will occur. These sales or distributions also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We cannot predict the size of future sales of our Common Shares.
      As of April 29, 2006, there were 16,198,528 of our Class A Common Shares outstanding (including 17,453 shares of director stock units issuable pursuant to the terms of DSW’s equity incentive plan). Additionally, we have issued 131,300 restricted Class A Common Shares and stock units pursuant to the terms of DSW’s equity incentive plan. As of April 29, 2006, there were 27,702,667 of our Class B Common Shares outstanding, which are restricted securities within the meaning of Rule 144 under the Securities Act but are eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144.
      SSC, Cerberus and Millennium have the right to acquire our Class A Common Shares from Retail Ventures pursuant to warrant agreements they have with Retail Ventures. For further discussion of these warrant agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.” We, Retail Ventures, each of Retail Ventures’ executive officers and directors and SSC, as well as each of our executive officers and directors, have agreed to a “lock-up,” meaning that neither we nor they will sell any Common Shares without the prior consent of Lehman Brothers Inc. as the underwriter for the offering of the PIES for 90 days following the date of this prospectus, except to the extent necessary to allow for the transfer of our Class A Common Shares by Retail Ventures upon exercise of warrants for DSW Class A Common Shares by SSC, Cerberus or Millennium, or their permitted transferees. SSC may also transfer the warrants issued by Retail Ventures and held by it as of the date of this prospectus without such consent. See “Plan of Distribution — Lock-up Agreements.” These warrants are exercisable at the option of the holder into either Retail Ventures Common Shares or Class A Common Shares of DSW held by Retail Ventures.
      Upon the expiration of the lock-up period, all these Common Shares are eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Retail Ventures has registration rights with respect to its DSW Common Shares in specified circumstances pursuant to the master separation agreement. In addition, SSC and Cerberus (and any party to whom either of them transfers at least 15% of their interest in registrable DSW Common Shares) have the right to require that we register for resale in specified circumstances the Class A Common Shares issued to them upon exercise of their warrants, and each of these entities and Millennium will be entitled to participate in registrations initiated by the other entities. See “Certain Relationships and Related Party Transactions” for a discussion of Common Shares that may be sold into the public market in the future.

Our amended articles of incorporation, amended and restated code of regulations and Ohio state law contain provisions that may have the effect of delaying or preventing a change in control of DSW. This could adversely affect the value of your shares.
      Our amended articles of incorporation authorize our board of directors to issue up to 100,000,000 preferred shares and to determine the powers, preferences, privileges, rights (including voting rights) qualifications, limitations and restrictions on those shares, without any further vote or action by the shareholders. The rights of the holders of our Class A Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future. The issuance of preferred shares could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power of the Class A Common Shares.
      In addition, provisions of our amended articles of incorporation, amended and restated code of regulations and Ohio law, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our Common Shares. Among other things, these provisions establish a staggered board, require a supermajority vote to remove directors, and establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings. For further description of these provisions of amended articles of incorporation, amended and restated code of regulations and Ohio law, see “Description of Capital Stock — Anti-Takeover Effects of Certain Provisions of our Amended Articles of Incorporation, our Amended and Restated Code of Regulations and Ohio Law.”
Risks Relating to our Relationship with and Separation from Retail Ventures

The agreements we entered into with Retail Ventures in connection with our initial public offering could restrict our operations and adversely affect our financial condition.
      We and Retail Ventures have entered into a number of agreements governing our separation from and our relationship with Retail Ventures, including a master separation agreement and a shared services agreement. Accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties.
      We and Retail Ventures have entered into a tax separation agreement. The tax separation agreement governs the respective rights, responsibilities and obligations of Retail Ventures and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding taxes and related tax returns. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures’ shareholders, we and Retail Ventures have agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of DSW and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such tax matters last indefinitely. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Separation Agreements” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”

We may be prevented from issuing stock to raise capital, to effectuate acquisitions or to provide equity incentives to members of our management and board of directors.
      Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures’ shareholders, under the terms of our tax separation agreement, we have agreed that for so long as Retail Ventures continues to own greater than 50% of the voting control of our outstanding stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, Retail Ventures is currently subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of the Common Shares of DSW for so long as the non-convertible loan facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares (without regard to any limitations on exercisability of the warrants). Upon completion of the offering of the PIES by Retail Ventures, Retail Ventures will be released from these contractual obligations with its lenders as well as certain liens on the Common Shares of DSW in favor of these lenders and a lien granted to Value City. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. These restrictions may prevent us from issuing additional equity securities to raise capital, to effectuate acquisitions or to provide management or director equity incentives. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”

Our prior and continuing relationship with Retail Ventures exposes us to risks attributable to Retail Ventures’ businesses.
      Retail Ventures is obligated to indemnify us for losses that a party may seek to impose upon us or our affiliates for liabilities relating to the Retail Ventures business that are incurred through a breach of the master separation agreement or any ancillary agreement by Retail Ventures or its non-DSW affiliates, if such losses are attributable to Retail Ventures in connection with our initial public offering or are not expressly assumed by us under the master separation agreement. Any claims made against us that are properly attributable to Retail Ventures or Value City in accordance with these arrangements requires us to exercise our rights under the master separation agreement to obtain payment from Retail Ventures. We are exposed to the risk that, in these circumstances, Retail Ventures cannot, or will not, make the required payment. If this were to occur, our business and financial performance could be adversely affected. See “Certain Relationships and Related Party Transactions.”

Possible future sales of Class A Common Shares by Retail Ventures, SSC, Cerberus and Millennium could adversely affect prevailing market prices for the Class A Common Shares.
      The Class B Common Shares held by Retail Ventures are currently subject to liens in favor of SSC and Cerberus, as well as a lien granted to Value City. However, Retail Ventures may sell any and all of the Common Shares held by it upon the consent of these lenders, subject to applicable securities laws and the restrictions set forth below. For a discussion of these liens, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation” and “Description of Indebtedness.”

In addition, SSC, Cerberus and Millennium have the right to acquire from Retail Ventures our Class A Common Shares. Sales or distribution by Retail Ventures, SSC, Cerberus and Millennium of a substantial number of Class A Common Shares in the public market or to their respective shareholders, or the perception that such SSC, Cerberus and Millennium sales or distributions could occur, could adversely affect prevailing market prices for the Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      Retail Ventures has advised us that its current intent is to continue to hold all the Common Shares owned by it, except to the extent necessary to satisfy obligations under warrants it has granted to SSC, Cerberus, and Millennium and obligations under the PIES. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.” In addition, Retail Ventures is currently subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of our Common Shares for so long as the non-convertible loan facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares (without regard to any limitations on exercisability of the warrants). Upon completion of the offering of the PIES by Retail Ventures, Retail Ventures will be released from these contractual obligations with its lenders, as well as the liens on the Common Shares of DSW described above. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. In addition, Retail Ventures has agreed not to sell or otherwise dispose of any DSW Common Shares that Retail Ventures holds for a period of 90 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. as underwriter for the offering of the PIES, except to the extent necessary to allow for the transfer of our Class A Common Shares by Retail Ventures upon exercise of warrants by SSC, Cerberus or Millennium, or their permitted transferees, for DSW Class A Common Shares. See “Plan of Distribution — Lock-up Agreements.”
      If Retail Ventures were to require funds to service or refinance its indebtedness or to fund its operations in the future and could not obtain capital from alternative sources, it could seek to sell some or all of the DSW Common Shares that it holds in order to obtain such funds.
      Similarly, SSC, Cerberus and Millennium are not subject to any contractual obligation to retain Class A Common Shares they may acquire from Retail Ventures, except that SSC has agreed not to sell or otherwise dispose of any of our Common Shares for a period of 90 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc., though SSC may transfer the warrants issued by Retail Ventures and held by it as of the date of this prospectus without such consent. These warrants are exercisable at the option of the holder either into Retail Ventures’ common shares or into Class A Common Shares of DSW held by Retail Ventures. As a result, there can be no assurance concerning the period of time during which Retail Ventures, SSC, Cerberus or Millennium will maintain their respective beneficial ownership of Common Shares in the future. Retail Ventures, SSC and Cerberus (and any party to whom either of them transfers at least 15% of their interest in registrable DSW Common Shares) have registration rights with respect to their respective Common Shares, which would facilitate any future distribution, and SSC, Cerberus and Millennium will be entitled to participate in the registrations initiated by the other entities. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”

FORWARD-LOOKING STATEMENTS
      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including information incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriter for the offering of the PIES or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
      If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

USE OF PROCEEDS
      This prospectus relates only to our Class A Common Shares that Retail Ventures may deliver to the holders of the PIES. We will not receive any of the proceeds from the sale of the PIES or the delivery of Class A Common Shares to which this prospectus relates and will have no obligation with respect to the PIES.

THE SELLING SHAREHOLDER
      The selling shareholder of our Class A Common Shares offered hereby is Retail Ventures. As of April 29, 2006, Retail Ventures owned 27,702,667 of our Class B Common Shares, or in excess of 63.1% of our total outstanding Common Shares and 93.2% of the combined voting power of our outstanding Common Shares. Until the settlement of the PIES, Retail Ventures will retain all voting and other beneficial rights in the Class B Common Shares it pledges to secure the PIES, subject to liens in favor of the collateral agent for the benefit of the holders of the PIES. Pursuant to an exchange agreement with Retail Ventures, upon the request of Retail Ventures, we are required to exchange some or all of the Class B Common Shares held by Retail Ventures for Class A Common Shares, and we will deliver to the collateral agent such number of our Class A Common Shares as may be necessary to satisfy Retail Ventures’ obligations under the PIES upon receipt of notice from the collateral agent and exchange of a corresponding number of Class B Common Shares.
      Under the terms of the PIES offered by Retail Ventures, Retail Ventures will have an obligation to deliver (unless Retail Ventures elects to settle the PIES in cash), on                     , 2011 (or earlier if exchange is accelerated), a maximum of                     Class A Common Shares per $50 principal amount of PIES, and a maximum of                     Class A Common Shares in the aggregate, subject to exchange adjustments as provided in the PIES. The PIES will be exchanged into a number of Class A Common Shares equal to the exchange ratio, as provided in the PIES.

PRICE RANGE OF COMMON STOCK
      We completed our initial public offering on July 5, 2005. Our Class A Common Shares are listed for trading under the ticker symbol “DSW” on the NYSE. The following table sets forth the high and low sales prices of our Class A Common Shares as reported on the NYSE Composite Tape during the periods indicated. As of April 29, 2006, there were 5 holders of record of our Class A Common Shares and one holder of record of our Class B Common Shares.

	High	Low

Fiscal 2005:
Second Quarter	$27.50	$23.11
Third Quarter	27.32	17.50
Fourth Quarter	28.10	20.00
Fiscal 2006
First Quarter	32.61	26.32
Second Quarter (through June 22, 2006)	34.27	28.26

DIVIDEND POLICY
      We do not anticipate paying cash dividends on our Common Shares in the foreseeable future. Presently, we expect that all of our future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and general business conditions.
      In March 2005, we incurred intercompany indebtedness to fund a $165.0 million dividend to Retail Ventures. Additionally, in May 2005, we incurred intercompany indebtedness to fund a $25 million dividend to Retail Ventures. In July 2005, we repaid both of these notes in full from the net proceeds of our initial public offering.
      Our credit facility restricts the payment of dividends by us or our subsidiaries, other than dividends paid in stock, and cash dividends can only be paid to Retail Ventures by us up to the aggregate amount $5.0 million, less the amount of any loan advances made to Retail Ventures by us or our subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Indebtedness — Our Secured Revolving Credit Facility.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      We present below summary historical financial data. The following summary historical financial data (i) as of April 29, 2006 and April 30, 2005 were derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus, (ii) as of January 28, 2006 and January 29, 2005 and for each of fiscal years 2003, 2004 and 2005 were derived from our audited historical consolidated financial statements included elsewhere in this prospectus, and (iii) as of January 31, 2004, February 1, 2003 and February 2, 2002 and for each of fiscal years 2001 and 2002 were derived from our audited consolidated financial statements not included herein.

						For the
						Thirteen Weeks
	For the Fiscal Year Ended					Ended

	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06	4/30/05	4/29/06

	(Dollars in thousands except per share information and net sales per average gross square foot)
Statement of Income Data:
Net sales(1)	$523,509	$644,345	$791,348	$961,089	$1,144,061	$281,806	$316,487
Gross profit	$123,396	$158,756	$202,927	$270,211	$315,719	$82,798	$93,287
Operating profit(2)	$4,668	$17,781	$28,053	$56,109	$70,112	$15,053	$27,889
Net income(2)	$239	$8,060	$14,807	$34,955	$37,181	$6,980	$17,519
Earnings per share (basic and diluted)(3)	$0.01	$0.29	$0.53	$1.26	$1.00	$0.25	$0.40
Balance Sheet Data:
Total assets	$232,821	$295,703	$291,184	$395,437	$507,715	$507,715	$548,474
Working capital(4)	$60,121	$87,141	$103,244	$138,919	$238,528	$151,715	$258,423
Current ratio(5)	1.77	2.07	2.39	2.28	2.71	2.21	2.60
Long term obligations(6)	$325	$54,116	$35,000	$55,000	$—	$205,000	$—
Other Data:
Number of DSW stores:(7)
Beginning of period	78	104	126	142	172	172	199
New stores	26	22	16	31	29	7	5
Closed/re-categorized stores(7)	0	0	0	1	2	2	0

End of period	104	126	142	172	199	177	204
Comparable DSW stores (units)(8)	54	74	102	124	139	139	168
DSW total square footage at end of period(9)	2,583,295	3,180,006	3,571,498	4,372,671	5,061,642	4,502,278	5,167,201
Average gross square footage (10)	2,217,108	2,912,545	3,364,094	4,010,245	4,721,129	4,440,123	5,102,802
Net sales per average gross sq. ft.(11)	$230	$214	$214	$217	$217	$57	$56
Number of leased shoe departments at end of period	16	113	168	224	238	231	241
Total comparable store sales change(8)	0.0%	0.1%	5.9%	5.0%	5.4%	4.4%	4.2%

(1)	Includes net sales of leased shoe departments.

(2)	Results for the fiscal year ended January 28, 2006 and for the thirteen weeks ended April 30, 2005 include a $6.5 million pre-tax charge, and a $3.9 million after-tax charge in operating profit and net income, respectively, related to the reserve for estimated losses associated with the theft of credit card and other purchase information.

(3)	For fiscal 2001-2004, computed based upon 27.7 million shares outstanding. During fiscal 2001-2004, we were a wholly-owned subsidiary of Retail Ventures. For fiscal 2005, computed based upon a weighted average of 37.2 million basic shares outstanding and 37.3 million diluted shares outstanding. For the thirteen weeks ended April 30, 2005, computed based upon 27.7 million shares outstanding. For the thirteen weeks ended April 29, 2006, computed based upon a weighted average of 43.9 million basic shares outstanding and 44.1 million diluted shares outstanding.

(4)	Working capital represents current assets less current liabilities.

(5)	Current ratio represents current assets divided by current liabilities.

(6)	Comprised of borrowings under the Value City revolving credit facility to which we were previously a party.

(7)	Number of DSW stores for each fiscal period presented prior to fiscal 2005 includes two combination DSW/ Filene’s Basement stores which were re-categorized as leased shoe departments in the first quarter of fiscal 2005.

(8)	Comparable DSW stores and comparable leased shoe departments are those units that have been in operation for at least 14 months at the beginning of the fiscal year. Stores or leased shoe departments, as the case may be, are added to the comparable base at the beginning of the year and are dropped for comparative purposes in the month that they are closed.

(9)	DSW total square footage represents the total amount of square footage at the end of the period for DSW stores only; it does not reflect square footage of leased shoe departments.

(10)	Average gross square footage represents the monthly average of square feet for DSW stores only for each period presented and consequently reflects the effect of opening stores in different months throughout the period.

(11)	Net sales per average gross square foot is the result of dividing net sales for DSW stores only for the period presented by average gross square foot calculated as described in footnote 10 above.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our historical consolidated financial statements and the notes thereto, appearing elsewhere in this prospectus, including “Prospectus Summary — Summary Consolidated Financial Information,” “Capitalization” and “Selected Consolidated Financial and Operating Data.” The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and included elsewhere in this prospectus.
Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 204 DSW stores in 33 states as of April 29, 2006, with net sales of approximately $1.14 billion in fiscal 2005. We offer in our DSW stores a combination of selection, convenience and value that we believe differentiates us from our competitors such as mall-based department stores, national chains and independent shoe retailers and appeals to consumers from a broad range of socioeconomic and demographic backgrounds. In addition to operating DSW stores, as of April 29, 2006, we operated a total of 216 leased shoe departments for three non-affiliated retailers, including 158 leased shoe departments for Stein Mart; 57 for Gordman’s, Inc., or Gordmans; and one for Frugal Fannie’s Fashion Warehouse, or Frugal Fannie’s. As of April 29, 2006, we also operated 25 leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures. We plan to further strengthen our position as a leading specialty branded footwear retailer by pursuing three primary strategies for growth — expanding our store base, driving sales through enhanced merchandising and continuing to improve profitability.
      The first DSW store was opened in July 1991. From 1998 until the completion of our initial public offering in July 2005, we operated as a subsidiary of Retail Ventures and its predecessors, and our assets, liabilities and operating results were included in the financial statements of Value City Department Stores, Inc. or Retail Ventures since the time of our acquisition by Value City and the formation of Retail Ventures, respectively. Upon completion of our initial public offering, DSW became a publicly-traded company and operates its business as a stand-alone entity. For more information regarding the separation of the DSW business from Retail Ventures, please see “— Separation Agreements” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.” As of April 29, 2006, Retail Ventures owned approximately 27.7 million of our Class B Common Shares, or in excess of 63.1% of our outstanding shares, representing approximately 93.2% of the aggregate voting power of our outstanding Common Shares.
      We also operate leased shoe departments for three non-affiliated retailers and one affiliated retailer in our leased department segment. We entered into supply agreements to merchandise certain non-affiliated shoe departments in Stein Mart, Gordmans and Frugal Fannie’s stores as of July 2002, June 2004 and September 2003, respectively. We have operated leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures, since its acquisition by Retail Ventures in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. We own the merchandise, record sales of merchandise net of returns and sales tax, own the fixtures (except for Filene’s Basement) and provide supervisory assistance in these covered locations. Stein Mart, Gordmans, Frugal Fannie’s and Filene’s Basement provide the sales associates. We pay a percentage of net sales as rent.
      Our consolidated financial statements, which are discussed below, reflect the historical position, results of operations and cash flows of the DSW business, which has been transferred to us from Retail Ventures or other affiliates pursuant to the reorganization. They assume that DSW, for the periods presented, had existed as a separate legal entity. Our consolidated financial statements reflect the accounting policies adopted by

Retail Ventures in the preparation of its financial statements. Some costs have been reflected in the consolidated financial statements that are not necessarily indicative of the costs that DSW would have incurred had it operated as an independent, stand-alone entity for all periods presented. These costs include allocated portions of Retail Ventures’ corporate overhead, interest expense and income taxes.

Sources of Revenue
      DSW generates revenues by purchasing primarily in-season shoes and accessories directly from vendors for sale to customers in DSW stores and leased shoe departments. We have operated leased shoe departments in Filene’s Basement stores since April 2000, in Stein Mart stores since July 2002 and in Gordmans stores since June 2004.

Expansion Strategy
      The main growth strategy for our business is to increase total net sales through DSW store expansion while maintaining positive comparable store sales growth for DSW stores. We intend to open approximately 30 stores per year in each fiscal year from fiscal 2006 through fiscal 2010. As of April 29, 2006, we have signed leases for an additional 20 stores for fiscal 2006 and 2007. For fiscal 2006, we expect to spend $13.4 million and $20.0 million, respectively, for capital expenditures and inventory in connection with new DSW store openings. We expect to receive approximately $7.5 million in tenant allowances in connection with these store openings. We plan to finance investment in new DSW stores with cash flows from operating activities and may draw from our $150 million secured revolving credit facility if necessary. However, we may be unable to open new stores contemplated by our growth plan on a timely basis. For a further discussion of the risks associated with our growth strategy, see “Risk Factors — Risks Relating to Our Business.”
      We expect our expenses to increase as we operate the additional stores and support the increasing size of the business. However, we will strive to limit the growth rate of our expenses to a rate that is less than the growth rate of net sales. We expect the increase in net sales to come primarily from an increase in our market share, as we do not expect a significant increase in the total footwear market.
      We utilize economic and demographic information to select new DSW store locations that we believe will generate additional incremental sales with minimal negative effects on existing stores. The selection of stores is based on evaluating total sales expectations for the location, as well as the appropriateness of the size and rent. In the past, we have closed stores which have not been profitable, and we may do so again in the future. In addition, we have also moved stores to other locations in the same market. In fiscal years 2002, 2003, and 2004, we opened DSW stores that were approximately 6% larger than the average store size of a typical DSW store in prior fiscal years. In fiscal 2005, the average size of our new stores equaled the average size of our stores existing at the beginning of the year. However, to date, the sales volumes of these newer stores have been less than our average store sales, and, as a result, we have experienced a decrease in net sales per average gross square foot. As the newer stores increase their net sales and we open new stores sized to fit market potential, we expect to improve our net sales per gross square foot performance in the future. Beginning in fiscal 2006, we believe the average square footage of our new stores will be less than the current chain average.
      We anticipate that cash from operations, together with our existing cash, will be adequate to fund operating expenses, working capital, capital expenditures and our planned retail expansion. We may also draw from our $150 million secured revolving credit facility, if necessary. However, there can be no assurance as to the future availability of external financing or internally generated funds required to execute our DSW store expansion strategy as planned. For more information regarding our plans for funding our operations and expansion, see “— Liquidity and Capital Resources.”

Key Financial Measures
      In evaluating DSW’s results of operations, our management refers to a number of key financial and non-financial measures relating to the performance of our business. Among our key financial results are net sales, operating profit and net income. Non-financial measures that we use in evaluating our performance include number of DSW stores and leased shoe departments, net sales per average gross square foot for DSW stores, and change in comparable stores sales.
      The following describes certain line items set forth in our consolidated statement of income:
      Net Sales. We record net sales exclusive of sales tax and net of returns. For comparison purposes, we define stores or leased shoe departments as comparable or non-comparable. A store’s or leased shoe department’s sales are included in comparable sales if the store or leased shoe department has been in operation at least 14 months at the beginning of the fiscal year. Stores and leased shoe departments are excluded from the comparison in the month that they close. Stores that are remodeled or relocated are excluded from the comparison if there is a material change in the size of the store or if the store is relocated out of its area.
      Cost of Sales. Our cost of sales includes the cost of merchandise, distribution and warehousing (including depreciation), store occupancy (excluding depreciation), permanent and point of sale reductions, markdowns and shrinkage. Our fiscal 2005 cost of sales also reflects the impact of shared services.
      Operating Expenses. Operating expenses include expenses related to store selling, store management and store payroll costs, advertising, leased shoe department operations, store depreciation and amortization, pre-opening advertising and other pre-opening costs (which are expensed as incurred), corporate expenses for buying services, information services, depreciation expense for corporate cost centers, marketing, legal, finance, outside professional services, allocable costs from Retail Ventures and other corporate related departments and benefits for associates and related payroll taxes. Our fiscal 2005 operating expenses also reflect the cost of shared services and the cost of operating as a public company. Corporate level expenses are primarily attributable to operations at our corporate offices in Columbus, Ohio.

Fiscal Year; Seasonality
      We follow a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2005, 2004 and 2003 each consisted of 52 weeks. Our current fiscal year consists of 53 weeks.
      Our business is subject to seasonal trends. Our net sales, measured on a comparable stores basis, have typically been higher in spring and early fall, when our customers’ interest in new seasonal styles increases. Unlike many other retailers, we have not historically experienced a large increase in net sales during our fourth quarter associated with the winter holiday season.

Separation Agreements
      In connection with the completion of our initial public offering in July 2005, we entered into several agreements with Retail Ventures in connection with the separation of our business from the Retail Ventures group.
      Master Separation Agreement. The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also have agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
      Under the master separation agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its DSW Common Shares in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      Shared Services Agreement. Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, continue to operate as they did prior to our initial public offering.

We continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which became effective as of January 30, 2005, we provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and transportation management, site research, lease negotiation, store design and construction management. Retail Ventures provides us with services relating to import administration, risk management, information technology, tax, logistics, legal services, financial services, shared benefits administration and payroll and maintain insurance for us and for our directors, officers, and employees.
      The initial term of the shared services agreement expires at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
      Tax Separation Agreement. Until the completion of our initial public offering in July 2005, we had historically been included in Retail Ventures’ consolidated group, or the Consolidated Group, for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include Retail Ventures and/or certain of its subsidiaries, or a Combined Group, for state and local income tax purposes. We entered into a tax separation agreement with Retail Ventures that became effective upon consummation of our initial public offering. Pursuant to the tax separation agreement, we and Retail Ventures generally make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes paid by us is determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We have the right to review and comment on such pro forma tax returns. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
      Retail Ventures is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services provided to us by Retail Ventures, we pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services provided to us.
      Retail Ventures is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
      We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of the our outstanding stock. Following completion of our initial public offering in July 2005, we are no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.
      Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures shareholders. Nevertheless, we and Retail Ventures have set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of ours or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.

Critical Accounting Policies and Estimates.
      The preparation of our consolidated financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including, but not limited to, those related to inventory valuation, depreciation, amortization, recoverability of long-lived assets (including intangible assets), estimates for self insurance reserves for health and welfare, workers’ compensation and casualty insurance, customer loyalty program, income taxes, contingencies, litigation and revenue recognition. We base these estimates and judgments on our historical experience and other factors we believe to be relevant, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The process of determining significant estimates is fact-specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial and appraisal techniques. We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate.
      While we believe that our historical experience and other factors considered provide a meaningful basis for the accounting policies applied in the preparation of the consolidated financial statements, we cannot guarantee that our estimates and assumptions will be accurate. As the determination of these estimates requires the exercise of judgment, actual results inevitably will differ from those estimates, and such differences may be material to our financial statements.

      We believe the following represent the most significant accounting policies, critical estimates and assumptions, among others, used in the preparation of our consolidated financial statements:

•	Revenue Recognition. Revenues from merchandise sales are recognized at the point of sale and are net of returns and exclude sales tax. Revenue from gift cards is deferred and the revenue is recognized upon redemption of the gift cards.

•	Cost of Sales and Merchandise Inventories. Merchandise inventories are stated at the lower of cost, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail inventory method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross profit are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on our consolidated balance sheet is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns. Hence, earnings are negatively impacted as merchandise is marked down prior to sale. Reserves to value inventory at the lower of cost or market were $19.6 million on April 29, 2006 and $19.2 million on January 28, 2006. Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value or mark-on, markups of initial prices established, reductions in prices due to customers’ perception of value (known as markdowns), and estimates of losses between physical inventory counts, or shrinkage, which, combined with the averaging process within the retail inventory method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.

We include in the cost of sales expenses associated with warehousing, distribution and store occupancy. Warehousing costs are comprised of labor, benefits and other labor-related costs associated with the operations of the warehouse, which are primarily payroll-related taxes and benefits. The non-labor costs associated with warehousing include rent, depreciation, insurance, utilities and maintenance and other operating costs that are passed to us from the landlord. Distribution costs include the transportation of merchandise to the warehouse and from the warehouse to our stores. Store occupancy costs include rent, utilities, repairs, maintenance, insurance and janitorial costs and other costs associated with licenses and occupancy-related taxes, which are primarily real estate taxes passed to us by our landlords.

•	Asset Impairment and Long-lived Assets. We must periodically evaluate the carrying amount of our long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows from the asset. Our reviews are conducted at the lowest identifiable level, which includes a store. The impairment loss recognized is the excess of the carrying amount of the asset over its fair value, estimated on discounted cash flow. Should an impairment loss be realized, it will be included in cost of sales. The amount of impairment losses recorded in fiscal 2005 was $0.2 million, all of which was recorded in the fourth quarter. No impairment losses have been recorded during the thirteen weeks ended April 29, 2006. We believe at this time that the long-lived assets’ carrying values and useful lives continue to be appropriate. To the extent these future projections or our strategies change, our conclusion regarding asset impairment may differ from our current estimates.

•	Self-insurance Reserves. We record estimates for certain health and welfare, workers compensation and casualty insurance costs that are self-insured programs. These estimates are based on actuarial assumptions and are subject to change based on actual results. Should the total cost of claims for health and welfare, workers compensation and casualty insurance exceed those anticipated, reserves recorded may not be sufficient, and, to the extent actual results vary from assumptions, earnings would be impacted.

•	Customer Loyalty Program. We maintain a customer loyalty program for our DSW stores in which customers receive a future discount on qualifying purchases. The “Reward Your Style” program is designed to promote customer awareness and loyalty and provide us with the ability to communicate with our customers and enhance our understanding of their spending trends. Upon reaching the target spending level, customers may redeem these discounts on a future purchase. Generally, these future discounts must be redeemed within six months. We accrue the estimated costs of the anticipated redemptions of the discount earned at the time of the initial purchase and charge such costs to operating expense based on historical experience. The estimates of the costs associated with the loyalty program require us to make assumptions related to customer purchase levels and redemption rates. The accrued liability as of April 29, 2006 and January 28, 2006 was $10.2 million and $8.3 million, respectively. To the extent assumptions of purchases and redemption rates vary from actual results, earnings would be impacted.

•	Income Taxes. We are required to determine the aggregate amount of income tax expense to accrue and the amount which will be currently payable based upon tax statutes of each jurisdiction we do business in. In making these estimates, we adjust income based on a determination of generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on our balance sheet for temporary differences that will reverse in subsequent years. A valuation allowance is established against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. If our management had made these determinations on a different basis, our tax expense, assets and liabilities could be different.

Results of Operations
      As of April 29, 2006, we operated 204 DSW stores and leased shoe departments in 158 Stein Mart stores, 57 Gordmans stores, 25 Filene’s Basement stores and one Frugal Fannie’s store. We manage our operations in two segments, defined as DSW stores and leased departments. The leased departments are comprised of leased shoe departments in Stein Mart, Gordmans, Frugal Fannie’s and Filene’s Basement. The following table represents selected components of our historical consolidated results of operations, expressed as percentages of net sales:

	For the Fiscal Year Ended			For the	For the
				Thirteen Weeks	Thirteen Weeks
	January 31,	January 29,	January 28,	Ended	Ended
	2004	2005	2006	April 30,	April 29,
	(52 Weeks)	(52 Weeks)	(52 Weeks)	2005	2006

Net sales, including sales from leased departments	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	(74.4)	(71.9)	(72.4)	(70.6)	(70.5)

Gross profit	25.6	28.1	27.6	29.4	29.5
Operating expenses	(22.1)	(22.3)	(21.5)	(24.1)	(20.7)

Operating profit	3.5	5.8	6.1	5.3	8.8
Interest expense, net	(0.3)	(0.3)	(0.6)	(1.2)	0.4

Income before income taxes	3.2	5.5	5.5	4.1	9.2
Provision for income taxes	(1.3)	(1.9)	(2.3)	(1.6)	(3.7)

Net income	1.9%	3.6%	3.2%	2.5%	5.5%

Thirteen Weeks Ended April 29, 2006 Compared to Thirteen Weeks Ended April 30, 2005
      Net Sales. Net sales for the thirteen week period ended April 29, 2006 increased by 12.3%, or $34.7 million, to $316.5 million from $281.8 million in the thirteen week period ended April 30, 2005. Our comparable store sales in the first quarter of fiscal 2006 improved 4.2% compared to the first quarter of fiscal 2005. The increase in DSW sales includes a net increase of 27 DSW stores and ten non-affiliated leased shoe departments. The DSW store locations opened subsequent to April 30, 2005 added $21.1 million in sales for the quarter ended April 29, 2006, while the leased shoe departments opened subsequent to April 30, 2005 added $1.0 million for the quarter ended April 29, 2006. Leased shoe department sales comprised 10.3% of total net sales in the first quarter of fiscal 2006, compared to 10.8% in the first quarter of fiscal 2005.
      For the first quarter of fiscal 2006, DSW comparable store sales increased in women’s by 5.5%, athletic by 3.2%, men’s by 1.7%, and accessories by 3.1%. Sales increases in the women’s category were driven by increases in the seasonal classes, while the increase in the athletic category was the result of an increase in the women’s and men’s fashion classes. The increase in men’s was driven by the young men’s class. The increase in the accessories category was driven by an increase in gifts.
      Gross Profit. Gross profit increased $10.5 million to $93.3 million in the first quarter of fiscal 2006 from $82.8 million in the first quarter of fiscal 2005, and increased as a percentage of net sales from 29.4% in the first quarter of fiscal 2005 to 29.5% in the first quarter of fiscal 2006. The margin for the first quarter of fiscal 2006 was positively affected by an increased initial markup, a reduction of the internal shrink accrual rate to the comparable prior year period and decreased warehouse expense. Those positive factors were mostly offset by an increase in markdowns and increase in occupancy expense. The store occupancy expense increased from 12.6% of net sales in the first quarter of fiscal 2005 to 12.9% of net sales in the first quarter of fiscal 2006. The increase in store occupancy expense is the result of increases in lease expense for new stores. Warehouse expense as a percentage of net sales decreased from 1.7% in the first quarter of fiscal 2005 to 1.1% in the first quarter of fiscal 2006. The decrease in warehouse expense is the result of improved operational efficiencies achieved through the use of electronic shipping information and increased unit volumes.
      Operating Expenses. For the first quarter of fiscal 2006, operating expenses decreased $2.3 million to $65.4 million from $67.7 million in the first quarter of fiscal 2005, which represented 20.7% and 24.1% of net sales, respectively. The favorable operating percent was in part the result of leveraging store expenses and marketing, and a reduction in pre-opening costs. In addition, operating costs for the first quarter of fiscal 2005 included a charge of $6.5 million related to an estimate for potential losses related to the theft of credit card and other purchase information. Operating expenses for the first quarter of fiscal 2006 include $0.9 million in pre-opening costs compared to $1.5 million in pre-opening costs in the first quarter of fiscal 2005. Pre-opening costs are expensed as incurred and therefore do not necessarily reflect expenses for the stores opened in a given fiscal period. Included in operating expenses is the related operating cost, excluding occupancy, associated with operating the leased shoe departments. The DSW stores and leased shoe departments that opened subsequent to April 30, 2005 added $3.4 million in expenses compared to the first quarter of fiscal 2005, excluding pre-opening and occupancy (excluding depreciation and amortization) expenses.
      Operating Profit. Operating profit was $27.9 million in the first quarter of fiscal 2006 compared to $15.1 million in the first quarter of fiscal 2005, and increased as a percentage of net sales from 5.3% in the first quarter of fiscal 2005 to 8.8% in the first quarter of fiscal 2006. Operating profit as a percentage of net sales was impacted by the leveraging of operating expenses and the estimate for potential losses related to the theft of credit card and other purchase information that was incurred in the first quarter of the prior fiscal year.
      Interest Income (Expense). Interest income for the first quarter of fiscal 2006 was $1.3 million as compared to $3.5 million of interest expense for the first quarter of fiscal 2005. Interest income for the quarter was the result of investment activity from funds generated by our initial public offering in July 2005 and from operations. The interest expense incurred in the first quarter of fiscal 2005 includes $2.7 million of interest due to RVI relating to $165.0 million of indebtedness incurred to fund a dividend and $0.7 million of interest on direct borrowings under the Value City Revolving Credit Facility.
      Income Taxes. Our effective tax rate for the first quarter of fiscal 2006 was 40.0%, compared to 39.5% for the first quarter of fiscal 2005.
      Net Income. For the first quarter of fiscal 2006, net income increased $10.5 million, or 151.0%, over the first quarter of fiscal 2005 and represented 5.5% and 2.5% of net sales, respectively. This increase was primarily the result of the decrease in operating expenses due to the leveraging of operating expenses and the $6.5 million charge in the first quarter of the prior fiscal year for estimated potential losses related to the theft of credit card and other purchase information and the interest income during the period as opposed to having interest expense in the prior fiscal year.
Fiscal Year Ended January 28, 2006 (Fiscal 2005) Compared to Fiscal Year Ended January 29, 2005 (Fiscal 2004)
      Net Sales. Net sales for the fifty-two weeks ended January 28, 2006 increased by 19.0%, or $183.0 million, to $1.14 billion from $961.1 million in the fifty-two week period ended January 29, 2005. Our comparable store sales in fiscal 2005 improved 5.4% compared to the previous fiscal year. The increase includes an increase of 29 new DSW stores, 11 non-affiliated leased shoe departments and one Filene’s Basement leased shoe department, during fiscal 2005. The new DSW locations added $59.8 million in sales compared to fiscal 2004, while the new leased shoe departments added $3.7 million. Leased shoe department sales comprised 10.5% of total net sales in fiscal 2005, compared to 9.4% in fiscal 2004.
      Compared with fiscal 2004, DSW comparable store sales for fiscal 2005 increased in women’s 6.8%, athletic 6.4%, men’s 3.8% and decreased in accessories 6.4%. Sales increases in women’s were across all categories; dress, casual and seasonal. The seasonal performance of boots drove the women’s increase with a 19.7% increase for the year. The increase in athletic was driven by women’s, and specifically women’s fashion athletic. The increase in men’s was driven by an expanded assortment offering in casual and fashion. The decrease in accessories was due to a narrowing of the offering in gift products.
      Gross Profit. Gross profit increased $45.5 million to $315.7 million in fiscal 2005 from $270.2 million in fiscal 2004, and decreased as a percentage of net sales from 28.1% in fiscal 2004 to 27.6% in fiscal 2005. The decrease is primarily attributable to increased markdowns in all categories as we executed all of our planned clearance rotations. In fiscal 2004, we did not undertake one of our planned clearance rotations in the third quarter. The decrease was partially offset by an increase in initial markup. The increase in initial markups is the result of increased average unit retail prices and the ability to buy at lower costs, which is due to the fact that we placed larger orders. We are not expecting to continue increasing our initial mark up at the same pace as prior years. Warehouse expense as a percentage of net sales decreased from 2.2% in fiscal 2004 to 1.4% in fiscal 2005. The decrease in warehouse expense is the result of improved operational efficiencies achieved through the use of electronic shipping information, increased unit volumes and the application of the shared service agreement for the full year. This decrease in warehouse expense was partially offset by increases in store occupancy, from 12.9% of net sales in fiscal 2004 to 13.4% of net sales in fiscal 2005. The increase in the store occupancy was the result of an increase in the penetration of the leased business compared to the total.
      Operating Expenses. For fiscal 2005, operating expenses increased $31.5 million from $214.1 million in fiscal 2004 to $245.6 million in fiscal 2005. Operating expenses represented 22.3% of net sales in fiscal 2004 and 21.5% of net sales in fiscal 2005. Operating expenses for fiscal 2005 include $7.7 million in pre-opening costs compared to $10.8 million in the prior fiscal year. Pre-opening costs are expensed as incurred and therefore do not necessarily reflect expenses for the stores opened in a given fiscal year. Included in operating expenses is the related operating cost associated with operating the leased shoe departments, excluding occupancy. The new DSW stores and leased shoe departments added $9.9 million in expenses compared to fiscal 2004, excluding pre-opening expenses. Fiscal 2005 operating expenses also included a $6.5 million charge related to the theft of credit card and other purchase information discussed below.
      During the first quarter of fiscal 2005, we accrued an estimated liability related to the theft of credit card and other purchase information. Potential exposures for losses related to stolen information were estimated to fall within a range of approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, Accounting for

Contingencies, we have accrued a charge to operations equal to the low end of the range set forth above, or $6.5 million. At January 28, 2006 the balance of the reserve was approximately $4.8 million.
      Operating Profit. Operating profit was $70.1 million in fiscal 2005 compared to $56.1 million in fiscal 2004, and increased as a percentage of net sales from 5.8% in fiscal 2004 to 6.1% in fiscal 2005. Operating profit was positively affected by the full year of operations for our DSW stores and leased shoe departments opened in fiscal 2004.
      Interest Expenses. Interest expense, net of interest income, was $7.5 million in fiscal 2005 compared to $2.7 million in fiscal 2004. Interest expense increased in fiscal 2005 as a result of interest paid to Retail Ventures related to dividends paid via a note prior to our initial public offering. Interest expense includes the amortization of debt issuance costs of $0.6 million and $0.5 million in fiscal 2005 and fiscal 2004, respectively. As of January 28, 2006, we had no debt.
      Income Taxes. Our effective tax rate for fiscal 2005 was 40.6%, compared to 34.5% for fiscal 2004. The favorable rate experienced in fiscal 2004, primarily in the fourth quarter, was driven by several factors which included the deductibility of certain expenses associated with the termination benefits of the former Chief Executive Officer of Retail Ventures, among others.
Fiscal Year Ended January 29, 2005 (Fiscal 2004) Compared to Fiscal Year Ended January 31, 2004 (Fiscal 2003)
      Net Sales. Net sales for the fifty-two weeks ended January 29, 2005 increased by 21.4%, or $169.8 million, to $961.1 million from $791.3 million in the fifty-two week period ended January 31, 2004. Our comparable store sales in fiscal 2004 improved 5.0% compared to the previous fiscal year. The increase includes a net increase of 30 new DSW stores, 51 non-affiliated leased shoe departments and five Filene’s Basement leased shoe departments in fiscal 2004. The new DSW locations added $82.0 million in sales compared to fiscal 2003, while the new leased shoe departments added $12.7 million. Leased shoe department sales comprised 9.4% of total net sales in fiscal 2004, compared to 8.9% in fiscal 2003.
      Compared with fiscal 2003, DSW comparable store sales increased in women’s 4.3%, athletic 11.6% and accessories 9.6%, and decreased in the men’s category by 0.3%. Sales increases in women’s were driven by increases in dress, better and sandals in the spring and women’s casual in the fall. The increase in athletic was the result of sales increases in fashion athletic in both the men’s and women’s categories. The increase in accessories was the result of additional new merchandise being offered.
      Gross Profit. Gross profit increased $67.3 million to $270.2 million in fiscal 2004 from $202.9 million in fiscal 2003, and increased as a percentage of net sales from 25.6% in fiscal 2003 to 28.1% in fiscal 2004. This increase is primarily attributable to increased initial markups and a decrease in markdowns when compared to the prior fiscal year. The initial markup increase is the result of increased average unit retail prices and the ability to buy at lower costs, which is due to the fact that we placed larger orders. The decreased markdowns relate to the fact that we did not execute a planned rotation of clearance due to our favorable clearance position in September 2004. Warehouse expense as a percentage of net sales decreased from 2.5% in fiscal 2003 to 2.2% in fiscal 2004. The decrease in warehouse expense is the result of improved operational efficiencies achieved through the use of electronic shipping information and increased unit volumes. This decrease in warehouse expense was partially offset by increases in store occupancy, from 12.8% of net sales in fiscal 2003 to 12.9% of net sales in fiscal 2004.
      Operating Expenses. For fiscal 2004, operating expenses increased $39.2 million from $174.9 million in fiscal 2003 to $214.1 million in fiscal 2004. Operating expenses represented 22.1% of net sales in fiscal 2003 and 22.3% of net sales in fiscal 2004. Operating expenses for fiscal 2004 include $10.8 million in pre-opening costs compared to $5.1 million in the prior fiscal year. Pre-opening costs are expensed as incurred and therefore do not necessarily reflect expenses for the stores opened in a given fiscal year. Included in operating expenses is the related operating cost associated with operating the leased shoe departments, excluding occupancy. The new DSW stores and leased shoe departments added $14.8 million in expenses compared to fiscal 2003, excluding pre-opening expenses.

      Operating Profit. Operating profit was $56.1 million in fiscal 2004 compared to $28.1 million in fiscal 2003, and increased as a percentage of net sales from 3.5% in fiscal 2003 to 5.8% in fiscal 2004. Operating profit was positively affected by the full year of operations for our DSW stores and leased shoe departments opened in fiscal 2003.
      Interest Expense. Interest expense, net of interest income, was $2.7 million in each of fiscal 2004 and fiscal 2003. Interest expense in fiscal 2004 was the result of an increase in the average weighted borrowing rate, offset in part by a decrease in average weighted borrowings. Interest expense includes the amortization of debt issuance costs of $0.5 million in each of fiscal 2004 and fiscal 2003.
      Income Taxes. Our effective tax rate for fiscal 2004 was 34.5%, compared to 41.5% for fiscal 2003. The favorable rate experienced in fiscal 2004, primarily in the fourth quarter, was driven by several factors which included the deductibility of certain expenses associated with the termination benefits of the former Chief Executive Officer of Retail Ventures, among others. The favorable effective tax rate is not expected to continue into the future as DSW anticipates its effective tax rate will approximate its statutory rate.
Quarterly Results

Quarterly Operations Data
      The following tables set forth unaudited quarterly condensed consolidated statements of operations data, expressed in thousands of dollars. This quarterly information is unaudited, but has been prepared on the same basis as the annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, reflects all adjustments necessary for a fair representation of the information for the periods presented. This quarterly condensed statement of income data should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Results of operations for any quarter are not necessarily indicative of results for any future period or for the full fiscal year.

	Thirteen Weeks Ended

	April 30,	July 30,	October 29,	January 28,	April 29,
	2005	2005	2005	2006	2006

	(In thousands except per share data)
Net sales	$281,806	$276,211	$302,240	$283,804	$316,487
Cost of sales	(199,008)	(199,848)	(219,221)	(210,265)	(223,200)

Gross profit	82,798	76,363	83,019	73,539	93,287
Operating expenses	(67,745)	(55,675)	(65,292)	(56,895)	(65,398)

Operating profit	15,053	20,688	17,727	16,644	27,889
Interest (expense) income, net:
Non-related	(849)	(1,092)	149	879	1,324
Related parties	(2,672)	(3,920)	—	—	—

Income before income taxes	11,532	15,676	17,876	17,523	29,213
Income taxes expense	(4,552)	(6,425)	(6,965)	(7,484)	(11,694)

Net income	$6,980	$9,251	$10,911	$10,039	$17,519

Earnings per share(1):
Basic	$0.25	$0.28	$0.25	$0.23	$0.40
Diluted	$0.25	$0.28	$0.25	$0.23	$0.40

	Thirteen Weeks Ended

	May 1,	July 31,	October 30,	January 29,
	2004	2004	2004	2005

	(In thousands except per share data)
Net sales	$232,559	$234,403	$262,444	$231,683
Cost of sales	(164,972)	(167,464)	(184,991)	(173,451)

Gross profit	67,587	66,939	77,453	58,232
Operating expenses	(53,782)	(51,305)	(60,664)	(48,351)

Operating profit	13,805	15,634	16,789	9,881
Interest expense, net:
Non-related	(726)	(745)	(989)	(274)
Related parties	—	—	—	—

Income before income taxes	13,079	14,889	15,800	9,607
Provision for income taxes	(5,263)	(5,992)	(6,358)	(807)

Net income	$7,816	$8,897	$9,442	$8,800

Basic and diluted earnings per share(1)	$0.28	$0.32	$0.34	$0.32

(1)	The earnings per share calculations for each quarter are based upon the applicable weighted average shares outstanding for each period and may not necessarily be equal to the full year share amount.
Seasonality
      Our business, measured in terms of net sales, is subject to seasonal trends. Our net sales, measured on a comparable stores basis, have typically been higher in spring and early fall, when our customers’ interest in new seasonal styles increases. Unlike many other retailers, we have not historically experienced a large increase in net sales during our fourth quarter associated with the winter holiday season.
Liquidity and Capital Resources

Overview
      Our primary ongoing cash requirements are for seasonal and new store inventory purchases, capital expenditures in connection with our expansion, the remodeling of existing stores and infrastructure growth. Since our initial public offering in July 2005, we have funded our expenditures with cash flows from operations. Prior to the initial public offering, we funded our expenditures with cash flows from operations and borrowings under the credit facilities to which we had been a party. Our working capital and inventory levels typically build seasonally. We believe that we will be able to continue to fund our operating requirements and the expansion of our business pursuant to our growth strategy in the future with existing cash, cash flows from operations and borrowings under the DSW secured revolving credit facility, if necessary.
      $150 Million Secured Revolving Credit Facility. Simultaneously with the amendment and restatement of the Value City revolving credit facility described below, DSW entered into a new $150 million secured revolving credit facility with a term of five years. Under this facility, we and our subsidiary, DSWSW, are named as co-borrowers. The DSW facility has borrowing base restrictions and provides for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under the secured revolving credit facility are secured by a lien on substantially all of our and our subsidiary’s personal property and a pledge of our shares of DSWSW. In addition, our secured revolving credit facility contains usual and customary restrictive covenants relating to our management and the operation of our business. These covenants will, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. In addition, if at any time we utilize over 90% of our borrowing capacity under this facility, we must comply with a fixed charge coverage ratio test set forth in the facility documents. At April 29, 2006 and January 28, 2006, $141.0 million and $136.4 million was available under the $150 million secured revolving credit facility and no direct borrowings were outstanding. At April 29, 2006 and January 28, 2006, $9.0 million and $13.6 million in letters of credit were issued and outstanding.

Transactions with Retail Ventures
      Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in New York, New York. In connection with the lease, Retail Ventures has agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.
      Intercompany Accounts. Prior to the completion of our initial public offering in July 2005, DSW and Retail Ventures used intercompany transactions in the conduct of their operations. Under this arrangement, Retail Ventures acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all Retail Ventures’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by Retail Ventures. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on our balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with Retail Ventures.
      Following completion of our initial public offering, DSW’s intercompany activities have been limited to those arrangements set forth in the shared services agreement and the other agreements between DSW and Retail Ventures. DSW no longer concentrates its cash from the sale of merchandise into Retail Ventures’ accounts but into its own DSW accounts. DSW pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements between DSW and Retail Ventures.

The DSW Separation from Retail Ventures
      Upon completion of our initial public offering in July 2005, Retail Ventures amended or amended and restated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and/or co-guarantor. DSW is no longer a party to any of these agreements.
      The Value City Revolving Credit Facility. Prior to completion of our initial public offering in July 2005, we were party to a Loan and Security Agreement, as amended, entered into with National City Business Credit, Inc., or National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. Upon the completion of our initial public offering, this revolving credit agreement was amended and restated and we were released from our obligations as a party thereto.
      The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and we were released from our obligations as a party thereto.
      Under the terms of this term loan agreement, SSC and Cerberus each provided us, Value City and the other Retail Ventures affiliates named as co-borrowers with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. In connection with the second tranche of these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay Capital Funding LLC, or Back Bay, bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium Partners, L.P. purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment. The term loans’ stated rate of interest per annum through June 11, 2004 was 14% if paid in cash and 15% if the co-borrowers elected a paid-in-kind, or PIK, option. During the first two years of the term loans, the co-borrowers could elect to pay all interest in PIK. During the final two years of the term loans, the stated rate of interest was 15.0% if paid in cash or 15.5% if by PIK, and the PIK option was limited to 50% of the interest due. For fiscal 2002 and fiscal 2003, the co-borrowers elected to pay interest in cash.
      In connection with the amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, Cerberus and Millennium the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the anti-dilution provisions), (ii) acquire from Retail Ventures our Class A Common Shares at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof.
      Assuming an exercise price per share of $19.00, SSC and Cerberus would each receive from Retail Ventures 328,915 of our Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised these warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of DSW Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of our Class B Common Shares held by Retail Ventures for Class A Common Shares.
      The Value City Senior Subordinated Convertible Loan Facility. Prior to completion of our initial public offering in July 2005, we were a co-guarantor under the Amended and Restated Senior Subordinated Convertible Loan Agreement, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Upon the completion of our initial public offering, this convertible loan agreement was amended and restated and we are no longer a party thereto.
      In connection with the amendment and restatement of this convertible loan agreement, Retail Ventures repaid $25 million of this facility and the convertible loan was converted into a non-convertible loan. The capital stock of DSW held by Retail Ventures currently secures the non-convertible loan. This lien will be released upon completion of the PIES offering by Retail Ventures. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. In connection with the amendment and restatement of the convertible loan agreement in July 2005, Retail Ventures agreed to issue to SSC and Cerberus convertible warrants which are exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the convertible warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to anti-dilution provisions), (ii) acquire from Retail Ventures our Class A Common Shares at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof.

      On March 13, 2006, Retail Ventures issued 2,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. The common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $9,000,000. On April 26, 2006, Retail Ventures issued an additional 3,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. These common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $13,500,000. Following this exercise, Cerberus’ remaining convertible warrants entitle Cerberus to acquire 789,474 of our Class A Common Shares (subject to anti-dilution provisions) if they exercise their remaining warrants exclusively for DSW Common Shares. As of April 29, 2006, SSC would receive 1,973,684 of our Class A Common Shares from Retail Ventures (subject to anti-dilution provisions) if they exercised these warrants exclusively for DSW Common Shares.
      Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      Value City Intercompany Note. The capital stock of DSW held by Retail Ventures currently secures a $240 million Value City intercompany note made payable by Retail Ventures to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to Retail Ventures on that date. Under the terms of the Value City intercompany note, the lien granted to Value City on the DSW capital stock held by Retail Ventures will be released upon written notice that warrants held by Cerberus, SSC and Millennium are to be exercised in exchange for DSW capital stock held by Retail Ventures and to be delivered by Retail Ventures upon the exercise of such warrants. The lien will also be released upon repayment of the note in full. In connection with the offering of the PIES by Retail Ventures, the lien on the DSW capital stock that secures the Value City intercompany note will be released and the approximately $49.7 million remaining balance of the Value City intercompany note will be repaid.
      The $165.0 Million Intercompany Note. In March 2005, we incurred intercompany indebtedness to fund a $165.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      The $25.0 Million Intercompany Note. In May 2005, we incurred intercompany indebtedness to fund a $25.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      Cross-Corporate Guarantees. We previously entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guaranteed payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. In July 2005, we terminated these cross-corporate guarantees and no amounts remain guaranteed by us.

Operating Activities
      For the thirteen week period ended April 29, 2006, our net cash provided by operations was $38.2 million, compared to $25.8 million provided by operations for the thirteen week period ended April 30, 2005. The $12.4 million increase in cash provided by operations over the comparable period is primarily due to increased net income and an increase in accounts payable partially offset by an increase in inventory.
      Net working capital increased $19.9 million to $258.4 million at April 29, 2006 from $238.5 million at January 28, 2006, primarily due to increased cash and inventory related to new stores opened in fiscal 2006. Current assets divided by current liabilities at April 29, 2006 and January 28, 2006 were 2.6 and 2.7, respectively.

      We operate all our stores, warehouses and corporate office space from leased facilities. Lease obligations are accounted for either as operating leases or as capital leases. We disclose in the notes to the financial statements included elsewhere in this prospectus the minimum payments due under operating or capital leases.

Investing Activities
      For fiscal 2005, our cash used in investing activities amounted to $25.3 million compared to $33.9 million for fiscal 2004. For each fiscal year from fiscal 2003 through fiscal 2005, our cash used in investing activities consisted of capital expenditures. Cash used for capital expenditures was $25.3 million, $33.9 million, and $22.1 million for fiscal 2005, fiscal 2004, and fiscal 2003, respectively. Capital expenditures were related primarily to new stores.
      Our future capital expenditures will depend primarily on the number of new stores we open, the number of existing stores we remodel and the timing of these expenditures. In fiscal 2005, we opened 29 new DSW stores. We plan to open approximately 30 stores per year in each fiscal year from fiscal 2006 through fiscal 2010. During fiscal 2005, the average investment required to open a typical new DSW store was approximately $1.4 million. Of this amount, gross inventory typically accounted for $680,000, fixtures and leasehold improvements typically accounted for $460,000 (prior to tenant allowances) and pre-opening advertising and other pre-opening expenses typically accounted for $280,000. We plan to finance investment in new stores with existing cash and cash flows from operating activities, and may draw upon our revolving credit facility, if necessary.

Financing Activities
      For fiscal 2005, our net cash provided by financing activities was $32.4 million, compared to $19.9 million for fiscal 2004, and net cash used by financing activities of $19.2 million in fiscal 2003. The cash provided of $32.4 million in fiscal 2005 was primarily the result of the proceeds from the sale of stock from our initial public offering, offset by the amounts we paid to Retail Ventures for our intercompany indebtedness arising from our dividends to Retail Ventures and the repayment of our obligations under our prior credit facilities.
Contractual and Other Obligations
      We have the following minimum commitments under contractual obligations, as defined by the Securities and Exchange Commission, or SEC. A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions; and the approximate timing of the transaction. Other long-term liabilities are defined as long-term liabilities that are reflected on our balance sheet in accordance with GAAP. Based on this definition, the table below includes only those contracts which include fixed or minimum obligations. It does not include normal purchases, which are made in the ordinary course of business.

      The following table provides aggregated information about contractual obligations and other long-term liabilities as of January 28, 2006:
Contractual Obligations

	Payments Due by Period

						No
		Less than			More than	Expiration
	Total	1 Year	1-3 Years	3-5 Years	5 Years	Date

	(Dollars in thousands)
Long-term debt	$—	$—	$—	$—	$—	$—
Capital lease and operating lease obligations(1)	804,322	91,666	184,028	173,870	354,758	—
Construction commitments(2)	299	299	—	—	—	—
Purchase obligations(3)	495	375	120	—	—	—

Total	$805,116	$92,340	$184,148	$173,870	$354,758	$—

(1)	Our operating leases require us to pay for common area maintenance costs and real estate taxes. In fiscal 2005, these common area maintenance costs and real estate taxes represented 30.1% of our required lease payments. These costs and taxes vary year by year and are based almost entirely on actual costs incurred and taxes paid incurred by the landlord. As such, they are not included in the lease obligations presented above.

(2)	Construction commitments include capital items to be purchased for projects that were under construction, or for which a lease had been signed, as of January 28, 2006.

(3)	Many of our purchase obligations are cancelable by us without payment or penalty, and we have excluded such obligations, along with all associate employment and intercompany obligations.
      We had outstanding letters of credit that totaled approximately $9.0 million at April 29, 2006 and $13.6 million at January 28, 2006. If certain conditions are met under these arrangements, we would be required to satisfy the obligations in cash. Due to the nature of these arrangements and based on historical experience, we do not expect to make any significant payment outside of terms set forth in these arrangements.
      As of April 29, 2006, we have entered into various construction commitments, including capital items to be purchased for projects that were under construction, or for which a lease has been signed. Our obligations under these commitments aggregated to approximately $0.3 million as of April 29, 2006. In addition, as of April 29, 2006, we have signed lease agreements for 20 new store locations with annual rent of approximately $7.6 million. In connection with the new lease agreements, we will receive approximately $5.8 million of tenant allowances, which will reimburse us for expenditures at these locations.
      We operate all our stores, warehouses and corporate office space from leased facilities. Lease obligations are accounted for either as operating leases or as capital leases based on lease by lease review at lease inception. We had no capital leases outstanding as of April 29, 2006.
      On July 5, 2005, subsequent to our initial public offering, we paid in full the principal balance of both the $165 million and $25 million dividend notes plus accrued interest of approximately $6.6 million to Retail Ventures, $20 million outstanding on DSW’s old secured revolving credit facility and a $10 million intercompany advance from Retail Ventures used to pay down on the outstanding old credit facility borrowing.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), or SFAS No. 123R, Share-Based Payment. This statement revised SFAS No. 123, Accounting for Stock-Based Compensation, and requires companies to expense the value of employee stock options and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005. No stock options or similar awards have been granted by DSW as of fiscal years 2004 and 2003. In April 2005, the SEC delayed the compliance date for SFAS 123R until the beginning of our fiscal year 2006. We will utilize the modified prospective method of adoption. We expect that the impact of adoption of SFAS 123R to our results of operations will be similar, on an annualized basis, to the pro forma disclosures presented in Note 3 of the Notes to our Consolidated Financial Statements.
      In November 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, or FIN 47 which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. Conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are dependent on a future event that may or may not be within the control of the entity. While the timing and/or method of settlement is unknown, the obligation to perform the asset retirement obligation is unconditional. FIN 47 requires that the fair value of the asset retirement activity be recorded when it can be reasonably estimated. The adoption of FIN 47 during the fourth quarter of fiscal 2005 did not have a material impact on our financial position or results of operations.
Proposed Accounting Standards
      An exposure draft of the proposed interpretation of FASB Statement No. 109, Accounting for Uncertain Tax Provisions, was issued in July 2005. The exposure draft contains proposed guidance on the recognition and measurement of uncertain tax positions. If adopted as proposed, we would be required to recognize, in our financial statements, the best estimate of the impact of a tax position, only if that tax position is probable of being sustained on audit based solely on the technical merits of the position. The proposed effective date for the interpretation was originally scheduled for December 31, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. In January 2006, FASB decided to make forthcoming rules on certain tax positions effective in 2007. FASB also moved to a view that such recognition should be changed from the tax position being “probable of being sustained on audit based solely on the technical merits of the position” to a less stringent benchmark of “more likely than not” that the position would be sustained on audit or final resolution through legal action of settlement. FASB expects to publish the planned rules on uncertain tax positions in 2006. We are currently evaluating the impact this proposed interpretation will have on our consolidated financial statements.
      An exposure draft of the proposed amendment to FASB Statement No. 132, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R, was issued in March 2006. This Exposure Draft would amend the FASB Statements No. 87, 88, 106 and 132R. The intent of the Exposure Draft is to require an employer to recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and prior service costs and credits that arise during the period. The comment deadline on this Exposure Draft is May 31, 2006, with a planned effective date for fiscal years ending after December 31, 2006. We do not believe that the impact of this proposed amendment will have a material effect on our results of operations.
      An exposure draft of a proposed SFAS, Fair Value Measurements, was issued in June 2004. This exposure draft defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The intent of this standard is to ensure consistency and comparability in fair value measurements and enhanced disclosures regarding the measurements. FASB expects to issue a final statement by June 30, 2006. We are currently evaluating the impact this exposure draft will have on our consolidated financial statements.
Off-Balance Sheet Arrangements
      It is not our intention to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as special purpose entities or variable interest entities, which would facilitate off-balance sheet arrangements or other limited purposes. We have not entered into any “off-balance sheet” arrangements, as that term is described by the SEC, as of April 29, 2006.

Quantitative and Qualitative Disclosures About Market Risk
      Our cash and cash equivalents are maintained only with maturities of 90 days or less. Our short-term investments have interest reset periods of 35 days or less. These financial instruments may be subject to interest rate risk through lost income should interest rates increase during their limited term to maturity or resetting of interest rates. As of April 29, 2006 and January 28, 2006, there was no long-term debt outstanding. Future borrowings, if any, would bear interest at negotiated rates and would be subject to interest rate risk. Because we have no outstanding debt, we do not believe that a hypothetical adverse change of 10% in interest rates would have a material effect on our financial position.
Inflation
      Our results of our operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation because of the nature of the estimates required, management believes that the effect of inflation, if any, on our results of operations and financial condition has been minor; however, there can be no assurance that the business will not be affected by inflation in the future.

BUSINESS
Company Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 204 shoe stores in 33 states as of April 29, 2006. We offer a wide selection of brand name and designer dress, casual and athletic footwear for women and men. Our typical customers are brand-, quality- and style-conscious shoppers who have a passion for footwear and accessories. Our core focus is to create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers by offering them a vast, exciting selection of in-season styles combined with the convenience and value they desire. We believe this combination of selection, convenience and value differentiates us from our competitors and appeals to consumers from a broad range of socioeconomic and demographic backgrounds.
      Since its inception, DSW has evolved into a distinctive, consumer-friendly retail concept that allows customers to personalize their shopping experience by offering a “sea of shoes” that are accessible, easy-to-shop, and fulfill a broad range of style and fashion desires. We cater to customers who take pleasure in the hunt for the perfect shoe and value the shopping experience itself as an enjoyable pastime. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. Over 30,000 pairs of shoes in more than 2,000 styles are displayed on the selling floor of most of our stores, compared to a significantly smaller product offering at typical department stores. Our stores feature self-service fixtures that allow customers to view, touch, and try on the product without relying on salespeople to check availability. Our locations have clear signage, and well-trained sales associates are available to assist customers as desired. New footwear merchandise is organized by style on the main floor, and clearance goods are organized by size in the rear of the store. Accessories and impulse items are featured at the front. The store layout allows customers who do not have time for relaxed browsing to swiftly identify the shoe styles they are seeking and shop in a targeted, time-efficient manner.
      Our goal is to further strengthen our position as a leading specialty branded retailer of adult footwear in the United States. Since 1998, we have accelerated our expansion by investing in new stores, merchandise development, technology and our people to support further growth and enhance our performance. In fiscal 2005, we generated $1.14 billion in net sales and $70.1 million in operating profit. During the same period, we sold over 27.3 million pairs of shoes. Over the five-fiscal-year period ended January 28, 2006, we have grown our DSW store base, net sales and operating profit at compound annual rates of approximately 21%, 22% and 48%, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto.
      We also operate leased shoe departments for three non-affiliated retailers and one affiliated retailer. We entered into supply agreements to merchandise the non-affiliated shoe departments in Stein Mart, Gordmans and Frugal Fannie’s stores as of July 2002, June 2004 and September 2003, respectively. We have operated leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures, since its acquisition by Retail Ventures in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. We own the merchandise, record sales of merchandise net of returns and sales tax, own the fixtures (except for Filene’s Basement) and provide supervisory assistance in these covered locations. Stein Mart, Gordmans, Frugal Fannie’s and Filene’s Basement provide the sales associates. We pay a percentage of net sales as rent. As of April 29, 2006, we supplied merchandise to 158 Stein Mart stores, 57 Gordmans stores, one Frugal Fannie’s store and 25 Filene’s Basement stores. On May 30, 2006, we entered into an amended and restated supply agreement to supply shoes to an additional 102 Stein Mart stores beginning in 2007.
Corporate History
      We were incorporated on January 20, 1969 as Shonac Corporation and opened our first DSW store in Dublin, Ohio in July 1991. In 1998, Value City Department Stores, Inc., which subsequently became a wholly-owned subsidiary of Retail Ventures, Inc., purchased DSW and affiliated shoe businesses from SSC and Nacht Management, Inc. In December 2004, Retail Ventures carried out a corporate reorganization whereby Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, merged with and into Value City, another wholly-owned subsidiary of Retail Ventures. In turn, Value City transferred all the issued and outstanding shares of DSW to Retail Ventures in exchange for a promissory note. In February 2005, we changed our name from Shonac Corporation to DSW Inc. In July 2005, we completed an initial public offering of our Class A Common Shares, selling approximately 16.2 million shares at an offering price of $19.00 per share. As of April 29, 2006, Retail Ventures owned approximately 27.7 million of our Class B Common Shares, or in excess of 63.1% of our total outstanding shares and 93.2% of the combined voting power of our outstanding Common Shares.
Competitive Strengths
      We believe that our leading market position is driven by our competitive strengths — the breadth of our branded product offerings, our distinctive and convenient store layout, the value proposition offered to our customers and our demonstrated ability to deliver profitable growth on a consistent basis. Over the past few years, we have broadened our merchandise assortment, honed our retail operating model and continued our dedication to providing quality in season products at attractive prices. We believe we will continue to improve our ability to leverage these competitive strengths and we believe we will attract and retain talented managers and merchandisers.

The Breadth of Our Product Offerings
      Our goal is to excite our customers with a “sea of shoes” that fulfill a broad range of style and fashion needs. We believe that our typical store offers the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation. We carry primarily in-season footwear found in specialty and department stores and branded make-ups (shoes made exclusively for a retailer), with selection at each store geared toward the particular demographics of the location. A typical DSW store carries approximately 30,000 pairs of shoes in over 2,000 styles compared to a significantly smaller product offering at typical department stores. We also offer a complementary selection of handbags, hosiery and other accessories which appeal to our brand- and fashion-conscious customers.
      Our strategy is designed to ensure that a broad and consistent selection of merchandise is available. We keep merchandise fresh by receiving new shipments at least weekly and by trying to put new items on the selling floor within 24 hours of delivery. Our goal is to provide our customers with a wide selection of in-season branded merchandise every day that increases our customers’ likelihood of finding the right shoe at the right price each time they visit our stores. The continual turnover of new merchandise encourages customers to visit often and see the new styles that arrive each week.
      We strive to improve the quality and breadth of our vendor relationships. We primarily purchase in-season merchandise directly from more than 300 domestic and foreign vendors. Our buyers have established strong, mutually beneficial relationships with vendors that view DSW as a significant distribution channel for their branded offerings. Our suppliers consider us to be an attractive retail channel due to both the scale and geographic reach of our store base and our willingness to buy merchandise across a broad selection of styles. The quality of our vendor relationships allows us to secure an extensive assortment of in-season merchandise and distinguishes us from other shoe retailers.

Our Distinctive and Convenient Store Layout
      We provide our customers with the highest level of convenience based on our belief that customers should be empowered to control and personalize their shopping experiences. Our store layout and visual merchandising techniques provide a convenient shopping process, regardless of the type of shoe-buying experience our customers’ desire on a particular trip.
      Indulge in Your Passion for Shoes. We cater to the passionate shoe enthusiast and indulge customers who love to shop. Customers take pleasure in our wide product offering in search of the products that best suit their needs. Our merchandise is displayed on the selling floor with self-service fixtures to enable customers to view and touch the merchandise. We believe this self-service aspect provides our customers with maximum convenience as they are able to browse and try on the merchandise without feeling rushed or pressured into making a decision too quickly. Therefore, customers are able to shop at their own pace as they savor the thrill and enjoyment of indulging their passion for shoes. Although all DSW stores are designed for self-service shopping, sales associates are available to help customers locate merchandise and to assist as needed.
      Easy Shopping Experience. DSW also caters to shoppers who are time-constrained and come to our stores knowing exactly what they want. Our wide selection ensures that they are more likely to find styles they are seeking at DSW than at other shoe retailers, thereby minimizing the risk of leaving empty-handed. The stores are also designed for an efficient shopping experience. Our self-service concept empowers our customers to shop quickly and easily because they do not have to rely on a salesperson to check for sizes and styles. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. We organize most of our stores on a single level, which allows customers to view the entire store and product offering as they enter and move quickly to the area where their desired styles are located. Interiors are well-lit, with informative signage, and spacious aisles allow ease of movement throughout the store. We display shoes in a logical manner that groups together similar styles such as dress, casual, seasonal and athletic merchandise. In our self-liquidating clearance racks, shoes are grouped by size and displayed in the rear of the store. Of the 204 DSW stores open as of April 29, 2006, 170 are either freestanding or located in shopping centers, which provide customers with direct access to parking, and the remainder are in shopping malls or downtown locations. For added convenience, we provide a centralized check-out, which aids customers in quickly locating the cashier for efficient processing.

The Value Proposition Offered to Our Customers
      Through our buying organization, we are able to provide our customers with high-quality, in-season fashions at prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. We employ a consistent pricing strategy that typically provides our customers with the same price on our merchandise from the day it is received until it goes into our planned clearance rotation. Our pricing strategy differentiates us from our competitors who usually price and promote merchandise at discounts available only for limited time periods. We find that customers appreciate having the power to shop for value when it is most convenient for them, rather than waiting for a department store or specialty retailer to have a sale event. For easy comparison by our customers, we prominently display our price and the corresponding vendor’s suggested retail price for each pair of shoes.
      Our graduated, self-liquidating clearance process includes moving shoes to the large clearance racks located in the rear of the store when only a few pairs remain. Because this process also applies to our fastest-moving merchandise, some of our shoppers benefit from steep price reductions on our most popular items. This process provides more floor space for new merchandise at a faster rate.
      We believe that customers value our pricing strategy — knowing that no matter when our customers shop with us, they are typically assured of receiving our best value price on whatever merchandise they purchase. We believe our everyday value prices are competitive with the typical sale price found at most of our competitors. During fiscal 2005, the average ticket price for a pair of shoes (including clearance stock) in a DSW store was approximately $41.
      In order to provide additional value to shoe enthusiasts and other regular customers, we developed a customer loyalty program called “Reward Your Style.” This program offers additional savings to frequent shoppers and encourages repeat sales. We target market to “Reward Your Style” members throughout the year. We classify these members by frequency and use direct mail and on-line communication to stimulate further sales and traffic. As of January 28, 2006, over 6.8 million members enrolled in the “Reward Your Style” loyalty program had purchased merchandise in the previous two fiscal years, up from approximately 5.5 million members as of January 29, 2005. In fiscal 2005, approximately 60% of DSW store net sales were generated by shoppers in the loyalty program, and these shoppers spent an average of 19% more per purchase than customers who were not enrolled.

Demonstrated Ability to Consistently Deliver Profitable Growth
      Since 1998, we have focused our operating model on selection, convenience and value. We believe that the profitable growth we have achieved in the past is attributable to our operating model and management’s focus on store-level profitability and economic payback.
      Over the five fiscal years ended January 28, 2006, our net sales and operating profit have grown at compound annual growth rates of 22% and 48%, respectively. In addition, for all our annual new store classes since 1996, we have achieved positive operating cash flow within two years of opening. We intend to continue to focus on net sales, operating profit and cash flow per annual new store class as we pursue our growth strategy.
Growth Strategy
      We plan to continue to strengthen our position as a leading specialty branded footwear retailer by pursuing the following three primary strategies for growth in sales and profitability — expanding our store base, driving sales through enhanced merchandising and leveraging our operating model. For additional information regarding our growth strategy, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Expansion Strategy.”

Expanding Our Store Base
      We believe our specialty retail concept has broad national appeal and provides substantial opportunity for new store expansion. Over the five-fiscal-year period ended January 28, 2006, we have rapidly expanded our store base by opening 124 DSW stores, including 29 new stores in fiscal 2005. As of April 29, 2006, we operated 204 shoe stores in 33 states and have signed leases for an additional 20 stores, 13 of which we expect to open in fiscal 2006. We plan to open approximately 30 stores in each fiscal year from fiscal 2006 through fiscal 2010 and believe that opening stores at this rate will not compromise our new store economics. We plan to open stores both in markets in which we currently operate and in new markets.
      Based on an internal planning model created in fiscal 2005, we believe that we have the long-term potential to operate over 400 stores in the United States, including the 204 stores existing as of April 29, 2006. Our long-range planning model is based on an examination of each metropolitan area we currently serve or desire to serve. The objective of the analysis is to understand the demand for our products in each market over time, and our ability to capture that demand. The analysis also looks at our current penetration levels in the markets we serve, and our expected deepening of those penetration levels as we continue to grow our brand and become the shoe retailer of choice in our markets.
      Site Selection. In general, our evaluation of potential new stores focuses on store size, configuration, location, and lease terms. Beginning in fiscal 2005, we also began to enhance our methodologies of selecting sites by incorporating additional statistical factors. This has allowed us to develop a deeper understanding of the center types and trade areas we wish to serve over time. It has also allowed us to better understand key leading indicators of our success in a market. We believe these enhancements will provide us with a deeper knowledge of the characteristics of a successful DSW location, and in turn, help us develop a quality real estate portfolio that meets our financial expectations.
      New Store Model. After we approve a site, we negotiate lease terms and begin planning the store layout and design. We typically devote approximately six weeks from the time we take possession to prepare a store for its opening. During fiscal 2005 the average investment required to open a new DSW store was approximately $1.4 million per store. Of this amount, in fiscal 2005, gross inventory typically accounted for approximately $680,000, fixtures and leasehold improvements typically accounted for approximately $460,000 (prior to tenant allowances) and pre-opening advertising and other pre-opening expenses typically accounted for approximately $280,000. All our stores are leased.

Driving Sales Through Enhanced Merchandising
      We intend to increase the number of customer transactions and average transaction value by continually refining our merchandise mix. Our merchandising group constantly monitors current fashion trends as well as historical sales trends to identify popular styles and styles that may become popular in the upcoming season. We track store performance and sales trends on a weekly basis and have a flexible incremental buying process that enables us to order styles frequently throughout each season, in contrast to department stores, which typically make one large purchase at the beginning of the season.
      Expanding Vendor Relationships. We have established strong vendor relationships that allow us to gain favorable access to high quality, brand name merchandise at attractive prices. These favorable relationships also allow us to make opportunistic in-season merchandise purchases that may be offered to us from time to time. We intend to capitalize on the success of our existing vendor relationships as well as identify and develop new supply sources, in particular to enhance our offering of designer brands.
      Increasing Sales Within Existing Merchandise Categories. In order to further increase sales within our existing women’s, men’s and athletic shoe categories, we aim to increase the quality and breadth of existing vendor offerings and to keep our product mix fresh and on target by testing new fashions and actively monitoring sell-through rates in our stores. Additionally, we employ marketing initiatives, including broad advertising campaigns, the “Reward Your Style” loyalty program and sales of gift cards to encourage repeat visits and attract new customers.
      Extending Into New Product Categories. While shoes are the main focus of DSW, we believe offering a complementary assortment of handbags, hosiery and other accessories is an important driver of profitable sales. We will continue to explore new, related product categories that we believe could enhance sales.

Leveraging Our Operating Model
      As we grow our business and fill in markets to their full potential, we believe we will continue to improve our profitability by leveraging our cost structure, particularly in the areas of advertising, regional management, distribution and overhead functions. Additionally, we intend to continue investing in our infrastructure to improve our operating and financial performance. Most significantly, we believe continued investment in information systems will enhance our efficiency in areas such as merchandise planning and allocation, inventory management, distribution and point of sale functions, among others.
DSW Store Locations
      As of April 29, 2006, we operated 204 DSW stores in 33 states in the United States. The table below shows the locations of our DSW stores by region as of April 29, 2006.

Northeast		West		Central		Southeast

Connecticut	3	Arizona	5	Illinois	10	Alabama	1
Delaware	1	California	15	Indiana	6	Florida	15
Maine	1	Colorado	6	Iowa	1	Georgia	8
Maryland	6	Nevada	3	Kansas	3	North Carolina	4
Massachusetts	8	Oregon	1	Michigan	11	Tennessee	3
New Hampshire	1	Texas	20	Minnesota	5	Virginia	10
New Jersey	8			Missouri	4
New York	17			Nebraska	1
Pennsylvania	10			Ohio	11
Rhode Island	1			Oklahoma	1
				Wisconsin	4

Merchandising

Strategy
      DSW stores offer a wide selection of high quality, in-season and fashion-oriented footwear, handbags and accessories with everyday prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. Our merchandising group continually monitors current fashion trends, as well as historical sales trends, to identify popular styles and those that may become popular in the upcoming season. We believe that our stores offer the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation. We primarily carry in-season footwear found in specialty and department stores and branded make-ups (shoes made exclusively for a retailer), with selection at each store geared towards the particular demographics of the location. A typical DSW store carries over 2,000 shoe styles, compared to a significantly smaller product offering at typical department stores. Our goal is to offer a wide selection of on-trend branded merchandise that greatly increases our customers’ likelihood of finding the right shoe at the right price in one trip.
      We believe our wide selection of merchandise from moderate-priced brands to higher-end designer goods contributes to a distinctive shopping experience for our customers. This breadth of brands differentiates us from price-oriented retailers and builds strong customer loyalty. We purchase in-season designer and branded merchandise both on a planned and opportunistic basis.
      In the main portion of each of our stores, the shoes are organized by style in order to highlight the breadth of our merchandise assortment. However, when only a few pairs of a style remain, we place those shoes on a clearance rack organized by size in the rear of the store and reduce their prices periodically. Our clearance approach has been successful in creating additional excitement and traffic in our stores and in moving the remaining merchandise quickly. It also creates available floor space for new styles and a wider selection of shoes.

Merchandise Mix
      We separate our DSW merchandise into four total categories — women’s dress and casual footwear; men’s dress and casual footwear; athletic footwear; and accessories. While shoes are the main focus of DSW, we also offer a complementary assortment of handbags, hosiery and other accessories. The following table sets forth the approximate percentage of our sales attributable to each DSW merchandise category in fiscal 2005:

Category	Percent of Net Sales

Women’s	64%
Men’s	17%
Athletic	13%
Accessories and Other	6%

Buying, Planning and Allocation
      As of January 28, 2006, our merchandising group consists of a Vice Chairman and Chief Merchandising Officer, two Vice President General Merchandising Managers, a Vice President Planning and Allocation, a Corporate Merchandise Manager, two divisional merchandise managers, and three senior buyers. For each major product category, there is a buyer, an assistant buyer, a merchandise planner and a store planner, whose responsibility is allocation. We begin the buying process for our DSW stores in January for the following fall merchandise and in June for the following spring merchandise. Once our buyers determine the styles and merchandise mix for an upcoming season, they focus on purchasing the required quantities at the lowest cost and the highest quality available, as well as within the most advantageous flow or timetable.
      Our planning and allocation group serves as strategic partner to, and exercises financial control over, the buying team. Each buyer’s purchasing plan is reviewed on a monthly basis by the Vice Chairman and Chief Merchandising Officer and the Vice President Planning and Allocation. Monthly updates based on seasonal trends are incorporated into the buying plan. We believe this organizational scheme helps maximize our buying opportunities while maintaining appropriate organizational and financial control. Since October 2003, all functional areas within planning and allocation have been supported by a software package that integrates financial analysis into the planning and allocation process. While this software is already yielding positive results, we believe that continued use of this software will yield additional improvements in our planning and allocation functions.
      Merchandise planning at the category level, for pre-season planning and in-season adjustments, is developed through strong relationships with our buying organization. Channel planning at the store level tailors the assortment of merchandise by store based on each store’s customer demographics and balances the merchandise mix by factoring in volume and space management objectives. Allocation management, which directs the flow of merchandise from our distribution center to the individual stores, allows us to quickly respond and adjust assortments based on trend, store and style specific sales patterns. Our allocation decisions are based not only on quantity and assortment, but also include consideration of price, vendor, color and other style characteristics. We believe that this approach to planning and allocation allows us to optimize our ability to deliver the right merchandise to the right store at the right time, thereby increasing sales and reducing the need for markdowns.

Vendor Relationships
      We believe we have good relationships with our vendors. We purchase merchandise directly from more than 300 domestic and foreign vendors as of January 28, 2006. Our vendors include suppliers who either manufacture their own merchandise or supply merchandise manufactured by others, or both. Most of DSW’s domestic vendors import a large portion of their merchandise from abroad. We have implemented quality control programs under which our DSW buyers and store managers inspect incoming merchandise for fit, color and material, as well as for overall quality of manufacturing. As the number of DSW locations increases and our sales volumes grow, we believe there will continue to be adequate sources available to acquire a sufficient supply of quality goods in a timely manner and on satisfactory economic terms. After giving effect to consolidation among our vendors, during fiscal 2005, merchandise supplied by our three top vendors accounted for approximately 22% of our net sales.
      We believe that many vendors view us as a significant distribution channel for their branded offerings and appreciate our uncomplicated purchasing program. Our vendor relationships result in greater access to high quality, in-season merchandise at attractive prices.
Marketing and Advertising

Strategy
      Our marketing strategy for DSW focuses on communicating the selection, convenience and value offered by DSW through the use of the slogan “Indulge in your passion for shoes.” We utilize television, radio and print media advertising as well as in-store promotions. In fiscal 2005, we spent $38.0 million, or 3.3% of our net sales, on advertising, excluding costs to promote each new store opening, which are included in pre-opening expenses. We also maintain a gift card program with the intent to generate additional sales by reaching new customers and increasing awareness of the DSW concept.

“Reward Your Style”
      In early 1998, we introduced the “Reward Your Style” customer loyalty program at DSW. The “Reward Your Style” program seeks to motivate members to shop at DSW by offering them a $25 reward certificate for every $250 they spend. In addition to customer rewards, the program regularly communicates with customers through direct mail, e-mail and the DSW website. Messages include fashion updates, new arrivals and other shopping information. As of January 28, 2006, over 6.8 million members enrolled in the “Reward Your Style” program had purchased merchandise in the previous two fiscal years and, in fiscal 2005, approximately 60% of DSW store net sales were generated by shoppers in the loyalty program. We believe that this program has successfully increased the shopping frequency and average transaction size of our customers.
      While the program develops customer loyalty, it also provides us with valuable market intelligence and purchasing information regarding our most frequent customers. We carefully analyze the members’ transaction activity and use this information to directly advertise, to encourage repeat shopping and to communicate with our customers. By understanding the characteristics of our best DSW customers, we are able to identify other existing customers in lower spending groups with similar profiles and target communications and advertisements to increase the attractiveness of our offerings to them, which we believe results in increases in their spending level.
Staffing and Operations
      At DSW, store associates receive training to maximize the customer shopping experience in our self-service environment. Training components consist of customer service, maintaining neat, clean and orderly store conditions for ease of shopping, efficient checkout process and friendly service. We also maintain a store management training program to develop the skills of management personnel and to provide an ongoing talent pool for future store expansion. We prefer to fill store management and field supervisor positions through internal promotions.
      DSW stores are organized into the West, Central, Northeast and Southeast geographic regions. Each region is supported by a Regional Vice President or Director, who supervises senior district, district and area managers headquartered in the respective region, district or area. The Regional Vice Presidents and Directors spend the majority of their time in their stores to ensure adherence to merchandising, operational and personnel standards. The typical staff for a DSW store consists of a store manager and two assistant managers who supervise 15 to 25 full-and part-time hourly associates. Each store manager reports directly to a district or area manager, each of whom in turn reports to one of four Regional Vice Presidents or Regional Directors, who in turn report to the Chief Operating Officer. Our DSW store managers are responsible on a day-to-day basis for customer relations, personnel hiring and scheduling, and all other operational matters arising in the stores. Our store managers are an important source of information concerning local market conditions, trends and customer preferences. We provide bonuses to our store managers which are largely based on store profitability and inventory control.
Distribution
      DSW’s distribution center is located in an approximately 700,000 square foot facility in Columbus, Ohio. The design of the distribution center facilitates the prompt delivery of priority purchases and fast-selling footwear to stores so we can take full advantage of each selling season. This distribution center facility uses a warehouse management system, upgraded in 2003, and material handling equipment, including automated conveyor systems, to separate and collate shipments to our stores. We use a cross dock conveyor system which enhances the movement of merchandise through the distribution facility using vendor advance shipment notifications, or ASNs. We have invested in technology and have made process improvements in our distribution center. As a result, we believe that our current receiving and distribution process and infrastructure will support our anticipated growth for our expanding retail store base for the foreseeable future. We continue to examine how goods flow to stores and plan to continue to refine this process.
      Most of our inventory is shipped directly from suppliers to a single centralized distribution center in Columbus, Ohio, where the inventory is then processed, sorted and shipped to one of 12 pool locations located throughout the country and then on to our stores. Over time, we expect to increase the amount of merchandise that bypasses the distribution center on initial allocations.
Management Information and Control Systems
      We believe a high level of automation is essential to maintaining and improving our competitive position and executing our expansion strategy. We rely upon computer systems to provide information for all areas of our business, including merchandise planning and allocation, inventory control, distribution, warehouse operations, financial planning, store billing, point of sale and automated payroll and accounting. We focus on leveraging our technology infrastructure and systems whenever appropriate to simplify our processes and increase our efficiency. We continually update our technical infrastructure for our stores, corporate headquarters and distribution center.
      In order to promote our continued growth, we have undertaken several major initiatives to build upon the merchandise management system and warehouse management systems that support DSW. An electronic data interchange, or EDI, project is underway to utilize product UPC barcodes and electronic exchange of purchase orders, ASNs and invoices with our top vendors. As of January 28, 2006, approximately 80% of our footwear product is processed using UPC bar codes, which has reduced processing costs and improved flow of goods through the distribution center to the stores. EDI purchase orders and ASNs were piloted with key vendors in early 2004. They accounted for approximately 40% of the volume of our shipments as of the end of fiscal 2005, and we expect they will represent approximately 70% of volume by the end of fiscal 2006. This will speed the flow of goods from the vendor to DSW stores, as well as reduce the amount of inventory needed in our warehouse. Additionally, new merchandise planning and merchandise allocation systems were implemented in 2003 to improve inventory productivity and store assortments and reduce supply chain cycle time.
      We utilize point of sale, or POS, registers with full scanning capabilities to increase speed and accuracy at customer checkouts and facilitate inventory restocking. In October 2004, we launched an application that provides us with the ability to look up a customer’s “Reward Your Style” number at POS registers. In fiscal 2005, the POS system was further upgraded with debit card terminals and signature capture.
      We use enterprise data warehouse and customer relationship management software to manage the “Reward Your Style” program. We expect this will allow us to support, expand and integrate “Reward Your Style” with the POS system to improve the customer experience while reducing costs.
      Information technology support is provided to us as a shared service under the shared services agreement by Retail Ventures’ information technology department for a period that ends at the end of fiscal 2007 and will extend automatically unless terminated by one of the parties.
Industry Overview and Competition
      According to NPD Fashionworld®, a market research company, for the twelve months ended January 2006, DSW captured 2.3% of the $36.6 billion U.S. adult footwear market. Based on our unique retail format and the high quality, in-season selection of our shoe merchandise, we believe that DSW provides a distinct shoe-shopping destination for our customers. We view our primary competitors to be department stores. According to NPD Fashionworld®, for the twelve months ended January 2006, department stores represented 12.4% of the footwear market based on dollar volume, decreasing from 13.0% for the same period a year ago. DSW also competes with mall-based company stores, national chains, independent shoe retailers, single-brand specialty retailers and brand-oriented discounters.
      We believe shoppers prefer our wide selection of on-trend merchandise compared to product offerings of typical traditional department stores, mall-based company stores, national chains, single-brand specialty retailers and independent shoe retailers because those retailers generally offer a more limited selection at higher average prices and in a less convenient format than we do. In addition, we also believe that we successfully compete against retailers who have attempted to duplicate our format because they typically offer assortments with fewer recognizable brands and more styles from prior seasons.
      Although our prices are value-oriented, our core customer is not the low-price shoe buyer. Therefore, we do not view non-brand-oriented discount retailers as our prime competitors. These non-brand-oriented discount retailers may offer footwear at lower price points; however, they generally offer lower quality, private label shoes. In contrast, we serve customers who are typically brand-, quality- and style-conscious shoppers. As such, we believe they prefer our value offerings to those of the non-brand oriented discount stores. In addition, we believe we will increase our market share as discount shoppers realize that they can buy higher quality brands and more fashionable shoes in our stores’ clearance sections for prices only slightly higher than what they are willing to spend at a discount store.
Leased Shoe Department Businesses
      We have operated leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures, since its acquisition by Retail Ventures in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. Under the new agreement, we own the merchandise, record sales of merchandise net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of April 29, 2006, we operated leased shoe departments in 25 Filene’s Basement locations. In three of these locations, Filene’s Basement licenses and uses the name DSW in connection with the leased shoe departments.
      We also operate leased shoe departments for three non-affiliated retailers. We entered into supply agreements to merchandise the shoe departments in Stein Mart, Gordmans and Frugal Fannie’s stores as of July 2002, June 2004 and September 2003, respectively. We own the merchandise, record sales of merchandise net of returns and sales tax, provide fixtures and provide supervisory assistance in these covered locations. Stein Mart, Gordmans and Frugal Fannie’s provide the sales associates. We pay a percentage of net sales as rent. As of April 29, 2006, we supplied merchandise to 158 Stein Mart stores, 57 Gordmans stores and one Frugal Fannie’s store. On May 30, 2006, we entered into an amended and restated supply agreement to supply shoes to an additional 102 Stein Mart stores beginning in 2007. Under the terms of this agreement, we will be the exclusive supplier of shoes to all Stein Mart stores that have shoe departments.
      As of January 28, 2006, our leased shoe department segment was supported by a store field operations group, a merchandising group and a planning and allocation group that are separate from the DSW stores segment.
      The leased business store field operations is supported by a Vice President of Leased Businesses, who supervises district and area managers headquartered in the specific district or area. The managers spend their time in the lessors’ stores assisting the lessors’ staff with merchandise and operational matters. Each district and area manager reports directly to the Vice President of Leased Businesses who reports to the Chief Operating Officer.
      The merchandise group consists of a Divisional Merchandise Manager of Leased Businesses, who supervises the buying staff. The Divisional Merchandise Manager reports directly to the Chief Merchandising Officer. The planning and allocation group consists of a Manager of Planning & Allocation Leased, who supervises merchandise and store planners. See “Notes to Consolidated Financial Statements — Note 11. Segment Reporting.”
Intellectual Property
      We have registered a number of trademarks and service marks in the United States and internationally, including DSW®, DSW Shoe Warehouse® and Reward Your Style®. The renewal dates for these U.S. trademarks are April 25, 2015, May 23, 2015, and June 22, 2009, respectively.
      We believe that our trademarks and service marks, especially those related to the DSW concept, have significant value and are important to building our name recognition. We aggressively protect our patented fixture designs, as well as our packaging, store design elements, marketing slogans and graphics. To protect our brand identity, we have also protected the DSW trademark in several foreign countries.
Properties
      All DSW stores, our principal executive office and all our distribution, warehouse and office facilities are leased or subleased. As of April 29, 2006, we leased or subleased 15 DSW stores and our main warehouse facility from entities affiliated with SSC. We also signed a lease with affiliates of SSC for one additional store expected to be opened in fiscal 2006. The remaining DSW stores are leased from unrelated entities. Most of the DSW store leases provide for a minimum annual rent plus a percentage of gross sales over specified breakpoints. Most of our leases are for a fixed term with options for three to five extension periods, each of which is for a period of four or five years, exercisable at our option.
      As of April 29, 2006, we operated 204 DSW stores. See “— DSW Store Locations” for a listing of the states where our DSW stores are located.
      Our warehouse and distribution facility is located in an approximately 700,000 square foot facility in Columbus, Ohio. The lease expires in December 2016 and has three renewal options with terms of five years each. While we believe that this facility is adequate to meet our foreseeable needs, we may need to increase our distribution capacity in the future to accommodate our expanding retail business. Our principal executive office is also located on the site of our main warehouse and distribution facility in Columbus, Ohio.
Associates
      As of January 28, 2006, we employed approximately 4,950 associates. None of our associates is covered by any collective bargaining agreement.
      We offer competitive wages, comprehensive medical and dental insurance, vision care, company-paid and supplemental life insurance programs, associate-paid long-term and short-term disability insurance and a 401(k) plan to our full-time associates and some of our part-time associates.
      We have not experienced any work stoppages, and we consider our relations with our associates to be good.
Legal Proceedings
      As previously reported, on March 8, 2005, Retail Ventures announced that it had learned of the theft of credit card and other purchase information from a portion of DSW customers. On April 18, 2005, Retail Ventures issued the findings from its investigation into the theft. The theft covered transaction information involving approximately 1.4 million credit cards and data from transactions involving approximately 96,000 checks.
      We and Retail Ventures contacted and continue to cooperate with law enforcement and other authorities with regard to this matter. We are involved in several legal proceedings arising out of this incident, including four putative class action lawsuits, which seek unspecified monetary damages, credit monitoring and other relief. Each of the four lawsuits seeks to certify a different class of consumers. One of the lawsuits seeks to certify a nationwide class that would include every consumer who used a credit card, debit card, or check to make purchases at DSW between November 2004 and March 2005 and whose transaction data was taken during the data theft incident. The other three lawsuits seek to certify classes of consumers that are limited geographically. Those cases use different putative class definitions to identify consumers who made purchases at certain stores in Ohio, Michigan, and Illinois.
      In connection with this matter, we entered into a consent order with the FTC, which has jurisdiction over consumer protection matters. The FTC published the final order on March 14, 2006, and copies of the complaint and consent order are available from the FTC’s Web site at http://www.ftc.gov and also from the FTC’s Consumer Response Center, Room 130, 600 Pennsylvania Avenue, N.W., Washington, D.C. 20580.
      We have not admitted any wrongdoing or that the facts alleged in the FTC’s proposed unfairness complaint are true. Under the consent order, we will pay no fine or damages. We have agreed, however, to maintain a comprehensive information security program, and to undergo a biannual assessment of such program by an independent third party.
      There can be no assurance that there will not be additional proceedings or claims brought against DSW in the future. We have contested and will continue to vigorously contest the claims made against us and will continue to explore our defenses and possible claims against others.

      We estimate that the potential exposures for losses related to this theft range from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft, the early stage of the lawsuits asserted against us and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, “Accounting for Contingencies,” we accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above, or $6.5 million. To our knowledge, no class action lawsuits brought by consumers alleging claims similar to those asserted in the putative class actions against us have been litigated against other merchants which have experienced similar data thefts. As the situation develops and more information becomes available to us, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material.
      Although difficult to quantify, since the announcement of the theft, we have not discerned any material negative effect on sales trends we believe is attributable to the theft. However, this may not be indicative of the long-term developments regarding this matter.
      We are involved in various other legal proceedings that are incidental to the conduct of our business. We estimate the range of liability related to pending litigation where the amount of the range of loss can be estimated. We recorded our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, we recorded the most likely estimated liability related to the claim. In the opinion of management, the amount of any liability with respect to these proceedings will not be material. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise the estimates. Revisions in our estimates and potential liability could materially impact our results of operations and financial condition.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth certain information about our directors, director nominees and executive officers, together with their positions and ages:

Name	Age	Position With Us

Jay L. Schottenstein	52	Chief Executive Officer and Chairman of the Board of Directors
Deborah L. Ferrée	52	Vice Chairman and Chief Merchandising Officer
Peter Z. Horvath	48	President
Kevin M. Lonergan	57	Executive Vice President and Chief Operating Officer
Douglas J. Probst	42	Executive Vice President, Chief Financial Officer and Treasurer
Derek Ungless	57	Executive Vice President and Chief Marketing Officer
Carolee Friedlander*	64	Director
Philip B. Miller*	68	Director
James D. Robbins*	59	Director
Harvey L. Sonnenberg	64	Director
Allan J. Tanenbaum*	59	Director
Heywood Wilansky	58	Director

*	Independent directors under NYSE rules.
      Each of our executive officers holds office until his or her successor is elected or appointed and qualified or until his or her resignation or removal, if earlier. Each director listed below holds office until his successor is duly elected or appointed and qualified or until his earlier death, retirement, disqualification, resignation or removal.
      Jay L. Schottenstein serves as our Chief Executive Officer and Chairman of the Board of Directors. He was appointed as our Chief Executive Officer in March 2005. Mr. Schottenstein became a director of DSW in March 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc. and Retail Ventures.
      Deborah L. Ferrée has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
      Peter Z. Horvath has served as our President since January 2006. From January 2005 until January 2006, Mr. Horvath served as our Executive Vice President and Chief Operating Officer. He has extensive retail experience, having spent nineteen years with the Limited Brands business. He has held numerous finance function roles within various divisions of Limited Brands, most recently serving as Senior Vice President of Merchandise Planning and Allocation for the entire Limited Brands enterprise from April 2002 to August 2004. From February 1997 to April 2002, he served as Chief Financial Officer for multiple apparel divisions of Limited Brands. From 1985 to February 1997, Mr. Horvath held various positions with Limited Brands, including Vice President Controller of Express, Inc. and Director of Financial Reporting for Limited Stores.
      Kevin M. Lonergan serves as our Executive Vice President and Chief Operating Officer. Prior to joining us in January 2006, Mr. Lonergan served as Vice President of the West Zone for American Eagle Outfitters, beginning in January 2004, where he was responsible for 397 stores in 30 states. Prior to that time, Mr. Lonergan served as Executive Vice President and Chief Operating Officer of Old Navy, a division of Gap, Inc., where he oversaw all store operations and helped build the newly formed Old Navy division from its inception in 1993. Prior to serving in that capacity, Mr. Lonergan held executive positions at various divisions of Gap, Inc., Target and Carson Pirie Scott. Mr. Lonergan has over 35 years of business experience in all phases of retail, including department stores, specialty and mass merchandising, and has been responsible for many areas of business, including stores, operations, finance, real estate, human resources, systems, and customer service.
      Douglas J. Probst serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Probst joined DSW in March 2005. From April 1990 to February 2005, he held various positions with Too Inc., a company spun-off from The Limited, Inc., including Vice President of Finance and Controller from May 2004 to February 2005, Vice President Finance from October 2003 to May 2004 and Vice President Financial Analysis and Store Control from December 1999 to October 2003. From August 1986 to March 1990, he was in the practice of public accounting with KPMG. Mr. Probst is a certified public accountant.
      Derek Ungless serves as our Executive Vice President and Chief Marketing Officer, a position he has held since June 2005. From April 2002 to May 2005, he was Executive Vice President of Marketing for Express, part of Limited Brands. Mr. Ungless was Senior Vice President and Head of Global Brand Design of the Estee Lauder brand, part of Estee Lauder Companies Inc. from September 2000 until November 2001 and was Executive Vice President and Creative Director of Brooks Brothers from October 1997 until September 2000. Mr. Ungless has over twelve years of experience working in the retail industry.
      Carolee Friedlander has served as a director of DSW since 2005. Ms. Friedlander serves as a founding partner of Circle Financial Group, a membership organization that provides wealth management services, and has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001.
      Philip B. Miller has served as a director of DSW since 2005. Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002, and as its interim Chief Executive Officer since March 2006. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990, Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller also serves as a director of Kenneth Cole Productions, Inc.
      James D. Robbins has served as a director of DSW since 2005. From 1993 until his retirement in June 2001, Mr. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers LLP. Mr. Robbins is a certified public accountant. Mr. Robbins currently holds directorships in Dollar General Corporation and Huntington Preferred Capital, Inc., positions he has held since March 2002 and November 2001, respectively. Mr. Robbins also serves as chairman of the audit committees of both of these companies.

      Harvey L. Sonnenberg has served as a director of DSW since 2005. Mr. Sonnenberg has been a partner in the certified public accounting firm, Weiser, LLP, since November 1994. Mr. Sonnenberg is active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is a certified public accountant. Mr. Sonnenberg is a director of Retail Ventures.
      Allan J. Tanenbaum has served as a director of DSW since 2005. Mr. Tanenbaum currently serves as General Counsel and Managing Director of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions.
      Heywood Wilansky has served as a director of DSW since 2005. Mr. Wilansky has been the President and Chief Executive Officer of Retail Ventures since November 2004. Before joining Retail Ventures, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is also a director of Retail Ventures and Bertucci’s Corporation.
Board Composition
      Our amended and restated code of regulations authorizes seven directors to serve on the board of directors, or board. As of May 1, 2006, the following individuals serve on the board of directors: Mr. Schottenstein, Ms. Friedlander, Mr. Miller, Mr. Robbins, Mr. Sonnenberg, Mr. Tannenbaum and Mr. Wilansky.
      Pursuant to our amended and restated code of regulations, when the authorized number of directors is six or more, but less than nine, the directors are divided into two classes, designated as Class I and Class II. The members of each class serve for a staggered, two-year term, except that Class I directors in the initial term immediately following our initial public offering in July 2005 serve for one year. Each director is elected to serve until the election of the director’s successor at an annual meeting of shareholders for the election of directors for the year in which the director’s term expires or at a special meeting called for that purpose. As of the date of this prospectus, we do not anticipate increasing or decreasing the authorized number of directors.

•	Class I Directors. Messrs. Wilansky, Sonnenberg, Tanenbaum and Ms. Friedlander, whose terms will expire at the 2008 annual meeting of shareholders; and

•	Class II Directors. Messrs. Schottenstein, Miller, and Robbins, whose terms will expire at the 2007 annual meeting of shareholders.
      Our board has determined that a majority of our directors are independent as defined under the NYSE rules.
Committees of the Board of Directors
      Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable SEC rules and the listing standards of the NYSE.
      Audit Committee. The audit committee assists the board in fulfilling its oversight responsibility relating to our financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of our independent public accountants, our system of internal controls, the internal audit function, our code of ethical conduct, retaining and, if appropriate, terminating the independent public accountants and approving audit and non-audit services to be performed by the independent public accountants.
      The members of our Audit Committee are Messrs. Robbins (Chair), Miller and Tanenbaum. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the NYSE. The Board has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K.
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the nominating and corporate governance committee reviews the Corporate Governance Principles, makes recommendations to the board with respect to other corporate governance principles applicable to us, oversees the annual evaluation of the board and management and reviews management and board succession plans.
      The members of our Nominating and Corporate Governance Committee are Messrs. Tanenbaum (Chair) and Robbins, and Ms. Friedlander, each of whom is independent as discussed above.
      Compensation Committee. The compensation committee’s functions include evaluating the Chief Executive Officer’s performance, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensations decisions under such plans; and recommending to the board the compensation for non-employee board members.
      The members of our Compensation Committee are Messrs. Miller (Chair) and Robbins and Ms. Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company or are themselves or any of their affiliates, if any, parties to agreements with us.
Compensation Committee Interlocks and Insider Participation
      Ms. Friedlander and Messrs. Miller and Robbins serve on our Compensation Committee. None of the members of our Compensation Committee during fiscal 2005 had at any time been an officer or employee of our Company or any of our subsidiaries. None of our executive officers served as a member of the board or compensation committee of any other entity which had an executive officer serving as a member of our Compensation Committee during fiscal 2005.
Compensation of Directors
      In connection with the completion of our initial public offering, in July 2005 we granted each of Ms. Friedlander and Messrs. Miller, Robbins, Sonnenberg and Tanenbaum 3,100 stock units under the DSW 2005 Equity Plan as a retainer for their service as a director. Additionally in fiscal 2005, we paid a pro rata portion of the $50,000 annual cash retainer described below to each of Ms. Friedlander and Messrs. Miller, Robbins, Sonnenberg and Tanenbaum.
      We intend to pay an annual retainer to our directors who are not employees of DSW or Retail Ventures (currently, Ms. Friedlander and Messrs. Miller, Robbins, Sonnenberg and Tanenbaum). The annual retainer will consist of $50,000 in cash and a grant of a number of stock units with a value equal to $50,000, determined by using the fair market value of a DSW Class A Common Share at the date of grant. For fiscal 2006 and thereafter, we intend to issue stock units for the annual retainer to eligible directors at the time of our Annual Meeting of Shareholders. The cash portion of the retainer is paid quarterly and each eligible director may elect to receive their cash retainer and committee chairperson fees in the form of stock units.
      Stock units issued to a director are fully vested on the date of grant, but will not be distributable to the director until the director leaves the board (for any reason). When the director leaves the board, the stock units owed to the director will be settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units will be settled in a lump sum transfer, and the compensated director may not defer settlement or spread the settlement over a longer period of time.
      Directors have no voting rights in respect of the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on the Company’s Class A Common Shares. Each director will be “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled at the time that the director leaves the board. We will be entitled to a tax deduction when the award is settled, and the director will be taxed on the then fair market value of the award.
      Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the audit committee, nominating and corporate governance committee and compensation committee each receive an additional $10,000, $5,000 and $7,500 in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors and its committees.
Codes of Conduct
      We have adopted a code of ethics that applies to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. These codes of ethics have been designated as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Offices (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on our corporate and investor website at www.dswshoe.com.
Executive Compensation
      Prior to completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Retail Ventures. As such, the Compensation Committee and Board of Directors of Retail Ventures established the compensation of our named executive officers and all equity awards, cash bonuses and other compensation was paid pursuant to Retail Ventures’ plans.

      The following table summarizes compensation awarded or paid to, or earned by, our Chief Executive Officer and each of the next four most highly compensated executive officers during each of our last three fiscal years. We refer to these officers as our “named executive officers” in other parts of this prospectus.
Summary Compensation Table

							Long Term Compensation

							Awards			Payouts

		Annual Compensation							Securities
							Restricted		Underlying
					Other Annual		Stock		Options/	LTIP	All Other
Name and	Fiscal	Salary	Bonus		Compensation		Award(s)		SARs	Payouts(1)	Compensation(2)
Principal Position	Year	($)	($)		($)		($)		(#)	($)	($)

Jay L. Schottenstein	2005	$224,824	None		None		None		None	None	$1,322
Chairman and Chief	2004	None	None		None		None		None	None	None
Executive Officer	2003	None	None		None		None		None	None	None
Deborah L. Ferrée	2005	$700,000	$912,576	(3)	$46,559	(4)	$535,800	(5)	150,000	None	$15,929
Vice Chairman and	2004	$553,083	$710,938			(6)	None		None	$345,000	$8,037
Chief Merchandising	2003	$510,337	$402,079			(6)	None		None	$345,000	$9,428
Officer
Peter Z. Horvath	2005	$500,000	$726,840	(3)		(6)	$535,800	(5)	150,000	None	None
President	2004	$28,846	None		None		None		None	None	None
	2003	None	None		None		None		None	None	None
Douglas J. Probst	2005	$302,885	$364,512	(3)		(6)	$247,000	(5)	70,000	None	None
Executive Vice President,	2004	None	None		None		None		None	None	None
Chief Financial Officer,	2003	None	None		None		None		None	None	None
and Treasurer
Derek Ungless	2005	$218,077	$222,610	(3)		(6)	$144,400	(5)	40,000	None	None
Executive Vice President	2004	None	None		None		None		None	None	None
and Chief Marketing	2003	None	None		None		None		None	None	None
Officer

(1)	In July 2002, the Compensation Committee of Retail Ventures recommended and the Board of Directors of Retail Ventures approved the establishment of a “value creation” program, pursuant to which cash payments were made to certain participants including Ms. Ferrée. Ms. Ferrée was awarded an aggregate of $690,000 pursuant to the program, subject to a risk of forfeiture on termination of employment, $345,000 of which was paid during fiscal 2004 and fiscal 2003, respectively.

(2)	The amounts shown in this column for each named executive officer includes contributions or other allocations to Retail Ventures’ 401(k) Plan and Employee Stock Purchase Plan for the named executive officer, as follows:

	401(k) Plan and Associate
	Stock Purchase Plan

Name	2005	2004	2003

Jay L. Schottenstein	$1,322	None	None
Deborah L. Ferrée	$8,983	$8,037	$9,428
Peter Z. Horvath	None	None	None
Douglas J. Probst	None	None	None
Derek Ungless	None	None	None

For fiscal 2005, includes $6,946 reimbursement (including a tax gross up of $2,219) for cancelled vacation costs to Ms. Ferrée.

(3)	Bonus amounts for 2005 are comprised of the following:

	Incentive	Discretionary	Signing
Officer	Compensation	Bonus	Bonus

Deborah L. Ferrée	$637,006	$275,571	—
Peter Z. Horvath	$455,004	$196,836	$75,000
Douglas J. Probst	$226,515	$97,997	$40,000
Derek Ungless	$103,033	$44,577	$75,000

(4)	Includes $44,890 related to perquisites paid by us, $1,136 relating to country club dues and membership fees paid by us and $533 relating to country club tax gross up.

(5)	The value (determined based on the closing price of the Class A Common Shares on the NYSE on the date of grant) of 28,200 restricted stock units (“Units”) awarded to Ms. Ferrée and Mr. Horvath, 13,000 Units awarded to Mr. Probst, and 7,600 Units awarded to Mr. Ungless, as of June 28, 2005 pursuant to our initial public offering. The Units vest on June 28, 2009 and do not have voting or dividend rights. As of January 28, 2006, the value of the shares underlying the Units was $761,400 for Ms. Ferrée and Mr. Horvath, $351,000 for Mr. Probst, and $205,200 for Mr. Ungless (determined based on the closing price of our Class A Common Shares on the NYSE on the last trading day before January 28, 2006).

(6)	The aggregate amount of perquisites and other benefits paid to the named officers in these fiscal years did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
      The following table sets forth information concerning individual grants of DSW stock options and stock appreciation rights (“SARS”) made during the last fiscal year to each of the named executive officers.
DSW Options/ SAR Grants in Last Fiscal Year

	Individual Grants

					Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options/SARs			Appreciation for Option
	Underlying	Granted to	Exercise or		Term(1)
	Options/SARs(2)	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/share)	Date	5%	10%

Jay L. Schottenstein	None	—	—	—	—	—
Deborah L. Ferrée	150,000	17.81%	$19.00	6/28/15	$1,792,350	$4,542,166
Peter Z. Horvath	150,000	17.81%	$19.00	6/28/15	$1,792,350	$4,542,166
Douglas J. Probst	70,000	8.31%	$19.00	6/28/15	$836,430	$2,119,677
Derek Ungless	40,000	4.75%	$19.00	6/28/15	$477,960	$1,211,244

(1)	Represents the potential realizable value of each grant of options/ SARS assuming that the market price of the common shares appreciates in value from the date of grant to the end of the option term at either a 5% or 10% annualized rate, based on the difference between the assumed per share value and the per share option exercise price, multiplied by the total number of option shares.

(2)	Options were granted with an exercise price equal to the market price at the grant date and vest ratably over five years from the date of grant.

      The following table sets forth information regarding each individual exercise of stock options to purchase DSW Class A Common Shares made during the last fiscal year by each of the named executive officers.
DSW Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-the-Money Options/SARs
	Acquired	Value	at Fiscal Year-end (#)		at Fiscal Year-end ($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay L. Schottenstein	—	—	—	—	—	—
Deborah L. Ferrée	—	—	—	150,000	—	$1,200,000
Peter Z. Horvath	—	—	30,000	120,000	$240,000	$960,000
Douglas J. Probst	—	—	—	70,000	—	$560,000
Derek Ungless	—	—	—	40,000	—	$320,000

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value of DSW Class A Common Shares at year end of $27.00. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.
      The following table sets forth information regarding each individual exercise of stock options to purchase Retail Ventures common shares made during the last fiscal year by each of the named executive officers.
Retail Ventures Aggregated Option/ SAR Exercises in Last Fiscal Year and
Fiscal Year End Option Values

Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-the-Money Options/SARs
	Acquired		at Fiscal Year-end (#)		at Fiscal Year-end ($)(1)
	on Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay L. Schottenstein	—	—	50,000	—	—	—
Deborah L. Ferrée	250,000	$1,875,250	86,000	216,000	$635,060	$1,777,680
Peter Z. Horvath	—	—	—	—	—	—
Douglas J. Probst	—	—	—	—	—	—
Derek Ungless	—	—	—	—	—	—

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value of Retail Ventures common shares at year end of $12.73. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Equity Compensation Plan Table
      The following table sets forth additional information as of January 28, 2006, about our Class A Common Shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon	Weighted-average	Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants and	Outstanding Options,	(excluding Securities
	Rights	Warrants and Rights	Reflected in Column(a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)(2)	1,062,513	$19.54	3,537,487
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,062,513	$19.54	3,537,487

(1)	DSW Inc. 2005 Equity Incentive Plan.

(2)	Includes 914,200 shares issuable pursuant to the exercise of outstanding stock options, 131,300 shares issuable pursuant to restricted stock units, and 17,013 shares issuable pursuant to director stock units. Since the restricted stock units and director stock units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
Employee Incentive Plans

The Retail Ventures Incentive Plans
      Some of our employees (including our named executive officers) and non-employee directors have participated in or are eligible to participate in equity incentive plans sponsored by Retail Ventures which provide them an opportunity to earn incentive cash compensation and to receive equity-based compensation related to the common shares of Retail Ventures. These plans include the Amended and Restated Retail Ventures, Inc. 1991 Stock Option Plan, or the Retail Ventures 1991 Option Plan, the Retail Ventures, Inc. Amended and Restated 2000 Stock Incentive Plan, or the Retail Ventures 2000 Stock Incentive Plan, and the Value City Department Stores, Inc. 2003 Incentive Compensation Plan, or the Retail Ventures 2003 Incentive Plan and the Retail Ventures, Inc. Employee Stock Purchase Plan, or the Retail Ventures ESPP, which was terminated as of May 27, 2005. All of these plans are collectively referred to as the Retail Ventures Plans. Some of our officers and employees may also participate in the Retail Venture Plans, other than the Retail Ventures ESPP.
      After our initial public offering, awards previously issued under the Retail Ventures Plans remained outstanding and continue to be earned or exercisable under their terms.
      All of the Retail Ventures Plans (other than the Retail Ventures ESPP) are administered by the Retail Ventures board of directors, or a committee comprised of independent board members who are “outside directors” within the meaning of Section 162(m) of the Code. The Retail Ventures ESPP was administered by a committee comprised of several Retail Ventures employees.
      Subject to the terms of each plan, the administrator of each Retail Ventures Plan decides who may participate, when awards are granted, the number and types of awards granted and the terms and conditions that must be met to earn the award, including the period over which a cash award is earned and the period over which an equity award may be earned and exercised or settled. The plan administrator also determines the exercise price of the stock options and stock appreciation rights granted under any Retail Ventures Plans.
      Subject to shareholder approval in certain instances, the Retail Ventures board of directors may amend, suspend or terminate the Retail Ventures Plans at any time, provided that no such amendment, suspension or termination may adversely affect any award previously granted to a participant without their consent.
      Awards granted under the Retail Ventures Plans are generally not transferable by the participant except by will or the laws of descent and distribution, and options are exercisable, during the lifetime of the participant, only by the participant or his guardian or legal representative, unless otherwise permitted by the plan administrator.
      With the exception of the Retail Ventures ESPP, the Retail Ventures Plans are intended to permit the payment of performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that Retail Ventures may take for compensation paid in excess of $1,000,000 to certain of its “covered officers” in any one calendar year. Under Section 162(m) of the Code, compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, will not be subject to this limitation if certain requirements are met. Any payments that are intended to be deductible as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more of the performance measures listed in the Retail Ventures Plans as previously approved by the shareholders of Retail Ventures and which otherwise satisfy requirements applicable to “qualified performance-based compensation” under Section 162(m) of the Code.
The DSW Incentive Plans
      In connection with our initial public offering, our board of directors adopted and our shareholders approved the DSW Inc. 2005 Equity Incentive Plan, or the DSW 2005 Equity Plan, and the DSW Inc. 2005 Cash Incentive Compensation Plan, or the DSW 2005 Cash Plan, to enable us to attract, retain and reward outstanding employees, directors and consultants through cash incentives and/or equity-based compensatory awards, including incentive stock options (within the meaning of Section 422 of the Code), non-qualified stock options, performance shares, performance units, restricted stock, restricted stock units, stock appreciation rights and stock units. The DSW 2005 Equity Plan and the DSW 2005 Cash Plan are collectively referred to as the DSW Plans. We have granted stock options to employees and consultants to purchase up to 900,000 registered Class A Common Shares at an exercise price per share equal to the initial public offering price per share and up to 100,000 restricted Class A Common, have been issued to employees at a price per share equal to the initial public offering price per share.
      Some of our officers, including those who also simultaneously hold positions with Retail Ventures, may participate in both the Retail Ventures Plans described above and in the DSW Plans. Also, some Retail Ventures employees providing services to DSW may be eligible to participate in the DSW Plans.
      The DSW Plans are administered by the compensation committee of our board of directors with respect to awards granted to consultants and employees after the offering and were administered by the entire board with respect to awards granted to employees and consultants before our initial public offering and to non-employee directors before and after our initial public offering. The compensation committee is comprised of at least two members who satisfy the independence requirements of current NYSE listing standards, are “outside directors” within the meaning of Section 162(m) of the Code, and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
      Awards granted under the DSW Plans are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his guardian or legal representative, unless permitted by the committee.
      The DSW Plans are intended to permit us to deliver performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that we may take for compensation paid in excess of $1,000,000 to certain of our executive officers in any one calendar year.

Under Section 162(m) of the Code, compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, will not be subject to this limitation if certain requirements are met. Any awards that are intended to be deductible as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more of the performance measures listed in the DSW Plans and otherwise satisfy the requirements applicable to “qualified performance-based compensation” under Section 162(m) of the Code.
      In the event of a change in control of DSW, all awards will vest or become exercisable and generally will be settled for cash. However, the value of any acceleration of vesting will, if appropriate, be reduced to avoid any golden parachute penalties under Sections 280G or 4999 of the Code unless otherwise provided in an award agreement or another written agreement (such as an employment agreement) between DSW and an affected employee. Generally, a change in control is defined in the DSW Plans to include (i) a change in a majority of DSW’s directors during any 12-month period, (ii) with some exceptions (including exceptions for acquisitions by Retail Ventures, SSC, trusts established for members of the Schottenstein family and Cerberus Partners Ltd.), the acquisition by any person (or a group of persons acting together) of more than 30% of DSW’s outstanding voting securities and sufficient voting power to elect a majority of DSW’s board, (iii) a merger or business combination affecting DSW and after which DSW shareholders hold less than 50% of the surviving entity’s voting power, (iv) a complete dissolution or liquidation of DSW and (v) any other transaction that the DSW board decides will have at least as material an effect on DSW as any of the transactions specified above.
      Our board or the compensation committee of the board may terminate, suspend or amend the DSW Plans at any time without shareholder approval, except to the extent necessary to satisfy applicable law or listing requirements. However, generally no amendment may adversely affect any rights of a participant under an outstanding award without their consent. Unless terminated sooner, the DSW 2005 Equity Plan will terminate automatically ten years from the date of its implementation.

The DSW 2005 Equity Plan
      The DSW 2005 Equity Plan authorizes 4,600,000 shares of our common shares to be issued under the plan, all of which may be issued through the exercise of incentive stock options. The DSW 2005 Equity Plan also provides that any shares subject to an unfulfilled award (e.g., a forfeited option or an award settled for cash in an amount that is less than the award’s fair market value less any exercise price) may be subject to a subsequent award under the plan.
      The DSW 2005 Equity Plan provides that our employees may receive incentive stock options, our employees and consultants may receive nonstatutory stock options, restricted stock, restricted stock units, performance shares and performance units and stock appreciation rights and that our compensated directors may receive nonstatutory options, restricted stock, restricted stock units or stock unit awards.
      The DSW 2005 Equity Plan allows the compensation committee, in its discretion, to issue stock options to purchase shares of DSW under the DSW 2005 Equity Plan in substitution for stock options to purchase shares of Retail Ventures previously granted to our employees under the Retail Ventures 1991 Option Plan and/or the Retail Ventures 2000 Stock Incentive Plan. The aggregate value and general features of these substitute options are determined in accordance with Section 424 of the Code and the regulations thereunder.
      The maximum number of our shares underlying options that may be issued annually to any executive officer is 500,000 and the maximum number of whole-share grants (such as restricted stock and performance shares) is 100,000.
      The DSW 2005 Equity Plan limits participants’ ability to exercise awards they hold when they terminate employment. Under these rules (and unless the award agreement specifies otherwise), (i) all options, restricted stock, restricted stock units, stock units and stock appreciation rights that are affiliated with or issued in tandem with an option held by an employee or a compensated director who retires (i.e., in the case of employees, after reaching age 65 and completing five years of service or, in the case of compensated directors, after completing one full term as a compensated director after reaching age 65) becomes disabled as defined in the 2005 Equity Plan or dies will become exercisable and may be exercised anytime within one year (three months in the case of incentive stock options held by an employee who is retiring) after termination because of retirement, disability or death or, if shorter, the date the award would expire under its terms (ii) all options, restricted stock, restricted stock units, stock units and stock appreciation rights that are affiliated with or issued in tandem with an option held by a consultant who becomes disabled (as defined in the DSW 2005 Equity Plan) or dies will become exercisable and may be exercised anytime within one year after termination because of disability or death or, if shorter, the date the award would expire under its terms and (iii) all exercisable awards held by a participant whose employment terminates for any other reason (other than for “cause” as defined in the DSW 2005 Equity Plan) may be exercised anytime within 90 days after termination or, if shorter, the date the award would expire under its terms and all awards that are not exercisable at termination will be forfeited. The effect of termination on performance shares, performance units and stock appreciation rights that are not affiliated with or issued in tandem with an option will be specified in the award agreement. All awards (whether or not then exercisable) held by a participant who is terminated for “cause” (as defined in the DSW 2005 Equity Plan) are immediately forfeited and may not be exercised at any time.
      Subject to applicable legal requirements, at any time prior to a change in control of DSW, the compensation committee is authorized to cancel any or all outstanding stock options and other awards granted under the DSW 2005 Equity Plan. Upon cancellation, we are obligated to pay the participants only with respect to those options and awards that are then exercisable. With respect to outstanding stock options that are exercisable when cancelled, we will pay the participant the difference between the fair market value of the common shares underlying the stock option and the exercise price of the stock option. With respect to other awards under the DSW 2005 Equity Plan which are exercisable when cancelled, we will pay the participant the fair market value of the common shares subject to the award.
      Based on federal income tax laws currently in effect, we believe that we will not be entitled to a federal income tax deduction when an incentive stock option, nonstatutory stock option, restricted stock award, restricted stock unit award, performance stock award, performance stock unit award or stock unit award is granted and participants will not be required to include any amount in federal taxable income at that time. Except in the case of incentive stock options, we will be entitled to a federal income deduction in the year these awards are settled or exercised and participants will be required to recognize ordinary federal income taxes on the same amount in the same year. The amount of our federal income tax deduction (and the amount simultaneously taxable to the participant) will be the fair market value of the award when it is settled in the case of a restricted stock award, restricted stock unit award, performance stock award, performance stock unit award and stock unit award. In the case of nonstatutory stock options, the amount of our federal income tax deduction (and the amount simultaneously taxable to participants) will be the difference between the price a participant pays to exercise the nonstatutory stock option and the fair market value of the stock acquired when the option is exercised. Generally, upon exercise of an incentive stock option, we would not be entitled to any federal income tax deduction and the participant would not recognize income upon exercise. If the participant (i) does not dispose of the shares within two years after the date of the grant and one year after the transfer of shares upon exercise and (ii) is an employee of ours or of one of our subsidiaries from the date of the grant through and until three months before the exercise date, any gain from a subsequent sale of shares acquired through incentive stock options would be taxed to the participant as a long-term capital gain and we would not be entitled to a federal income tax deduction. However, if a participant does not satisfy the requirements of clauses (i) and (ii) above, we will be entitled to a federal income tax deduction equal to the difference between the price a participant paid to exercise the incentive stock option and the fair market value of the stock acquired when the option was exercised and the participant will be required to recognize ordinary income in the same amount.

The DSW 2005 Cash Incentive Plan
      The DSW 2005 Cash Incentive Plan authorizes the compensation committee to designate employees (including executive officers and employees who are not executive officers) who may earn additional cash compensation under the DSW 2005 Cash Incentive Plan, to identify business-related performance goals that must be met over a performance period specified by the compensation committee as a condition of the payment of the incentive compensation and to specify the amount of the cash bonus to be paid if those performance goals are met. The performance goals that executive officers must achieve to earn a cash bonus are derived from criteria listed in the DSW 2005 Cash Incentive Plan. Employees who are not executive officers also may earn a cash bonus under the DSW 2005 Cash Incentive Plan, although their performance goals may be based on criteria not listed in the DSW 2005 Cash Incentive Plan. The compensation committee must establish performance goals as soon as administratively practicable before the beginning of the performance period but, in the case of executive officers, no later than 90 days after the beginning of the performance period or the expiration of 25% of the performance period, whichever is earliest.
      At the end of each performance period, the compensation committee will ascertain whether each employee has or has not met applicable performance goals and certify those results to our board of directors along with a statement of the amount of any cash bonus earned. If an employee has not met applicable performance goals, he or she will not receive a cash bonus under the DSW 2005 Cash Incentive Plan for that performance period. If an employee has met applicable performance goals, DSW will pay the stipulated cash bonus as soon as administratively practicable but in no case later than two and one-half months after the end of our fiscal year during which the performance period ends or the calendar year during which the performance period ends, whichever is latest. The maximum annual bonus that any executive officer may earn under the DSW 2005 Cash Incentive Plan is $3,000,000.
      Unless otherwise provided in the award agreement, an employee who terminates employment for any reason other than death or disability before the end of a performance period will forfeit any right to receive a bonus during that performance period. However, unless otherwise provided in the award agreement, an employee who terminates employment because of death or disability (as defined in the DSW 2005 Cash Incentive Plan) will receive a prorated bonus under the DSW 2005 Cash Incentive Plan but only if applicable performance goals are actually achieved at the end of that performance period. The amount paid in these circumstances is the bonus the deceased or disabled employee would have received at the end of the performance period multiplied by a fraction, the numerator of which is the number of days between the beginning of the performance period and the date employment terminated and the denominator of which is the total number of days included in the performance period.
      Based on federal income tax laws currently in effect, we believe that we will be entitled to a federal income tax deduction equal to the full amount paid from the DSW 2005 Cash Incentive Plan in the year it is paid and that employees receiving payments from the DSW 2005 Cash Incentive Plan will be required to recognize ordinary income in the same year.
Benefit Plans
      We continue to participate in certain of the health and welfare benefit plans that are sponsored by Retail Ventures. Such plans include a health and medical plan, prescription drug plan, vision service plan, optional dental plan, life insurance plans, disability plans, and a cafeteria plan subject to Section 125 of the Code.
      Our full-time employees who attain age twenty-one may contribute up to thirty percent of their compensation on a pre-tax basis to a profit sharing and 401(k) plan, subject to Internal Revenue Service limitations. Part-time employees may contribute to the plan after attaining age twenty-one and completing one year of service as defined in the plan. We match employee deferrals into the plan, 100% on the first 3% of eligible compensation deferred and 50% on the next 2% of eligible compensation deferred. Matching begins after one year of qualified service. Additionally, we may contribute a discretionary profit sharing amount to the plan each year. The plan offers participants a diverse choice of investment options and contains provisions for loans and hardship withdrawals.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreements
      We have not entered into an employment agreement with Mr. Schottenstein, our Chief Executive Officer. Mr. Schottenstein was appointed on March 14, 2005, with an annual salary of $250,000. Effective April 2, 2006, Mr. Schottenstein’s annual salary was raised to $500,000.
      We have entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, which originally became effective on November 22, 2004. The agreement provides for an indefinite term (which terminates upon the executive’s death, disability (as such term is defined in the agreement), voluntary termination by the executive or involuntary termination by us). Under the agreement, Ms. Ferrée will receive an annual base salary of $700,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Effective April 2, 2006, Ms. Ferrée’s base salary was increased to $750,000. Ms. Ferrée will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our employee pension or welfare benefit plans at a level commensurate with her title and position and provides an entitlement to an annual perquisite allowance from us of $40,000.
      If the employment of Ms. Ferrée is involuntarily terminated by us without cause, or if Ms. Ferrée terminates her employment with us for good reason, as such term is defined in her employment agreement, Ms. Ferrée will be entitled to receive payment of her base salary through the end of 2007 if such termination occurs prior to the end of 2006 or for a 12 month period beginning on the date of termination if such termination occurs on or after January 1, 2007; up to 18 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to her outstanding stock options. The agreement with Ms. Ferrée also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      We have entered into an employment agreement with Mr. Horvath, our President, which originally became effective on January 3, 2005. The agreement provides for an indefinite term (which terminates upon Mr. Horvath’s death, disability (as such term is defined in the agreement), voluntary termination by Mr. Horvath or involuntary termination by us). Under the agreement, Mr. Horvath will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Effective April 2, 2006, Mr. Horvath’s base salary was increased to $550,000. In addition, Mr. Horvath received a signing bonus of $75,000 upon entering into the agreement. Mr. Horvath also participates in our bonus (cash incentive) plans with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Mr. Horvath’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $40,000.
      If the employment of Mr. Horvath is involuntarily terminated by us without cause, or if Mr. Horvath terminates his employment with us for good reason, as such terms are defined in his employment agreement, Mr. Horvath will be entitled to receive payment of his base salary through the end of fiscal 2008 if such termination occurs prior to the end of fiscal 2007 or for a 12 month period beginning on the date of termination if such termination occurs after the end of fiscal 2007; up to 18 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to his outstanding stock options. The agreement with Mr. Horvath also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

      We have entered into an employment agreement with Kevin M. Lonergan, our Executive Vice President and Chief Operating Officer, which originally became effective on December 1, 2005. The agreement provides for an indefinite term (which terminates upon Mr. Lonergan’s death, disability (as such term is defined in the agreement), voluntary termination by Mr. Lonergan or involuntary termination by us). Under the agreement, Mr. Lonergan will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. In addition, Mr. Lonergan also received, subject to certain conditions set forth in the employment agreement and applicable award agreement, (i) options to purchase 50,000 of our Class A Common Shares at an exercise price equal to the closing price of our Class A Common Shares on the date such grant is approved, subject to a 5-year vesting period from the date Mr. Lonergan commenced employment, (ii) 10,000 restricted stock units that vest 100% on June 29, 2009, and (iii) 20,000 additional restricted stock units, with a 2-year vesting schedule from the date Mr. Lonergan commenced employment. We also agreed to provide Mr. Lonergan with a comprehensive relocation package. Mr. Lonergan will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 80% of base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Lonergan’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $25,000.
      In the event that Mr. Lonergan’s employment is terminated involuntarily by us without cause or by Mr. Lonergan with good reason (as such terms are defined in the employment agreement), (i) we will continue to pay Mr. Lonergan’s base salary at the rate then in effect through January 24, 2009, if such termination occurs prior to January 26, 2008, or for a period of 12 months, if such termination occurs on or after January 26, 2008, (ii) we will reimburse Mr. Lonergan for COBRA costs for up to 12 months, subject to certain conditions, (iii) we will pay to Mr. Lonergan the pro rata share of any cash incentive bonus that he would have received had he not been terminated, and (iv) Mr. Lonergan may exercise any outstanding stock options which are vested on the date of his termination and those stock options that would have vested during the one year following his termination. The agreement with Mr. Lonergan also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      We have entered into an employment agreement with Mr. Probst, our Executive Vice President, Chief Financial Officer and Treasurer, which originally became effective on March 15, 2005. The agreement provides for an indefinite term (which terminates upon Mr. Probst’s death, disability (as such term is defined in his employment agreement), voluntary termination by Mr. Probst or involuntary termination by us). The agreement provides for an annual salary of $350,000 and a cash bonus of 80% of his base salary and a maximum annual bonus of 160% of base salary. For fiscal year 2005, Mr. Probst was guaranteed a cash bonus of 80% of his base salary. Effective April 2, 2006, Mr. Probst’s base salary was increased to $375,000. In addition, Mr. Probst received a signing bonus in the gross amount of $40,000 upon entering into the agreement. The agreement also provides for Mr. Probst’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
      If Mr. Probst’s employment is terminated by us “without cause” or for “good reason,” (as such terms are defined in his agreement), then Mr. Probst will be entitled to 12 months of base salary, 12 months of reimbursement for the cost of health care continuation, a pro-rata portion of any cash incentive bonus for the year of termination, and one year of accelerated vesting with respect to his outstanding stock options. The agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      We have entered into an employment agreement with Mr. Ungless, our Executive Vice President and Chief Marketing Officer, which originally became effective on June 26, 2005. The agreement provides for an indefinite term (which terminates upon Mr. Ungless’ death, disability (as such term is defined in the agreement), voluntary termination by Mr. Ungless or involuntary termination by us. Under the agreement, Mr. Ungless will receive an annual base salary of $350,000. Effective April 2, 2006, Mr. Ungless’ base salary was increased to $385,000. In addition, Mr. Ungless received a signing bonus of $75,000 upon entering into the agreement. If Mr. Ungless voluntarily resigns from DSW in the first 12 months of his date of hire, he is required to repay the net amount of the bonus to us. Mr. Ungless will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 50% of base salary and a maximum annual bonus of 100% of base salary. The agreement also provides for Mr. Ungless’ participation in our employee pension or welfare benefit plans at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
      If the employment of Mr. Ungless is involuntarily terminated by us without cause, Mr. Ungless will be entitled to receive payment of his base salary for a 12 month period beginning on the date of termination, provided, however, that Mr. Ungless is expected to promptly and reasonably pursue new employment. If during the 12 months of salary continuation Mr. Ungless becomes employed either as an employee or a consultant, Mr. Ungless’ base salary paid by DSW will be reduced by the amount of the base salary or consultant compensation paid by the new employer or entity for the remainder of the 12 month salary continuation period. Additionally, in the event that Mr. Ungless is involuntarily terminated by us without cause, he will be entitled to receive up to 12 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to his outstanding stock options. The agreement with Mr. Ungless also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

Termination of Employment
      On November 3, 2004, the board of directors of Retail Ventures voted to terminate the employment of John C. Rossler, President and Chief Executive Officer of Retail Ventures, and Edwin J. Kozlowski, Executive Vice President and Chief Operating Officer of Retail Ventures, and to terminate their respective employment agreements “without cause” in accordance with the terms of the agreements. In connection with their terminations of employment, Messrs. Rossler and Kozlowski each entered into confidential settlement agreements and releases with Retail Ventures in March 2005. In connection with the termination of their employment with Retail Ventures, we paid a portion of John C. Rossler’s and Edwin J. Kozlowski’s settlement payments.
      Mr. Rossler’s employment agreement, dated effective as of February 3, 2002, provided for an annual salary of $700,000 with annual increases of 2.5%. Pursuant to its terms, on termination “without cause” (as such term is defined in his employment agreement), Mr. Rossler became entitled to receive 12 months of his base salary plus reimbursement for his cost of maintaining continuing health care coverage for a period of up to 18 months following his termination. Mr. Rossler has a duty to mitigate these payments pursuant to the terms of his employment agreement. In addition, (i) Mr. Rossler is entitled to a pro rata incentive compensation payment based on the extent to which performance standards are met on the last day of the year in which he is terminated without cause; and (ii) subject to the terms of Retail Ventures’ stock incentive plan and any applicable award agreement, (a) all stock options held by Mr. Rossler will be fully vested and exercisable, (b) all restrictions then imposed on any restricted stock (other than those imposed by any applicable state or federal statute) held by Mr. Rossler will lapse and be removed and the shares will be distributed to him, and (c) all performance stock options held by Mr. Rossler will be fully vested and exercisable. In consideration of the payments made and benefits provided to Mr. Rossler upon his termination of employment without cause, Mr. Rossler has agreed to non-competition and non-solicitation restrictions which remain in effect until the second anniversary of his termination of employment and to a standard confidentiality covenant. Pursuant to the settlement agreement with Mr. Rossler, the effective date of Mr. Rossler’s termination of employment was January 14, 2005 and he will receive severance as described above through December 20, 2005. Mr. Rossler waived any claim to an incentive compensation payment for fiscal 2004. In addition, under the settlement agreement, Mr. Rossler agreed to release Retail Ventures from all claims relating to his employment.
      Mr. Kozlowski’s employment agreement, effective as of February 3, 2002, provided for an annual salary of $500,000 with annual increases of 2.5%. Pursuant to its terms, on termination “without cause” (as such term is defined in his employment agreement), Mr. Kozlowski became entitled to receive 12 months of his base salary plus reimbursement for his cost of maintaining continuing health care coverage for a period of up to 18 months following his termination. Mr. Kozlowski has a duty to mitigate these payments pursuant to the terms of his employment agreement. In addition, (i) Mr. Kozlowski is entitled to a pro rata incentive compensation payment based on the extent to which performance standards are met on the last day of the year in which he is terminated without cause; and (ii) subject to the terms of Retail Ventures’ stock incentive plan and any applicable award agreement, (a) all stock options held by Mr. Kozlowski will be fully vested and exercisable, (b) all restrictions then imposed on any restricted stock (other than those imposed by any applicable state or federal statute) held by Mr. Kozlowski will lapse and be removed and the shares will be distributed to him, and (c) all performance stock options held by Mr. Kozlowski will be fully vested and exercisable. In consideration of the payments made and benefits provided to Mr. Kozlowski upon his termination of employment without cause, Mr. Kozlowski has agreed to non-competition and non-solicitation restrictions which remain in effect until the second anniversary of his termination of employment and to a standard confidentiality covenant. Pursuant to the settlement agreement with Mr. Kozlowski, the effective date of Mr. Kozlowski’s termination of employment was January 14, 2005 and he will receive severance as described above through December 7, 2005. Mr. Kozlowski waived any claim to an incentive compensation payment for the year 2004. Pursuant to the settlement agreement, Mr. Kozlowski will keep the automobile in his possession as of the date of the settlement agreement, with the cash value of the automobile being considered severance pay under the employment agreement, and he agreed to repay in full by April 15, 2005 the balance of the loan made to him by Retail Ventures to cover certain expenses related to personal benefits. This loan was repaid in full by Mr. Kozlowski in April 2005. In addition, under the settlement agreement, Mr. Kozlowski agreed to release Retail Ventures from all claims relating to his employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
      Prior to the completion of our initial public offering in July 2005, we were operated as a direct wholly-owned subsidiary of Retail Ventures. As of April 29, 2006, Retail Ventures owned 27,702,667 of our Class B Common Shares, or in excess of 63.1% of our total outstanding shares and 93.2% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
      As of April 29, 2006, Jay Schottenstein, the Chairman of Retail Ventures, beneficially owned approximately 78.4% of the common shares of SSC. As of April 29, 2006, SSC owned approximately 42.8% of the outstanding shares and beneficially owned approximately 53.6% (assumes issuance of (i) 8,333,333 Retail Ventures Common Shares issuable upon the exercise of convertible warrants, (ii) 1,594,377 shares of Retail Ventures Common Shares issuable upon the exercise of term loan warrants, and (iii) 479,792 Retail Ventures Common Shares issuable pursuant to the anti-dilution provisions of the term loan warrants) of the outstanding shares of Retail Ventures. For fiscal 2003, fiscal 2004 and fiscal 2005, we paid approximately $5.7 million, $10.3 million and $10.8 million, respectively, in total fees, rents and expenses to SSC.
      In the ordinary course of business, we have entered into a number of agreements with Retail Ventures, Value City and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with Retail Ventures or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our board or a committee of our board that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations.
Relationships Between Our Company And Retail Ventures

Historical Relationship With Retail Ventures
      Prior to the completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Value City or Retail Ventures since 1998. As a result, in the ordinary course of our business, we have received various services provided by Value City and Retail Ventures, including import administration, risk management, information technology, tax, financial services, and shared benefits administration and payroll, as well as other corporate services. Retail Ventures also maintained insurance for us and for our directors, officers and employees. Retail Ventures also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures consider to be reasonable reflections of the use of services provided or the benefit received by us. These allocations totaled $24.4 million in fiscal 2003, $29.5 million in fiscal 2004, and $17.3 million in fiscal 2005.

Retail Ventures as our Controlling Shareholder
      As of April 29, 2006, Retail Ventures owns in excess of 63.1% of our outstanding Common Shares, and 93.2% of the combined voting power of our outstanding Common Shares. For as long as Retail Ventures continues to control more than 50% of the combined voting power of our Common Shares, Retail Ventures will be able to direct the election of all the members of our board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common shares or other equity securities, and the payment of dividends with respect to our common shares. Similarly, Retail Ventures will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to Retail Ventures.
      Retail Ventures has advised us that its current intent is to continue to hold all the Class B Common Shares owned by it, except to the extent necessary to satisfy obligations under warrants it has granted to certain of its lenders and obligations under the PIES. The Class B Common Shares of DSW held by Retail Ventures are currently subject to liens in favor of SSC and Cerberus, as well as a lien granted to Value City. Retail Ventures is currently subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of the Common Shares of DSW for so long as the non-convertible loan facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares (without regard to any limitations on exercisability of the warrants). Upon completion of the offering of the PIES by Retail Ventures, Retail Ventures will be released from these contractual obligations with its lenders as well as the liens on the Common Shares of DSW described above. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants.
      Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. Retail Ventures has advised us that it does not intend or plan to undertake a spin-off of DSW or another tax-free transaction involving DSW.
      For a further discussion of these risks, see “Risk Factors — Risks Relating to our Relationship with and Separation from Retail Ventures.”

Agreements Between Us And Retail Ventures
      This section describes the material provisions of agreements between us and Retail Ventures. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which is filed as an exhibit to our registration statement filed in connection with our initial public offering. We entered into these agreements with Retail Ventures in the context of our relationship as a wholly-owned subsidiary of Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.

Agreements Relating to our Separation from Retail Ventures
      In connection with our initial public offering, we and Retail Ventures entered into agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.

      Master Separation Agreement. The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also have agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
      Under the master separation agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      Shared Services Agreement. Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, continue to operate as they did prior to our initial public offering. We continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which became effective as of January 30, 2005, we provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and transportation management, site research, lease negotiation, store design and construction management. Retail Ventures provides us with services relating to import administration, risk management, information technology, tax, logistics, legal services, financial services, shared benefits administration and payroll and maintain insurance for us and for our directors, officers and employees.
      The initial term of the shared services agreement expires at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
      Prior to and following the consummation of our initial public offering, we have had, and will continue to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and Retail Ventures. We pay Retail Ventures for these services as expenses for these services are incurred. These services are provided to us by virtue of our status as Retail Ventures’ affiliate and are unrelated to those delineated in the shared services agreement.
      Prior to the completion of our initial public offering in July 2005, we and Retail Ventures used intercompany transactions in the conduct of their operations. Under this arrangement, Retail Ventures acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all Retail Ventures’ subsidiaries, including DSW. We transferred cash received from sales of merchandise to cash accounts controlled by Retail Ventures. The balance of advances to affiliates fluctuated based on DSW’s activities with Retail Ventures.
      Following the consummation of our initial public offering, our intercompany activities are limited to those arrangements set forth in the shared services agreement and the other agreements described in this prospectus. We no longer concentrate our cash from the sale of merchandise into Retail Ventures’ accounts but into our own DSW accounts. We pay for our own merchandise, expenses and capital additions from our own disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and the other agreements described in this prospectus.
      In fiscal 2005, we paid Retail Ventures approximately $17.3 million for services rendered to us under the shared service agreement. In addition, in fiscal 2005, Retail Ventures paid us approximately $8.7 million for services we rendered on behalf of Retail Ventures.
      Tax Separation Agreement. Until the completion of our initial public offering in July 2005, we had historically been included in Retail Ventures’ Consolidated Group for U.S. federal income tax purposes as well as in Combined Groups for state and local income tax purposes. We entered into a tax separation agreement with Retail Ventures that became effective upon consummation of our initial public offering. Pursuant to the tax separation agreement, we and Retail Ventures generally make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We have the right to review and comment on such pro forma tax returns. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
      Retail Ventures is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services provided to us by Retail Ventures, we pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services provided to us.
      Retail Ventures is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
      We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of the our outstanding stock. Following completion of our initial public offering in July 2005, we are no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.
      Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures shareholders. Nevertheless, we and Retail Ventures agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of DSW or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
      Exchange Agreement. In connection with our initial public offering, we entered into an exchange agreement with Retail Ventures. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.
      Footwear Fixture Agreement. In connection with the completion of our initial public offering in July 2005, we entered into an agreement with Retail Ventures related to our patented footwear display fixtures. We agreed to sell Retail Ventures, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering them. In addition, we have agreed to pay Retail Ventures a percentage of any net profit we may receive should we ever market and sell the fixtures to third parties.
Leases and Subleases
      Office, warehouse and distribution facility. We lease our approximately 700,000 square foot corporate headquarters, warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC, 4300 East Fifth Avenue LLC. The lease expires in December 2016 and has three renewal options with terms of five years each. The monthly rent is $179,533, $194,228 and $208,922 during the first, second and third five-year periods of the initial term, respectively. The rent increases to $220,416, $235,111 and $249,805 in the first, second and third renewal terms, respectively. On account of this agreement, we paid to the landlord approximately $3.1 million in fiscal 2003, $3.4 million in fiscal 2004, and $3.0 million for fiscal 2005.
      DSW stores. As of April 29, 2006, we leased or subleased 15 DSW stores from affiliates of SSC and signed a lease for one additional store expected to be opened in fiscal 2006. We paid SSC or its affiliates approximately $6.4 million for fiscal 2005 and approximately $6.6 million for fiscal 2004 on account of the leases and subleases. Listed below are the locations of the stores that we leased from affiliates of SSC as of January 28, 2006:

				Annual
				Minimum Rent as of
Store Location	Landlord	Expiration Date	Renewal Options	January 28, 2006(1)

Glen Allen, Virginia	Jubilee — Richmond, LLC	October 2015	Three, with terms of five years each.	$429,249
Fairfax, Virginia	Jubilee Limited Partnership	November 2009	Two, with terms of 10 years each.	$525,589
Pittsburgh, Pennsylvania (Clariton Boulevard)	SSC	December 2017	Three, with terms of five, five and two years, respectively.	$341,356
Troy, Michigan	Jubilee Limited Partnership	February 2013	Two, with terms of five years each.	$512,000
Springdale, Ohio	Jubilee — Springdale, LLC	October 2016	Three, with terms of five years each.	$568,000

				Annual
				Minimum Rent as of
Store Location	Landlord	Expiration Date	Renewal Options	January 28, 2006(1)

Denton, Texas	Jubilee Limited Partnership	February 2019	Three, with terms of five years each.	$319,790
Richmond, Virginia (Midlothian)	JLP — Richmond LLC	April 2019	Three, with terms of five years each.	$420,000
Merrillville, Indiana(2)	Jubilee Limited Partnership	December 2017	Three, with terms of five years each.	$360,000
Beavercreek, Ohio	Shoppes of Beavercreek, Ltd	September 2012	Three, with terms of five years each.	$363,585
Chesapeake, Virginia	JLP — Chesapeake, LLC	July 2011	Four, with terms of five years each.	$402,325
Columbus, Ohio (Polaris)	SSC — Polaris, LLC	October 2017	Four, with terms of five years each.	$583,800
Cary, North Carolina	JLP — Cary, LLC	February 2018	Three, with terms of five years each.	$424,782
Madison, Tennessee	JLP — Madison LLC	November 2017	Three, with terms of five years each.	$252,992
Kalamazoo, Michigan	K&S Maple Hill Mall, L.P.	October 2020	Three, with terms of five years each.	$312,996
South Bend, Indiana	KSK Scottsdale Mall, L.P.	October 2020	Three, with terms of five years each.	$338,897
Warrensville Heights, Ohio(3)	JLP — Harvard Park, LLC		Three, with terms of five years each.	$360,000

(1)	For each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance.

(2)	DSW occupies this premises under a license agreement entered into with Value City. Value City is the tenant under the lease entered into with the landlord.

(3)	This store is expected to open in fiscal 2006, at which time the expiration date will be determined.
Corporate Services Agreement with SSC
      We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and SSC. The agreement set forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of January 28, 2006, the only services we receive pursuant to this agreement pertain to real estate services and the administration of our health insurance and benefit plans. For fiscal 2003, fiscal 2004, and fiscal 2005, our allocated portion of the amount Retail Ventures paid SSC or its affiliates was $0.2 million, $0.3 million, and $0.6 million, respectively, for such services. In connection with our initial public offering, the Corporate Services Agreement was amended and Schottenstein Management Company, or SMC, was added as a party.
      We entered into a side letter agreement relating to corporate services with SSC and SMC. Under the side letter agreement, we have agreed to pay for any services provided by SSC or SMC to DSW through Retail Ventures in the event that Retail Ventures does not pay for those services.
      Until July 2004, we were self-insured through our participation in a self-insurance program maintained by SSC. While we no longer participate in the program we continue to remain liable for liabilities incurred by us under the program. Under the program, SSC charged Retail Ventures amounts based, among other factors, on loss experience and its actual payroll and related costs for administering the program. For fiscal 2003, our allocated portion of the amount Retail Ventures paid SSC was approximately $0.2 million. For fiscal 2004 and fiscal 2005, our allocated portion of the amount Retail Ventures paid SSC was in an amount immaterial to the financial statements.
      DSW has had, and will continue to have, the option to use corporate aircraft provided by a third party vendor pursuant to a contract between the third party vendor and SSC and a Retail Ventures affiliate. We expect to pay SSC for these services as expenses for these services are incurred. These services are made available to us by virtue of our status as an SSC affiliate.
Agreement with Value City for Leased Shoe Departments
      Until December 28, 2004, we were party to a license agreement with Value City which gave us the exclusive right to supply footwear to leased shoe departments in specified Value City stores. Under this license, we agreed to pay to Value City a specified percentage of our annual gross sales from each of the Value City leased shoe departments. In addition, we paid some of Value City’s expenses, including those related to advertising for the shoe departments and employee services for shoe department employees.
      The managers and full- and part-time associates who staffed our departments in these Value City stores were employees of Value City. We reimbursed Value City for the payroll taxes, benefits and other expenses associated with those associates. We supplied our own merchandise and store fixtures, maintained our own insurance and were responsible for repairs and maintenance of our fixtures, merchandise and equipment.
      We paid approximately $41.6 million in total license fees and other expenses (including payroll and benefits) to Value City for fiscal 2003 and approximately $41.2 million for fiscal 2004. The historical and pro forma financial data included elsewhere in this prospectus does not give effect to transactions that have taken place pursuant to this agreement. As part of the reorganization that took place on December 28, 2004, this contract was terminated.
Agreements with Filene’s Basement for Leased Shoe Departments
      Until January 29, 2005, we were party to an agreement with Filene’s Basement pursuant to which we had the exclusive right to operate leased shoe departments with approximately 20,000 square feet of selling space and approximately 3,000 feet of storage space in Filene’s Basement stores. At the time this contract was terminated, this agreement pertained only to the two combination DSW/Filene’s Basement stores. Under this agreement, we owned the merchandise, recorded sales of merchandise net of returns and sales tax and provided supervisory assistance in all covered locations. We paid a percentage of net sales as rent. We also paid certain taxes, insurance premiums and freight costs with respect to the merchandise. We paid approximately $2.0 million in total fees and expenses to Filene’s Basement for fiscal 2003 and $2.1 million for fiscal 2004.
      Until January 29, 2005, we were party to an agreement with Filene’s Basement pursuant to which we had the exclusive right to operate leased shoe departments with approximately 1,000 square feet of selling space and 200 square feet of storage space in Filene’s Basement stores. At the time this contract was terminated, we operated departments of this size in 22 Filene’s Basement stores. Under this agreement, we owned the merchandise, recorded sales of merchandise net of returns and sales tax and provided supervisory assistance in all covered locations. We paid a percentage of net sales as rent. We also paid certain taxes, insurance premiums and freight costs with respect to the merchandise. We paid approximately $3.8 million in total fees and expenses to Filene’s Basement for fiscal 2003 and $4.8 million for fiscal 2004.
      Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, we have the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. We own the merchandise, record sales of merchandise net of returns and sales tax, and receive a per-store license fee for use of our name on the stores. We pay a percentage of net sales as rent. The employees that supervise the shoe departments are employees of us who report directly to our supervisors. Filene’s Basement provides the fixtures and sales associates. As of April 29, 2006, this agreement pertained to only three combination DSW/ Filene’s Basement stores. We paid approximately $2.6 million in total fees and expenses to Filene’s Basement for fiscal 2005.
      Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement we have the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. We own the merchandise, record sales net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. We also pay certain taxes, insurance premiums and freight costs with respect to the merchandise. As of April 29, 2006, we operated leased shoe departments in 22 of these Filene’s Basement stores. We paid approximately $8.0 million in total fees and expenses to Filene’s Basement for fiscal 2005.
Agreement with Filene’s Basement for Atrium Space at our Union Square Store in Manhattan
      Effective as of January 30, 2005, we entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and our Union Square store leased space, and for other expenses related to our leased space, which are located in the same building in New York, New York. Under that agreement, we have agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and our leased space. Our share of these expenses totaled approximately $25,500 for fiscal 2005.
Registration Rights Agreements
      Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      We have also entered into a registration rights agreement with Cerberus and SSC, under which we have agreed to register in specified circumstances the Class A Common Shares issued to them upon exercise of their warrants and each of these entities and Millennium will be entitled to participate in the registrations initiated by the other entities. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW Common Shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to five demand registrations with respect to the Class A Common Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may each request up to three demand registrations. The agreement will also grant Cerberus, SSC and Millennium the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement). Our failure to perform our obligations under this agreement would result in an event of default under the Value City subordinated convertible loan facility, as amended.
Notes, Credit Agreements and Guarantees
      Upon completion of our initial public offering in July 2005, Retail Ventures amended or amended and restated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor. DSW is no longer a party to any of these agreements.
      The Value City Revolving Credit Facility. Prior to completion of our initial public offering in July 2005, we were party to a Loan and Security Agreement, as amended, entered into with National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. Upon the completion of our initial public offering, this revolving credit agreement was amended and restated and we were released from our obligations as a party thereto.

      The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and we were released from our obligations as a party thereto.
      Under the terms of this term loan agreement, SSC and Cerberus each provided us, Value City and the other Retail Ventures affiliates named as co-borrowers with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. In connection with the second tranche of these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment. The term loans’ stated rate of interest per annum through June 11, 2004 was 14% if paid in cash and 15% if the co-borrowers elected a PIK, option. During the first two years of the term loans, the co-borrowers could elect to pay all interest in PIK. During the final two years of the term loans, the stated rate of interest was 15.0% if paid in cash or 15.5% if by PIK, and the PIK option was limited to 50% of the interest due. For fiscal 2002 and fiscal 2003, the co-borrowers elected to pay interest in cash.
      In connection with the amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, Cerberus and Millennium the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Assuming an exercise price per share of $19.00, SSC and Cerberus would each receive 328,915 Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised these warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares.
      The Value City Senior Subordinated Convertible Loan Facility. Prior to completion of our initial public offering in July 2005, we were a co-guarantor under the Amended and Restated Senior Subordinated Convertible Loan Agreement, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Upon the completion of our initial public offering, this convertible loan agreement was amended and restated and we are no longer a party thereto.
      In connection with the amendment and restatement of this convertible loan agreement, Retail Ventures repaid $25 million of this facility and the convertible loan was converted into a non-convertible loan. The capital stock of DSW held by Retail Ventures currently secures the non-convertible loan. This lien will be released upon completion of the PIES offering by Retail Ventures. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. In connection with the amendment and restatement of the convertible loan agreement in July 2005, Retail Ventures agreed to issue to SSC and Cerberus convertible warrants which are exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the convertible warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      On March 13, 2006, Retail Ventures issued 2,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. The common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $9,000,000. On April 26, 2006, Retail Ventures issued an additional 3,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. These common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $13,500,000. Following this exercise, Cerberus’ remaining convertible warrants entitle Cerberus to acquire 789,474 Class A Common Shares of DSW (subject to anti-dilution provisions) if they exercise their remaining warrants exclusively for DSW Common Shares. As of April 29, 2006, SSC would receive 1,973,684 Class A Common Shares (subject to anti-dilution provisions) if they exercised these warrants exclusively for DSW Common Shares.
      Value City Intercompany Note. The capital stock of DSW held by Retail Ventures currently secures a $240 million Value City intercompany note made payable by Retail Ventures to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to Retail Ventures on that date. Under the terms of the Value City Intercompany Note, the lien granted to Value City on the DSW capital stock held by Retail Ventures will be released upon written notice that warrants held by Cerberus, SSC and Millennium are to be exercised in exchange for DSW capital stock held by Retail Ventures and to be delivered by Retail Ventures upon the exercise of such warrants. The lien will also be released upon repayment of the note in full. In connection with the offering of the PIES by Retail Ventures, this lien on the DSW capital stock that secures the Value City Intercompany Note will be released and the approximately $49.7 million remaining balance of the Value City Intercompany Note will be repaid.
      The $165.0 Million Intercompany Note. In March 2005, we incurred intercompany indebtedness to fund a $165.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      The $25.0 Million Intercompany Note. In May 2005, we incurred intercompany indebtedness to fund a $25.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      Cross-Corporate Guarantees. We previously entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guaranteed payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. In July 2005, we terminated these cross-corporate guarantees and no amounts remain guaranteed by us.
      Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in Manhattan,

New York. In connection with the lease, Retail Ventures has agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.
      Intercompany Accounts. Prior to the completion of our initial public offering in July 2005, DSW and Retail Ventures used intercompany transactions in the conduct of their operations. Under this arrangement, Retail Ventures acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all Retail Ventures’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by Retail Ventures. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on our balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with Retail Ventures.
      Following completion of our initial public offering, DSW’s intercompany activities are limited to those arrangements set forth in the shared services agreement and the other agreements between DSW and Retail Ventures. DSW no longer concentrates its cash from the sale of merchandise into Retail Ventures’ accounts but into its own DSW accounts. DSW pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements between DSW and Retail Ventures.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
      Retail Ventures remains a substantial shareholder of DSW and SSC remains a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
      Conflicts/Competition. Retail Ventures and SSC have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
      Corporate Opportunities. In the event that Retail Ventures, SSC or any director or officer of either of them who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for Retail Ventures or SSC, our amended articles of incorporation provide:

•	If Retail Ventures or SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•	If one of our directors or officers who is also a director or officer of Retail Ventures or SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if Retail Ventures or SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•	If the corporate opportunity is offered to one of our officers who is also a director but not an officer of Retail Ventures or SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of Retail Ventures or SSC, in which case it belongs to Retail Ventures or SSC, as the case may be.

•	If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of Retail Ventures or SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•	If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of Retail Ventures or SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.
      Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with Retail Ventures, SSC, our directors, directors of Retail Ventures or SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•	the relationship or interest is disclosed or is known to the board of directors or the committee approving the contract or transaction, and the board of directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•	the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the board of directors, a committee of the board of directors, or the shareholders.
Loans to Management
      In June 2001, we loaned Edwin J. Kozlowski, who was then serving as our Senior Vice President and Chief Financial Officer, $412,758.00. In May 2003, Mr. Kozlowski repaid the balance of the loan. Interest had accrued at the prime rate set from time to time by National City Bank, Columbus, Ohio.
      Mr. Kozlowski entered into an employment agreement with Retail Ventures, effective May 1, 2001, to serve as its Executive Vice President and Chief Operating Officer for a term ending April 30, 2004. Under the terms of the agreement, in July 2001, Retail Ventures loaned Mr. Kozlowski $80,000 to cover expenses related to personal benefits. This loan was being forgiven at the rate of 10% for each 12 consecutive month period Mr. Kozlowski remained employed after the date the loan was made. The largest amount of the loan outstanding in fiscal 2004 was $68,329. On November 3, 2004, the board of directors voted to terminate Mr. Kozlowski’s employment. In April 2005, Mr. Kozlowski repaid the loan in full.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners
      The following table sets forth information regarding the beneficial ownership of our Class A and Class B Common Shares as of May 1, 2006 by each person or entity who is known by us to beneficially own 5% or more of our outstanding Common Shares. For information regarding Retail Ventures’ beneficial ownership following the consummation of the PIES offering, see “The Selling Shareholder.”

					Percentage of
	Number of Shares				Shares Beneficially		Percentage of
	Beneficially Owned				Owned		Combined Voting
							Power of All Classes
Name and Beneficial Owner	Class A		Class B		Class A	Class B	of Common Stock

Retail Ventures, Inc.	—		27,702,667	(1)	—	100%	93.2%
3241 Westerville Road Columbus, Ohio 43224
Schottenstein Stores Corporation	2,302,599	(2)(3)	—		12.5%	—	1.0%
1800 Moler Road Columbus, Ohio 43207
Jay L. Schottenstein	2,652,699	(2)(3)	—		14.3%	—	1.1%
1800 Moler Road Columbus, Ohio 43207
Stephen Feinberg	1,118,389	(2)(4)	—		6.5%	—	0.5%
c/o Cerberus Partners L.P. 299 Park Avenue New York, New York 10171
Baron Capital Management, Inc.	3,197,600	(5)	—		19.8%	—	1.3%
767 Fifth Avenue New York, New York 10153
Wellington Management Company, LLP	1,913,570	(6)	—		11.8%	—	0.8%
75 State Street Boston, Massachusetts 02109
Wells Fargo & Company	1,349,420	(7)	—		8.3%	—	0.6%
420 Montgomery Street San Francisco, California 94104
Delaware Management Holdings	1,170,592	(8)	—		7.2%	—	0.5%
2005 Market Street
Philadelphia, Pennsylvania 19103
Arbor Capital Management, LLC	818,200	(9)	—		5.1%	—	0.3%
One Financial Plaza 120 South Sixth Street Suite 100 Minneapolis, Minnesota 55402

(1)	Class B Common Shares of DSW held by Retail Ventures are exchangeable into a like number of Class A Common Shares of DSW. Common Shares of DSW held by Retail Ventures are currently subject to a lien securing Retail Ventures’ obligations under the non-convertible loan facility provided by Cerberus and SSC to Value City and a lien in favor of Value City. These liens will be released upon the consummation of the offering of the PIES by Retail Ventures. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants.

(2)	Each of Cerberus and SSC has the right to acquire Class A Common Shares of DSW from Retail Ventures pursuant to certain warrant agreements. As described in footnote 4 below, Stephen Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus, directly or indirectly.

(3)	As of April 29, 2006, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of SSC. As described in footnote 2 above, SSC has the right to acquire 2,302,599 Class A Common Shares of DSW (subject to adjustment) from Retail Ventures pursuant to certain warrant agreements. Mr. Schottenstein is also the sole beneficial owner of 144,000 Retail Ventures common shares and holds 52,500 Retail Ventures common shares through Glosser Brothers Acquisition, Inc., or GBA, of which Mr. Schottenstein is Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein has voting and investment power as co-trustee of a family trust that owns 30,000 Retail Ventures common shares, and is one of five trustees of a foundation that owns 67,944 Retail Ventures common shares. Mr. Schottenstein also held options exercisable for 50,000 Retail Ventures common shares. As of April 29, 2006, SSC owned approximately 42.8% of the outstanding shares and beneficially owned approximately 53.6% (assumes issuance of (i) 8,333,333 Retail Ventures Common Shares issuable upon the exercise of convertible warrants, (ii) 1,594,377 shares of Retail Ventures Common Shares issuable upon the exercise of term loan warrants, and (iii) 479,792 Retail Ventures Common Shares issuable pursuant to the anti-dilution provisions of the term loan warrants) of the outstanding shares of Retail Ventures. These warrants are exerciseable at the option of the holder for RVI common shares or for DSW Class A Common Shares held by RVI, or a combination thereof.

(4)	Stephen Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus, directly or indirectly. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 1,118,389 of our Class A Common Shares issuable to Cerberus upon the exercise of its warrants exclusively for DSW Common Shares. Under the terms of the warrants, Cerberus may not exercise the warrants, to the extent such exercise would cause Cerberus, together with its affiliates, to beneficially own a number of Class A Common Shares which would exceed 9.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Class A Common Shares issuable upon exercise of the additional warrants which have not been exercised.

(5)	Baron Capital Group, Inc., or BCG, is the parent company of BAMCO, Inc., or BAMCO, and Baron Capital Management, Inc., or BCM. BAMCO and BCM are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. BAMCO beneficially owns 2,960,500 Class A Common Shares, and BCM beneficially owns 237,100 Class A Common Shares. Baron Small Growth Fund, or BCS, and Baron Growth Fund, or BGF, are investment companies registered under Section 8 of the Investment Company Act and are advisory clients of BAMCO and own 1,500,000 and 1,350,000 Class A Common Shares, respectively. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. Based on information contained in a Schedule 13G filed with the SEC on February 14, 2006.

(6)	Wellington Management is an investment advisor and may be deemed to beneficially own 1,913,570 Class A Common Shares on behalf of its clients. Wellington Management reported it had shared voting power over 1,625,260 Class A Common Shares and shared dispositive power over 1,895,970 Class A Common Shares. Based on information contained in a Schedule 13G filed with the SEC on January 10, 2006.

(7)	Wells Fargo & Company reported it had sole voting power over 1,257,200 Class A Common Shares, sole dispositive power over 1,274,980 Class A Common Shares, and shared dispositive power over 74,440 Class A Common Shares. Based on information contained in a Schedule 13G filed with the SEC on February 15, 2006.

(8)	Delaware Management Holdings reported it had sole voting power over 1,161,428 Class A Common Shares, shared voting power over 369 Class A Common Shares, and sole dispositive power over 1,170,592 Class A Common Shares. Based on information contained in a Schedule 13G filed with the SEC on February 9, 2006.

(9)	Arbor Capital Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Leggott is CEO of Arbor Capital Management, LLC and beneficially owns a controlling percentage of its outstanding voting securities. Mr. Leggott could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Arbor Capital Management, LLC. Arbor Capital Management, LLC report it had sole voting and sole dispositive power over 818,200 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2006.
     The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.

Security Ownership of Management
      The following table sets forth, as of May 1, 2006, information with respect to our Class A Common Shares owned beneficially by each director individually, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group:

			Percentage of		Percentage of
	Number of Shares		Shares Beneficially		Combined Voting
	Beneficially Owned(1)		Owned(2)		Power of All
					Classes of
Name and Beneficial Owner	Class A	Class B	Class A	Class B	Common Stock

Deborah Ferrée	50,000	—	*	—	*
Carolee Friedlander	6,100	—	*	—	*
Peter Z. Horvath	60,000	—	*	—	*
Philip B. Miller	6,100	—	*	—	*
Douglas J. Probst	18,500	—	*	—	*
James D. Robbins	4,100	—	*	—	*
Jay L. Schottenstein(3)	2,652,699	—	14.3%	—	1.1%
Harvey L. Sonnenberg	5,100	—	*	—	*
Allan J. Tanenbaum	6,089	—	*	—	*
Derek Ungless	10,000	—	*	—	*
Heywood Wilansky	5,000	—	*	—	*
All directors and executive officers as a group (12 persons)	2,823,688	—	15.2%	—	1.2%

*	Represents less than 1% of outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options and the amount of restricted shares that could be issued within 60 days of May 1, 2006:

	Stock Options	Restricted Shares that
	Exercisable Within	Could be Issued
	60 days of May 1,	Within 60 days of
Beneficial Owner	2006	May 1, 2006

Deborah Ferrée	30,000	—
Carolee Friedlander	—	3,100
Peter Z. Horvath	30,000	—
Philip B. Miller	—	3,100
Douglas J. Probst	14,000	—
James D. Robbins	—	3,100
Harvey L. Sonnenberg	—	3,100
Allan J. Tanenbaum	—	5,089
Derek Ungless	8,000	—
All directors and executive officers as a group	88,000	17,489

(2)	The percent is based upon 16,181,075 Class A Common Shares and 27,702,667 Class B Common Shares outstanding, plus the number of shares a person has the right to acquire within 60 days of May 1, 2006.

(3)	Includes 350,000 Class A Common Shares held by family trusts and 2,302,599 Class A Common Shares that SSC has the right to acquire from Retail Ventures pursuant to certain warrant agreements. As of May 1, 2006, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of SSC.
      The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

DESCRIPTION OF INDEBTEDNESS
      $150 Million Secured Revolving Credit Facility. Simultaneously with the amendment and restatement of the Value City revolving credit facility described below, we entered into a new $150 million secured revolving credit facility with a term of five years. Under this facility, we and our subsidiary, DSWSW, are named as co-borrowers. This facility has borrowing base restrictions and provides for borrowing at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under the secured revolving credit facility are secured by a lien on substantially all of our and our subsidiary’s personal property and a pledge of our shares of DSWSW. In addition, our secured revolving credit facility contains usual and customary restrictive covenants relating to our management and the operation of our business. These covenants, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. In addition, if at any time we utilize over 90% of our borrowing capacity under this facility, we must comply with a fixed charge coverage ratio test set forth in the facility documents. At April 29, 2006 and January 28, 2006, $141.0 million and $136.4 million was available under the $150 million secured revolving credit facility and no direct borrowings were outstanding. At April 29, 2006 and January 28, 2006, $9.0 million and $13.6 million in letters of credit were issued and outstanding.
      Upon completion of our initial public offering in July 2005, Retail Ventures amended or amended and restated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor. DSW is no longer a party to any of these agreements.
      The Value City Revolving Credit Facility. Prior to completion of our initial public offering in July 2005, we were party to a Loan and Security Agreement, as amended, entered into with National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. Upon the completion of our initial public offering, this revolving credit agreement was amended and restated and we were released from our obligations as a party thereto.
      The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and we were released from our obligations as a party thereto.
      Under the terms of this term loan agreement, SSC and Cerberus each provided us, Value City and the other Retail Ventures affiliates named as co-borrowers with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. In connection with the second tranche of these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment. The term loans’ stated rate of interest per annum through June 11, 2004 was 14% if paid in cash and 15% if the co-borrowers elected a PIK, option. During the first two years of the term loans, the co-borrowers could elect to pay all interest in PIK. During the final two years of the term loans, the stated rate of interest was 15.0% if paid in cash or 15.5% if by PIK, and the PIK option was limited to 50% of the interest due. For fiscal 2002 and fiscal 2003, the co-borrowers elected to pay interest in cash.
      In connection with the amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, Cerberus and Millennium the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Assuming an exercise price per share of $19.00, SSC and Cerberus would each receive 328,915 Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised their warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares.
      The Value City Senior Subordinated Convertible Loan Facility. Prior to completion of our initial public offering in July 2005, we were a co-guarantor under the Amended and Restated Senior Subordinated Convertible Loan Agreement, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Upon the completion of our initial public offering, this convertible loan agreement was amended and restated and we are no longer a party thereto.
      In connection with the amendment and restatement of this convertible loan agreement, Retail Ventures repaid $25 million of this facility and the convertible loan was converted into a non-convertible loan. The capital stock of DSW held by Retail Ventures currently secures the non-convertible loan. This lien will be released upon completion of the PIES offering by Retail Ventures. However, Retail Ventures will pledge sufficient DSW Common Shares to the collateral agent for the PIES to enable Retail Ventures to satisfy its obligations to deliver Class A Common Shares upon exchange of the PIES, and sufficient DSW Common Shares will continue to be subject to liens and/or contractual obligations to enable Retail Ventures to satisfy its obligations to the warrantholders to deliver Class A Common Shares upon exercise of the warrants. In connection with the amendment and restatement of the convertible loan agreement in July 2005, Retail Ventures agreed to issue to SSC and Cerberus convertible warrants which are exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the convertible warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
      On March 13, 2006, Retail Ventures issued 2,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. The common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $9,000,000. On April 26, 2006, Retail Ventures issued an additional 3,000,000 of its common shares to Cerberus in connection with Cerberus’ outstanding convertible warrants. These common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $13,500,000. Following this exercise, Cerberus’ remaining convertible warrants entitle Cerberus to acquire 789,474 Class A Common Shares of DSW (subject to anti-dilution provisions) if they exercise their remaining warrants exclusively for DSW Common Shares. As of April 29,

2006, SSC would receive 1,973,684 Class A Common Shares (subject to anti-dilution provisions) if they exercised these warrants exclusively for DSW Common Shares.
      The $165.0 Million Intercompany Note. In March 2005, we incurred intercompany indebtedness to fund a $165.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      The $25.0 Million Intercompany Note. In May 2005, we incurred intercompany indebtedness to fund a $25.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
      Cross-Corporate Guarantees. We previously entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guaranteed payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. In July 2005, we terminated these cross-corporate guarantees and no amounts remain guaranteed by us.

DESCRIPTION OF CAPITAL STOCK
      Our amended articles of incorporation provide that we may issue up to 170,000,000 Class A Common Shares without par value, 100,000,000 Class B Common Shares and 100,000,000 preferred shares, without par value. As of April 29, 2006, we had 16,198,528 Class A Common Shares outstanding (including 17,453 shares of director stock units issuable pursuant to the terms of DSW’s equity incentive plan), 27,702,667 Class B Common Shares outstanding, and no preferred shares outstanding.
      The following description of our capital stock does not purport to be complete and is subject to, and is qualified by, our amended articles of incorporation and amended and restated code of regulations, which we have previously filed with the SEC.
Common Shares
      Prior to our initial public offering in July 2005, our articles of incorporation were amended to change the common shares of DSW into 27,702,667 Class B Common Shares. Before giving effect to our initial public offering, the 27,702,667 outstanding Class B Common Shares were owned by Retail Ventures, as our direct parent, and no Class A Common Shares were outstanding.
      The holders of Class A Common Shares and Class B Common Shares generally have identical rights except that holders of Class A Common Shares are entitled to one vote per share on all matters to be voted on by the shareholders, while holders of Class B Common Shares are entitled to eight votes per share on all matters to be voted on by the shareholders, voting together with the holders of the Class A Common Shares as a single class. The holders of Common Shares are not entitled to cumulative voting rights. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A Common Shares and Class B Common Shares present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred shares.
      Holders of Common Shares have no pre-emptive rights, and the Common Shares are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Common Shares.
      Holders of Class A Common Shares and Class B Common Shares will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred shares. Dividends consisting of Class A Common Shares and Class B Common Shares may be paid only as follows: (i) dividends of Class A Common Shares may be paid only to holders of Class A Common Shares and dividends of Class B Common Shares may be paid only to holders of Class B Common Shares and (ii) shares shall be paid proportionately with respect to each outstanding Class A Common Share and Class B Common Share.
      Upon liquidation, dissolution or winding up of the affairs of DSW, our creditors and any holders of preferred shares will be paid before any distribution to holders of Common Shares. The holders of Common Shares would be entitled to receive a pro rata distribution of any excess amount. All outstanding Common Shares are fully paid and nonassessable.
      The rights, preferences and privileges of holders of Common Shares are subject to, and may be adversely affected by, the rights of holders of any series of preferred shares which our board of directors may designate and issue in the future.
      Our Class A Common Shares are listed on the NYSE under the symbol “DSW.”
      We entered into an exchange agreement with Retail Ventures that became effective upon the consummation of our initial public offering in July 2005. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we agreed to issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares for the Class B Common Shares of DSW to be exchanged by Retail Ventures. Retail

Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.
Preferred Shares
      The board may fix by resolution the designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions of our preferred shares, including the number of shares in any series, liquidation preferences, dividend rights, voting rights, conversion rights and redemption provisions. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our Common Shares or adversely affect the rights and power, including voting rights, of the holders of our Common Shares without any further vote or action by the shareholders. Any series of preferred shares issued by the board could have priority over the Common Shares in terms of dividend or liquidation rights or both. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could have the effect of delaying, deferring or preventing a change of control of DSW or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Common Shares. There are currently no outstanding preferred shares. While we have no present intent to issue any preferred shares, any issuance could make it more difficult for a third party to acquire a majority of our outstanding voting shares.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
      Retail Ventures is a substantial shareholder of DSW and SSC is a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. See “Certain Relationships and Related Party Transactions — Provisions of our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions,” for descriptions of the provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions. These provisions are substantially similar to those that previously applied to us through provisions of Retail Ventures’ amended articles of incorporation.
Anti-Takeover Effects of Certain Provisions of our Amended Articles of Incorporation, our Amended and Restated Code of Regulations and Ohio Law.
      Provisions of our amended articles of incorporation and amended and restated code of regulations and of the Ohio General Corporation Law summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
      No Cumulative Voting. Where cumulative voting is permitted, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of his or her votes for a single candidate or distribute such votes among two or more candidates. Cumulative voting makes it easier for a minority shareholder to elect a director. Our amended articles of incorporation expressly deny shareholders the right to cumulative voting.
      Supermajority Vote to Remove Directors. DSW’s amended and restated code of regulations provides that the shareholders may remove a director only by the vote of the holders of not less than three-fourths of the voting power of DSW entitling them to elect directors in place of those to be removed. This provision, when coupled with the voting power of the Class B Common Shares held by Retail Ventures (93.2% as of April 29, 2006), will preclude even a majority shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies.
      Classified Board. DSW’s amended and restated code of regulations provides for the board of directors to be divided into two classes of directors serving staggered two-year terms when the authorized number of directors is six or more, but less than nine. Because the amended and restated code of regulations authorizes seven directors, approximately one-half of the board of directors will be elected each year. This provision, when coupled with the vote required to remove directors, can preclude even a majority shareholder from gaining control of the board of directors in one election.
      Authorized But Unissued Shares. Our authorized but unissued Common Shares and preferred shares are available for future issuance without shareholder approval under Ohio law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our amended articles of incorporation authorize our board of directors to issue up to 100,000,000 preferred shares and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by the shareholders. The existence of authorized but unissued Common Shares and preferred shares could have the effect of delaying, deterring or preventing an attempt to obtain control of DSW by means of a proxy contest, tender offer, merger or otherwise.
      Special Meetings of Shareholders. Our amended and restated code of regulations provides that special meetings of our shareholders may be called only by:

•	the chairman of the board, the president, or in case of the president’s death or disability, the vice president authorized to exercise the authority of the president;

•	the directors by action at a meeting, or a majority of the incumbent directors acting without a meeting; or

•	the holders of at least 50% of all shares outstanding and entitled to vote thereat.
      Actions by Written Consent. Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that under Section 1701.11 of the Ohio General Corporation Law, a corporation’s code of regulations may be amended by an action by written consent of holders of two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. Our amended and restated code of regulations provides that the code of regulations may be amended by an action by written consent of holders of a majority of our total voting power. Based on its ownership of Class B Common Shares, Retail Ventures has enough shares to amend our amended and restated code of regulations. This provision coupled with Retail Ventures’ ownership may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.
      Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our amended and restated code of regulations provides that shareholders seeking to nominate candidates for election as directors at an annual or special meeting of shareholders must provide timely notice to us in writing. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the previous year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within seven days after we mail the notice of the date of the meeting or otherwise publicly disclose the date of the meeting). The amended and restated code of regulations also prescribes the proper written form for a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual or special meeting.
      We Have Opted Out of the Ohio Control Share Acquisition Statute. We have opted out of the application of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” This statute provides that, unless a corporation’s articles of incorporation or code of regulations provide that such section does not apply, notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power; and

•	a majority or more of the voting power.
      We Have Opted Out of the Merger Moratorium Statute. We have opted out of the application of Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” This statute prohibits certain transactions if they involve both the issuer and either a person who became the beneficial owner of 10% or more of the issuer’s shares without the prior approval of its board of directors or anyone affiliated or associated with such person, unless a corporation’s articles of incorporation or code of regulations provide that such statute does not apply. The prohibition imposed by Chapter 1704 is absolute for at least three years and continues indefinitely thereafter unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our Class A Common Shares is National City Bank. The telephone number of National City Bank is 1-800-622-6757.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
      The following is a general discussion of the anticipated material U.S. federal income and estate tax consequences relating to the ownership and disposition of our Class A Common Shares by non-United States holders, as defined below, who may receive our Class A Common Shares upon exchange of the PIES and hold such Class A Common Shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, or persons who have acquired our Class A Common Shares as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our Class A Common Shares. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our Class A Common Shares, as well as the applicability and effect of any state, local or foreign tax laws.
      As used in this discussion, the term “non-United States holder” refers to a beneficial owner of our Class A Common Shares that for U.S. federal income tax purposes is not:
      (i) an individual who is a citizen or resident of the United States;
      (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof or therein, including the District of Columbia;
      (iii) an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or
      (iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.
      An individual may, in many cases, be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.
      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Class A Common Shares, we urge you to consult your own tax advisor.
Dividends
      We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service, or IRS, documentation or (ii) the dividends are effectively connected with a non-United States holder’s conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange or Other Disposition
      Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our Class A Common Shares unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States and, where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our Class A Common Shares, or the Applicable Period.
      We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common shares are regularly traded on an established securities market and continue to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of Class A Common Shares only if such non-United States holder actually or constructively owned, during the Applicable Period, more than 5% of our Class A Common Shares.
      Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Federal Estate Tax
      Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Tax
      Information reporting may apply to payments made to a non-United States holder on or with respect to our Class A Common Shares. Backup withholding tax (at the then-applicable rate) may also apply to payments made to a non-United States holder on or with respect to our Class A Common Shares, unless the non-United States holder certifies as to its status as a non-United States holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
      This prospectus relates to up to                     of our Class A Common Shares that Retail Ventures may deliver in the event that Retail Ventures elects to settle the PIES that it is offering by means of a separate prospectus by delivery of our Class A Common Shares. Retail Ventures may acquire some or all of these Class A Common Shares in exchange for Class B Common Shares that it currently owns pursuant to the exchange agreement. Under the terms of the PIES, Retail Ventures will have an obligation to deliver on                     , 2011, which is the maturity date of the PIES, a maximum of                     of our Class A Common Shares, subject to anti-dilution provisions provided for in the indenture governing the PIES, unless Retail Ventures elects to deliver cash in lieu thereof pursuant to the PIES. We have been advised by Retail Ventures that it may deliver the Class A Common Shares at an earlier date if this delivery obligation is accelerated in connection with certain events of default.
      To the extent that the underwriter in the offering of the PIES by Retail Ventures exercises its option to purchase additional PIES in full, this prospectus will relate to up to an additional                     Class A Common Shares.
      We have been advised by Retail Ventures that, on the maturity date or any earlier date on which Retail Ventures shall be obligated to deliver our Class A Common Shares in exchange for the PIES (which we refer to as an “exchange date”), it will deliver with respect to each $50 in principal amount of PIES, a number of Class A Common Shares equal to an “exchange ratio” calculated as follows:

•	If the applicable market value (as defined in the indenture governing the PIES) of our Class A Common Shares is equal to or greater than the threshold appreciation price of $ , which is % above the initial price of $ , the exchange ratio will be Class A Common Shares.

•	If the applicable market value of our Class A Common Shares is less than the threshold appreciation price but greater than the initial price, the exchange ratio will be equal to $1,000 divided by the applicable market value, which is between and Class A Common Shares.

•	If the applicable market value of our Class A Common Shares is less than or equal to the initial price, the exchange ratio will be Class A Common Shares.
      “Applicable market value”, when used with respect to our Class A Common Shares, is generally defined in the indenture governing the PIES as (1) the average of the volume weighted average prices per DSW Class A Common Share during the 20 consecutive trading day period ending on the third trading day immediately preceding the exchange date, with respect to the maturity date of the PIES and (2) the 10 consecutive trading day period ending on the day immediately preceding the acceleration date, with respect to an acceleration date relating to the PIES.
      We have been further advised by Retail Ventures that it will initially pledge to the holders of the PIES                     of our Class B Common Shares held by Retail Ventures pursuant to the terms of a collateral agreement between Retail Ventures and HSBC Bank USA, National Association, as collateral agent. This pledge will secure Retail Ventures’ obligations to deliver our Class A Common Shares upon any exchange date under the terms of the PIES. In connection with the offering of the PIES and the pledge of the Class B Common Shares to secure Retail Ventures’ obligations under the PIES, Retail Ventures will deliver an exchange request to us, acknowledged by us, pursuant the terms of an exchange agreement that we entered into with Retail Ventures. Pursuant to this exchange request, upon surrender of the Class B Common Shares pledged by Retail Ventures and held by the collateral agent, accompanied by a notice from the collateral agent in the form prescribed in Retail Ventures’ exchange request, we will (a) immediately issue the requisite number of Class A Common Shares in exchange for an equal number of the Class B Common Shares subject to the collateral agreement and (b) deposit them in the collateral account.
Lock-up Agreements
      We are a party to the underwriting agreement entered into between Retail Ventures and Lehman Brothers Inc., as underwriter for the offering of the PIES by Retail Ventures. Pursuant to the terms of that agreement, we and each of our directors and executive officers, as well as Retail Ventures and its directors and executive officers and SSC, have agreed that, unless we receive the prior written consent of Lehman Brothers Inc., as the underwriter for the offering of the PIES, we and they will not directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any of our Class A Common Shares or any securities which may be converted into or exchanged for any of our Class A Common Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our Class A Common Shares for a period of 90 days from the date of this prospectus, other than pursuant to our equity incentive plans. However, SSC may transfer the warrants issued by Retail Ventures and held by it as of the date of this prospectus without the prior written consent of Lehman Brothers Inc. These warrants are exercisable at the option of the holder into either Retail Ventures Common Shares or into DSW Class A Common Shares held by Retail Ventures. In addition, pursuant to the exchange agreement with Retail Ventures, we may issue Class A Common Shares to Retail Ventures in exchange for Class B Common Shares held by Retailed Ventures and Retail Ventures may transfer such Class A Common Shares upon exercise of warrants for Class A Common Shares of DSW by SSC, Cerberus, Millennium or their permitted transferees.
      The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we or Retail Ventures issue an earnings release or announce material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we or Retail Ventures announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of a material event, unless such extension is waived in writing by Lehman Brothers Inc.
Price Stabilization and Short Positions
      Lehman Brothers Inc., as underwriter for the offering of the PIES, may engage in short sales and purchases to cover short sales, stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of the PIES and our Class A Common Shares in accordance with Regulation M under the Exchange Act:

•	A short sale position involves a sale by the underwriter for the offering of the PIES in excess of the number of PIES the underwriter is obligated to purchase in the offering, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of PIES involved in the sales made by the underwriter is not greater than the number of PIES that it may purchase with its option to purchase additional PIES. In a naked short position, the number of PIES involved is greater than the number of PIES that it may purchase with its option to purchase additional PIES. The underwriter may close out any short position by either exercising its option and/or purchasing PIES in the open market. In determining the source of PIES to close out the short position, the underwriter will consider, among other things, the price of PIES available for purchase in the open market as compared to the price at which it may purchase PIES through its option. If the underwriter sells more PIES than could be covered by its option, a naked short position, the position can only be closed out by buying PIES in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the PIES in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the PIES or our Class A Common Shares or preventing or retarding a decline in the market price of the PIES or our Class A Common Shares. As a result, the price of the PIES or of our Class A Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise, and, if commenced, may be discontinued at any time.
      Neither we nor the underwriter make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PIES or our Class A Common Shares. In addition, neither we nor the underwriter make representations that Lehman Brothers Inc. will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distributions
      This prospectus and the accompanying prospectus relating to the offering of the PIES in electronic format may be made available on the Internet site or through other online services maintained by the underwriter for the offering of the PIES or by its affiliates. In these cases, prospective investors in the PIES may view offering terms online and prospective investors in the PIES may be allowed to place orders online. The underwriter for the offering of the PIES may agree with Retail Ventures to allocate a specific number of PIES for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.
      Other than this prospectus and the accompanying prospectus relating to the offering of the PIES in electronic format, the information on any underwriter web site and any information contained in any other web site maintained by the underwriter is not a part of this prospectus, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
Indemnification
      Pursuant to the underwriting agreement with the underwriter for the offering of the PIES, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of certain representations and warranties made by us contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.
Other Relationships
      From time to time, Lehman Brothers Inc. and its affiliates have directly and indirectly provided investment and/or commercial banking services to us and Retail Ventures, for which they have received customary compensation and expense reimbursement, including, but not limited to, Lehman Brothers Inc.’s provision in June 2005 of financial advisory services to Retail Ventures in connection with the restructuring of Retail Ventures’ existing indebtedness. Lehman Brothers Inc. also acted as lead managing underwriter of the initial public offering of our Class A Common Shares, which was completed in July 2005.
      Lehman Brothers Inc. and its affiliates may directly or indirectly provide investment and/or commercial banking services to us in the future, for which we expect to pay them customary compensation and expense reimbursement.
Expenses
      Retail Ventures will pay the expenses associated with its offer of our Class A Common Shares, including listing fees, if any, printing fees and legal and accounting expenses. Retail Ventures has informed us that it expects the expenses associated with the offer of our Class A Common Shares to be approximately $           million.

United Kingdom Legal Matters
      This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The PIES and our Class A Common Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such PIES or our Class A Common Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
      Lehman Brothers Inc. has represented and agreed that:

1. it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the PIES or our Class A Common Shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

2. it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the PIES or our Class A Common Shares in, from or otherwise involving the United Kingdom.

European Economic Area
      To the extent that the offer of the PIES or our Class A Common Shares is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the PIES or our Class A Common Shares which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of PIES or our Class A Common Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the PIES or our Class A Common Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of PIES or of our Class A Common Shares to the public in that Relevant Member State at any time.

1. to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

2. to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

3. in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of PIES or of our Class A Common Shares to the public” in relation to any PIES or our Class A Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the PIES or our Class A Common Shares to be offered so as to enable an investor to decide to purchase or subscribe for the PIES or our Class A Common Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      In relation to each Relevant Member State, each purchaser of PIES (other than the underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of PIES or of our Class A Common Shares to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, make an offer of PIES or of our Class A Common Shares to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any PIES or of our Class A Common Shares in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of PIES or of our Class A Common Shares to the public” in relation to any PIES or our Class A Common Shares in any Relevant Member State has the same meaning as in the preceding paragraph.
Other Legal Matters
      Lehman Brothers Inc., as underwriter, has represented and agreed that it will comply with applicable laws and regulations in each jurisdiction (including each jurisdiction in the European Economic Area that has not, as of the date of this prospectus, implemented the Prospectus Directive) in which it acquires, offers, sells or delivers the PIES or our Class A Common Shares, or has in its possession or distributes any free writing prospectus and any preliminary prospectus or final prospectus relating to the PIES or our Class A Common Shares.
LEGAL MATTERS
      DSW is represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Vorys, Sater, Seymour & Pease LLP, Columbus, Ohio, and the underwriter for the offering of the PIES by Retail Ventures is represented by Debevoise & Plimpton LLP, New York, New York. The validity of the Class A Common Shares offered in this offering upon exchange of the PIES will be passed upon for DSW by Vorys, Sater, Seymour & Pease LLP, Columbus, Ohio.
EXPERTS
      The financial statements as of January 28, 2006 and January 29, 2005, and for each of the three years in the period ended January 28, 2006 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Shares offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A Common Shares, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. In addition, you may obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
      We are subject to the informational requirements of the Exchange Act and are required to file reports, proxy statements and other information with the SEC. You are able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
DSW Inc.
Columbus, Ohio 43219
      We have audited the accompanying consolidated balance sheets of DSW Inc. and its wholly owned subsidiary (the “Company”) as of January 28, 2006 and January 29, 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years ended January 28, 2006, January 29, 2005, and January 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DSW Inc. and its wholly owned subsidiary as of January 28, 2006, and January 29, 2005, and the results of their operations and their cash flows for each of the three years ended January 28, 2006, January 29, 2005, and January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
April 12, 2006

DSW INC.
CONSOLIDATED BALANCE SHEETS

	January 28,	January 29,
	2006	2005

	(In thousands, except share
	amounts)
ASSETS
Cash and equivalents	$124,759	$8,339
Accounts receivable, net	4,039	2,291
Receivables from related parties	49
Inventories	216,698	208,015
Prepaid expenses and other assets	13,981	8,940
Deferred income taxes	18,591	20,261

Total current assets	378,117	247,846

Advances to affiliates		23,676
Property and equipment — at cost:
Furniture, fixtures and equipment	100,483	81,605
Leasehold improvements	74,841	70,936

Total property and equipment	175,324	152,541
Less accumulated depreciation	(79,403)	(62,485)

Property and equipment — net	95,921	90,056
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,216	7,079
Deferred income taxes and other assets	1,562	881

Total assets	$507,715	$395,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$78,889	$72,073
Accounts payable to related parties	6,631	47
Accrued expenses:
Compensation	9,933	6,804
Taxes	9,557	12,560
Accrued advertising	8,586	4,958
Other	25,993	12,485

Total current liabilities	139,589	108,927

Long-term obligations, net of current maturities		55,000
Other noncurrent liabilities	63,410	52,684
Commitments and contingencies
Shareholders’ equity:
Class A Common Shares, no par value; 170,000,000 authorized; 16,190,088 and none issued and outstanding, respectively	281,119
Class B Common Shares, no par value; 100,000,000 authorized; 27,702,667 and 27,702,667 issued and outstanding, respectively		101,442
Preferred Shares, no par value; 100,000,000 authorized; no shares issued or outstanding
Retained earnings	26,007	77,384
Deferred compensation	(2,410)

Total shareholders’ equity	304,716	178,826

Total liabilities and shareholders’ equity	$507,715	$395,437

The accompanying Notes are an integral part of the Consolidated Financial Statements.

DSW INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended January 28, 2006, January 29, 2005 and January 31, 2004

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands, except per share amounts)
Net sales	1,144,061	961,089	791,348
Cost of sales	(828,342)	(690,878)	(588,421)

Gross profit	315,719	270,211	202,927
Operating expenses	(245,607)	(214,102)	(174,874)

Operating profit	70,112	56,109	28,053
Interest expense, net
Non-related parties	(914)	(2,734)	(2,739)
Related parties	(6,591)

Earnings before income taxes	62,607	53,375	25,314
Income tax provision	(25,426)	(18,420)	(10,507)

Net income	37,181	34,955	14,807

Basic and diluted earnings per share:
Basic	$1.00	$1.26	$0.53
Diluted	$1.00	$1.26	$0.53
Shares used in per share calculations:
Basic	37,219	27,703	27,703
Diluted	37,347	27,703	27,703
The accompanying Notes are an integral part of the Consolidated Financial Statements.

DSW INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of

	Class A	Class B	Class A	Class B		Deferred
	Common	Common	Common	Common	Retained	Compensation
	Shares	Shares	Shares	Shares	Earnings	Expense	Total

	(In thousands)
Balance, February 1, 2003		27,703		$101,442	$27,622		$129,064

Net income					14,807		14,807

Balance, January 31, 2004		27,703		$101,442	$42,429		$143,871

Net income					34,955		34,955

Balance, January 29, 2005		27,703		$101,442	$77,384		$178,826

Sale of stock	16,172		$277,963				277,963
Net income					37,181		37,181
Dividend to parent				(101,442)	(88,558)		(190,000)
Restricted stock units granted			2,686			$(2,686)
Amortization of deferred compensation expense						276	276
Stock units granted	17		447				447
Exercise of stock options	1		23				23

Balance, January 28, 2006	16,190	27,703	$281,119	$0	$26,007	$(2,410)	$304,716

The accompanying Notes are an integral part of the Consolidated Financial Statements.

DSW INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended January 28, 2006, January 29, 2005 and January 31, 2004

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Cash flows from operating activities:
Net income	$37,181	$34,955	$14,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,444	18,275	15,478
Amortization of debt issuance costs	613	469	479
Amortization of deferred compensation expense	276
Deferred income taxes	2,084	(7,813)	26
Loss on disposal of assets	691	135	585
Impairment Charges	234	833
Grants of director stock units	447
Change in working capital, assets and liabilities:
Accounts receivable	(1,748)	(27)	2,965
Accounts receivable from related parties	(49)
Inventories	(8,683)	(57,996)	(8,907)
Prepaid expenses and other assets	(5,815)	(338)	(641)
Advances to/from affiliates	23,676	(22,236)	20,574
Accounts payable	13,207	19,502	(9,209)
Proceeds from lease incentives	10,781	11,509	6,394
Other noncurrent liabilities	(419)	3,026	386
Accrued expenses	17,337	15,019	1,973

Net cash provided by operating activities	109,257	15,313	44,910

Cash flows from investing activities:
Cash paid for property and equipment	(25,344)	(33,949)	(22,110)
Proceeds from sale of assets	91	37	—

Net cash used in investing activities	(25,253)	(33,912)	(22,110)

Cash flows from financing activities:
Payments on capital lease obligations		(138)	(205)
Proceeds from sale of stock	277,963
Payment of note to parent	(190,000)
Net (decrease) increase in revolving credit facility	(55,000)	20,000	(19,000)
Debt issuance costs	(570)
Proceeds from exercise of stock options	23

Net cash provided (used in) by financing activities	32,416	19,862	(19,205)

Net increase in cash and equivalents	116,420	1,263	3,595
Cash and equivalents, beginning of period	8,339	7,076	3,481

Cash and equivalents, end of period	$124,759	$8,339	$7,076

The accompanying Notes are an integral part of the Consolidated Financial Statements.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended January 28, 2006, January 29, 2005 and January 31, 2004

1.	SIGNIFICANT ACCOUNTING POLICIES
      Business Operations — DSW Inc. (“DSW”) and its wholly-owned subsidiary, DSW Shoe Warehouse, Inc. (“DSWSW”), are herein referred to collectively as DSW or the Company. Prior to December 2004, DSW was a wholly-owned subsidiary of Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, Inc. (“RVI”). In December 2004, RVI completed a corporate reorganization whereby Value City Department Stores, Inc. merged with and into Value City Department Stores, LLC (“Value City”), another wholly-owned subsidiary of RVI. In turn, Value City transferred all of the issued and outstanding shares of DSW to RVI in exchange for a promissory note. On June 29, 2005, DSW commenced an initial public offering (“IPO”) that closed on July 5, 2005. DSW is listed on the New York Stock Exchange trading under the symbol “DSW”.
      DSW operates in two segments and sells better-branded footwear in both. DSW stores also sell accessories. As of January 28, 2006, DSW operated a total of 199 stores located throughout the United States as one segment. These DSW stores offer a wide selection of brand name and designer dress, casual and athletic footwear for men and women. During the years ended January 28, 2006, January 29, 2005, and January 31, 2004, DSW opened 29, 31, and 16 new DSW stores, respectively, and, during the year ended January 28, 2006, we re-categorized two DSW/ Filene’s Basement combination locations from the DSW segment to the leased segment.
      DSW also operates leased shoe departments for three non-affiliated retailers and one affiliated retailer in our leased department segment. We entered into supply agreements to merchandise the non-affiliated shoe departments in Stein Mart, Gordmans and Frugal Fannie’s stores as of July 2002, June 2004 and September 2003, respectively. We have operated leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures, since its acquisition by Retail Ventures in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. We own the merchandise, record sales of merchandise net of returns and sales tax, own the fixtures (except for Filene’s Basement) and provide supervisory assistance in these covered locations. Stein Mart, Gordmans, Frugal Fannie’s and Filene’s Basement provide the sales associates. We pay a percentage of net sales as rent. As of January 28, 2006, we supplied merchandise to 157 Stein Mart stores, 55 Gordmans stores, one Frugal Fannie’s, and 25 Filene’s Basement stores.
      Fiscal Year — The Company’s fiscal year ends on the Saturday nearest January 31. Fiscal years 2005, 2004 and 2003 consist of 52 weeks. Unless otherwise stated, references to years in this report relate to fiscal years rather than calendar years.
      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates are required as a part of inventory valuation, depreciation, amortization, recoverability of long-lived assets and establishing reserves for self-insurance. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, actual results could differ from these estimates.
      Financial Instruments — The following assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Equivalents — Cash and equivalents represent cash, highly liquid investments with original maturities of three months or less at the date of purchase and credit card receivables, which generally settle within three days. The carrying amounts approximate fair value.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable — Accounts receivable are classified as current assets because the average collection period is generally less than one year. The carrying amount approximates fair value because of the relatively short average maturity of the instruments and no significant change in interest rates.

Long-Term Debt — The carrying amount approximates fair value as a result of the variable rate-based borrowings.
      Concentration of Credit Risk — Financial instruments, which principally subject the Company to concentration of credit risk, consist of cash and cash equivalents. The Company invests excess cash when available through financial institutions in overnight investments. At times, such amounts may be in excess of FDIC insurance limits.
      Concentration of Vendor Risk — During fiscal 2005, taking into account industry consolidation, merchandise supplied to the Company by three key vendors accounted for approximately 22% of net sales.
      Inventories — Merchandise inventories are stated at the lower of cost, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross profits are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on the balance sheet is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns. Hence, earnings are negatively impacted as the merchandise is marked down prior to sale. Reserves to value inventory at the lower of cost or market were $19.2 million and $14.2 million at the end of fiscal years 2005 and 2004, respectively.
      Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value or mark-on, markups of initial prices established, reductions in prices due to customers’ perception of value (known as markdowns), and estimates of losses between physical inventory counts, or shrinkage, which combined with the averaging process within the retail method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.
      Vendor Allowances — Vendor allowances include allowances, rebates and cooperative advertising funds received from vendors. The amount of these funds is determined for each fiscal year and the majority is based on various quantitative contract terms. Amounts expected to be received from vendors relating to the purchase of merchandise inventories are recognized as a reduction of cost of goods sold as the merchandise is sold. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction to the related expense in the period that the related expense is incurred. On an annual basis, the Company confirms earned allowances with vendors to determine the amounts are recorded in accordance with the terms of the contract. At January 28, 2006 and January 29, 2005, the Company had a vendor allowance balance of less than $100,000.
      Property and Equipment — Property and equipment are stated at cost less accumulated depreciation determined by the straight-line method over the expected useful lives of the assets. Assets held under capital leases and related obligations are recorded initially at the lower of fair market value or the present value of the minimum lease payments. The straight-line method is used to amortize such capitalized costs over the lesser of the expected useful life of the asset or the life of the lease. Leasehold improvements are amortized under the straight-line method over the lesser of the initial lease term or the expected useful life (10 years). The estimated useful lives of furniture, fixtures and equipment are 3 to 10 years.
      Asset Impairment and Long-Lived Assets — The Company periodically evaluates the carrying amount of its long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows from the asset. The Company reviews are conducted down at the lowest identifiable level, which

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
include a store. The impairment loss recognized is the excess of the carrying value of the asset over its fair value, estimated on discounted cash flow. Should an impairment loss be realized, it will be included in cost of sales. The Company expensed $0.2 million and $0.8 million in fiscal 2005 and 2004, respectively, of identified store assets where the recorded value could not be supported by future cash flows. The impairment charge was recorded within the DSW stores segment. The amount of impairment losses recorded during fiscal 2003 was immaterial to the financial statements.
      Goodwill — Goodwill represents the excess cost over the estimated fair values of net assets including identifiable intangible assets of businesses acquired. Goodwill is tested for impairment at least annually. The Company, as a result of adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, no longer records goodwill amortization. All of the Company’s goodwill relates to the DSW stores segment.
      Tradenames and Other Intangible Assets — Tradenames and other intangible assets are comprised of values assigned to names the Company acquired and leases acquired. The accumulated amortization for these assets is $6.7 million and $5.8 million at January 28, 2006 and January 29, 2005, respectively. The asset value and accumulated amortization of intangible assets is as follows:

	January 28,	January 29,
	2006	2005

	(In thousands)
Tradenames:
Gross Asset	$12,750	$12,750
Accumulated amortization	(6,587)	(5,738)

Subtotal	6,163	7,012
Useful life	15	15
Favorable leases:
Gross Asset	140	140
Accumulated amortization	(87)	(73)

Subtotal	53	67
Useful life	14	14
Tradenames and other intangible assets — net	$6,216	$7,079

      Aggregate amortization expense for the current and each of the five succeeding years is as follows:

Fiscal Year	(In thousands)

2005	$864
2006	$861
2007	$854
2008	$854
2009	$854
2010	$854
      Income Taxes — Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of January 28, 2006, and January 29, 2005, the Company did not have any income tax valuation allowances.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred Rent — Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as deferred rent and begins amortizing such deferred rent upon the delivery of the lease location by the lessor. The amounts included in the other noncurrent liabilities caption were $22.6 million and $16.7 million, at January 28, 2006 and January 29, 2005, respectively.
      Tenant Allowances — The Company receives cash allowances from landlords, which are deferred and amortized on a straight-line basis over the life of the lease as a reduction of rent expense. These allowances are included in the caption other noncurrent liabilities and were $40.5 million and $35.0 million, at January 28, 2006 and January 29, 2005, respectively.
      Sales and Revenue Recognition — Sales of merchandise are net of returns and exclude sales tax. Revenues from our retail operations are recognized at the later of point of sale or delivery of goods to the customer. Revenue from gift cards is deferred and the revenue is recognized upon redemption of the gift card.
      As of January 28, 2006, the Company supplies footwear, under supply arrangements, to 25 Filene’s Basement stores and 213 locations for other non-related retailers in the United States of America. Sales for these leased supply locations are net of returns and sales tax, as tracked by the lessor, and are included in net sales and represent 10.5%, 9.4% and 8.9% of total net sales for fiscal 2005, 2004, and 2003, respectively.
      Cost of Sales — Cost of sales includes the cost of merchandise, distribution and warehousing (including depreciation), store occupancy (excluding depreciation), permanent and point of sale reductions, markdowns and shrinkage provision.
      Warehousing costs are comprised of labor, benefits and other labor-related costs associated with the operations of the warehouse, which are primarily payroll-related taxes and benefits. The non-labor costs associated with the warehouse include rent, depreciation, insurance, utilities and maintenance and other operating costs that are passed to the Company from the landlord. Distribution costs include the transportation of merchandise to the warehouse and from the warehouse to the stores. Store occupancy costs include rent, utilities, repairs, maintenance, insurance and janitorial costs and other costs associated with licenses and occupancy-related taxes, which are primarily real estate taxes passed to the Company by the landlords.
      Operating Expenses — Operating expenses include expenses related to store selling, store management and store payroll costs, advertising, leased shoe department operations, store depreciation and amortization, pre-opening advertising and other pre-opening costs (which are expensed as incurred), corporate expenses for buying services, information services, depreciation expense for corporate cost centers, marketing, insurance, legal, finance, outside professional services, allocable costs from our parent and other corporate related departments, and benefits for associates and related payroll taxes. Corporate level expenses are primarily attributable to operations at our corporate offices in Columbus, Ohio.
      Customer Loyalty Program — The Company maintains a customer loyalty program for its DSW operations in which customers receive a future discount on qualifying purchases in exchange for marketing information. The “Reward Your Style” is designed to promote customer awareness and loyalty and provide the Company with the ability to communicate with its customers. Upon reaching the spending levels, customers may redeem these discounts on a future purchase. Generally these future discounts must be redeemed within six months. The Company accrues the estimated costs of the anticipated redemptions of the discount earned at the time of the initial purchase and charges such costs to operating expenses based on historical experience. The estimates of the costs associated with the loyalty program require the Company to make assumptions related to customer purchase levels and redemption rates. The accrued liability as of January 28, 2006 and January 29, 2005 was $8.3 million and $4.5 million, respectively.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pre-Opening Costs — Pre-opening costs associated with opening or remodeling of stores are expensed as incurred. Pre-opening costs expensed were $7.7 million, $10.8 million and $5.1 million for fiscal 2005, 2004, and 2003, respectively.
      Advertising Expense — The cost of advertising is expensed as incurred or when the advertising first takes place. Advertising costs were $38.0 million, $39.3 million and $36.4 million in fiscal 2005, 2004, and 2003, respectively.
      Earnings Per Share (“EPS”) — Basic earnings per share are based on net income and a simple weighted average of Class A and Class B common shares and directors stock units outstanding, calculated using the treasury stock method. Diluted earnings per share reflect the potential dilution of Class A common shares related to outstanding stock options and restricted stock units. The numerator for the diluted earnings per share calculation is net income. The denominator is the weighted average diluted shares outstanding.

	Years Ended

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Weighted average shares outstanding	37,219	27,703	27,703
Assumed exercise of dilutive stock options	62
Restricted stock units	66

Number of shares for computation of dilutive earnings per share	37,347	27,703	27,703

      For the fiscal year ended January 28, 2006, all potentially issuable shares from the exercise of stock options were dilutive. For the fiscal years ended January 29, 2005 and January 31, 2004, there were no potentially dilutive instruments outstanding.
      Recent Accounting Pronouncements — The Financial Accounting Standards Board (“FASB”) periodically issues SFAS, some of which require implementation by a date falling within or after the close of the fiscal year.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123R”), Share-Based Payment. This statement revised SFAS No. 123, Accounting for Stock-Based Compensation, and requires companies to expense the value of employee stock options and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005. In April 2005, the SEC delayed the compliance date for SFAS 123R until the beginning of the Company’s fiscal year 2006. No stock options or similar awards were granted by the Company during fiscal 2004 and prior. The Company will utilize the modified prospective method of adoption. The Company expects that the impact of adoption of SFAS 123R to the Company’s results of operations will be similar, on an annualized basis, to the pro forma disclosures presented in Note 3 below.
      In November 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, (“FIN 47”) which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. Conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are dependent on a future event that may or may not be within the control of the entity. While the timing and/or method of settlement is unknown, the obligation to perform the asset retirement obligation is unconditional. FIN 47 requires that the fair value of the asset retirement activity be recorded when it can be reasonably estimated. The adoption of FIN 47 during the fourth quarter of fiscal 2005 did not have a material impact on our financial position or results of operations.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	INITIAL PUBLIC OFFERING
      On July 5, 2005, DSW completed its IPO of 14,062,500 Class A common shares. In connection with this offering, DSW granted an option to the underwriters to purchase up to an additional 2,109,375 Class A common shares to cover over-allotments, which option was exercised in full by the underwriters and also closed on July 5, 2005. DSW sold 16,171,875 Class A common shares raising net proceeds of $285.8 million, net of the underwriters’ commission and before expenses of approximately $7.8 million. DSW used the net proceeds of the offering to repay $196.6 million of intercompany indebtedness, including interest, owed to RVI and for working capital and general corporate purposes, including the paying down of $20 million outstanding on Value City’s old secured revolving credit facility and $10 million intercompany advance. The 410.09 common shares of DSW held by RVI outstanding at January 29, 2005 were changed to 27,702,667 Class B common shares. It is the 27,702,667 Class B common shares which are being used in the prior period’s calculation of earnings per share. Subsequent to the IPO, the transactions between DSW and RVI and its other subsidiaries are settled in accordance with a shared services agreement and resulted in the advances from affiliates being classified as a current payable. At January 28, 2006, Retail Ventures owned approximately 63.1% of DSW’s outstanding Common Shares, representing approximately 93.2% of the combined voting power of DSW’s outstanding Common Shares.

3.	STOCK BASED COMPENSATION
      DSW has various stock-based employee compensation plans. DSW accounts for those plans in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized for the fixed stock option plans, as the exercise price of the options equals the market price of the stock on the grant date. The following table illustrates the effect on net income and income per share if DSW had applied the fair value recognition of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.”

	Year Ended

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands, except per share amounts)
Net income, as reported	$37,181	$34,955	$14,807
Add: Stock-based employee compensation expense included in reported net income, net of tax	167
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(1,212)

Pro forma net income	$36,136	$34,955	$14,807

Income per share:
Basic as reported	$1.00	$1.26	$0.53
Diluted as reported	$1.00	$1.26	$0.53
Basic pro forma	$0.97	$1.26	$0.53
Diluted pro forma	$0.97	$1.26	$0.53
      To determine the pro forma amounts, the fair value of each stock option has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in the fiscal year 2005: expected volatility of 42.3%; dividend yield of 0.0%; risk-free interest rate of 4.1%; and expected lives of 5.0 years. The weighted average fair value of options granted in the fiscal year 2005 was $8.43. There were no options granted prior to fiscal 2005. Pro forma disclosures may not be representative of the actual results to be expected in future years.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	RELATED PARTY TRANSACTIONS
      The Company purchases merchandise from Value City and other affiliates of Schottenstein Stores Corporation (“SSC”). Purchases from affiliates were immaterial in fiscal 2005, fiscal 2004 and fiscal 2003.
      The Company also leases certain store and warehouse locations owned by SSC as described in Note 5.
      Accounts receivable from and payable to affiliates principally result from commercial transactions with entities owned or controlled by SSC or intercompany transactions with SSC. Settlement of affiliate receivables and payables are in the form of cash. These transactions settle normally in 30 to 60 days. Amounts receivable or payable to SSC or its affiliates at January 28, 2006 and January 29, 2005 were immaterial.
      The Company shares certain personnel, administrative and service costs with SSC and its affiliates. The costs of providing these services are allocated among the Company, SSC and its affiliates without a premium. The allocated amounts are not significant. SSC does not charge the Company for general corporate management services. In the opinion of the Company and SSC management, the aforementioned charges are reasonable.
      The Company participated in SSC’s self-insurance program for general liability, casualty loss and certain state workers’ compensation programs, which participation ended in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. The Company expensed an immaterial amount in fiscal 2005 and 2004 and $0.2 million in fiscal 2003, respectively, for such program. Estimates for self-insured programs are determined by independent actuaries based on actuarial assumptions, which incorporate historical incurred claims and incurred but not reported (“IBNR”) claims.
      Through the shared services agreement with RVI and in the ordinary course of business, the Company has received various services provided by RVI or its subsidiaries, including import administration, risk management, human resources, information technology, tax, financial services and payroll, as well as other corporate services. RVI has also provided the Company with the services of a number of its executives and employees. The financial statements include allocations by RVI of its costs related to these services. These costs allocations have been determined on a basis that the Company and RVI consider to be reasonable reflections of the use of services provided or the benefit received to the Company. These allocations totaled $17.3 million, $29.5 million and $24.4 million in fiscal 2005, fiscal 2004 and fiscal 2003, respectively. In addition, the Company has entered into agreements with various subsidiaries of RVI to supply all of their shoe inventories. The net balance of these transactions is reflected within the balance sheets as advances to affiliates. See Notes 5, 6, and 8 for additional related party disclosures.

5.	LEASES
      The Company leases stores and warehouses under various arrangements with related and unrelated parties. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay base rent, real estate taxes, maintenance, insurance and contingent rentals based on sales in excess of specified levels.
      As of January 28, 2006, the Company leased or had other agreements with 15 store locations owned by SSC or affiliates of SSC, and one warehouse facility for an annual minimum rent of $7.7 million and additional contingent rents based on aggregate sales in excess of specified sales for the store locations. Under supply agreements to Filene’s Basement stores and other non-related retailers, the Company pays contingent rents based on sales.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, at January 28, 2006 are as follows:

	Operating Leases

		Unrelated
Fiscal Year	Total	Party	Related Party

	(In thousands)
2006	$91,666	$83,258	$8,408
2007	92,768	84,122	8,646
2008	91,260	82,376	8,884
2009	89,199	80,387	8,812
2010	84,671	76,304	8,367
Future years	354,758	302,020	52,738

Total minimum lease payments	$804,322	$708,467	$95,855

      The composition of rental expense is as follows:

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Minimum rentals:
Unrelated parties	$73,189	$63,172	$52,326
Related parties	7,683	6,152	6,011
Contingent rentals:
Unrelated parties	17,331	13,692	10,785
Related parties	10,778	6,931	5,796

Total	$108,981	$89,947	$74,918

      At January 28, 2006 and January 29, 2005, the Company had no capital leases.

6.	LONG-TERM OBLIGATIONS
      Long-term obligations consist of the following:

	January 28,	January 29,
	2006	2005

	(In thousands)
Revolving credit facility (long-term)	$—	$55,000

Letters of credit outstanding	$13,577	$14,854

Availability under revolving credit facility	$136,423	$108,544

      DSW $150 Million Credit Facility — Simultaneously with the amendment and restatement of the revolving credit facility described below and the Company’s initial public offering, the Company entered into a new $150 million secured revolving credit facility with a term of five years. Under this facility, the Company and its subsidiary, DSWSW, are named as co-borrowers. The facility has borrowing base restrictions and provides for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. The Company’s obligations under the secured revolving credit facility are secured by a lien on substantially all of its and its subsidiary’s personal property and a pledge of its shares of DSWSW. In addition, the secured revolving credit facility contains usual and customary

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
restrictive covenants relating to the management and the operation of the business. These covenants will, among other things, restrict the Company’s ability to grant liens on its assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem its stock, enter into transactions with affiliates and merge or consolidate with another entity. In addition, if at any time the Company utilizes over 90% of its borrowing capacity under the facility, the Company must comply with a fixed charge coverage ratio test set forth in the facility documents.
      Credit Facilities Which DSW Is No Longer Obligated — At January 29, 2005, the Company’s direct parent, RVI and its subsidiaries, had an aggregate $525.0 million of financing that consisted of three separate credit facilities (collectively, the “Credit Facilities”): (i) a $350.0 million revolving credit facility (subsequently increased to $425 million) (the “Revolving Loan”), (ii) two $50.0 million term loan facilities provided equally by Cerberus Partners, L.P. and SSC (the “Term Loans”), and (iii) an amended and restated $75.0 million senior subordinated convertible term loan facility, initially entered into by RVI and its subsidiaries on March 15, 2000, which is held equally by Cerberus Partners, L.P. and SSC (the “Convertible Loan”). The Company was a co-borrower under the Revolving Loan and the Term Loans, and was a guarantor under the Convertible Loan. The Company, the other co-borrowers and the guarantors were jointly and severally liable under the Revolving Loan and the Term Loans. All of the Credit Facilities were guaranteed by RVI. The Company is no longer a party to these Credit Facilities.
      The Company has reflected in the historical financial statements its direct obligations under the Revolving Loan as it relates to the borrowings thereunder. The Term Loans and Convertible Loan are not reflected on the Company’s financial statements as they are recorded on consolidated financial statements of RVI. These Credit Facilities are also subject to an Intercreditor Agreement which provides for an established order of payment of obligations from the proceeds of collateral upon default (the “Intercreditor Agreement”).
      Under the Revolving Loan, the borrowing base formula applicable to the Company was based on the value of the Company’s inventory and accounts receivable. Primary security for the Revolving Loan was provided in part by a first priority lien on all of the inventory and accounts receivable of the Company and other borrowers thereunder, as well as certain notes and payment intangibles. Subject to the Intercreditor Agreement, the Revolving Loan also had the substantial equivalent of a second priority-perfected security interest in all of the first priority collateral securing the Term Loans. Interest on borrowings under the Revolving Loan was calculated at the bank’s base rate plus 0% to 0.5%, or at the Eurodollar offer rate plus 2.00% to 2.75%, depending upon the level of average excess availability that the Company and the other borrowers maintain. The interest rate on borrowings under the Revolving Loan was 4.7% and 3.2% at January 29, 2005 and January 31, 2004, respectively. DSW is no longer a party to this credit facility. At January 29, 2005, the outstanding borrowings for the Company and RVI and their affiliates under the Credit Facilities were: Revolving Loan, $140.0 million; Term Loans, $100.0 million; and Convertible Loan, $75.0 million.
      The weighted average interest rate on borrowings under the Company’s Credit Facilities during fiscal years 2005, 2004 and 2003, and the dividend notes issued and repaid during fiscal 2005 to RVI was 8.5%, 3.6% and 3.3% respectively. The total interest expense was $8.9 million, $2.7 million and $2.7 million and included fees, such as commitment and line of credit fees, of $0.2 million, $0.5 million and $0.6 million for fiscal 2005, 2004 and 2003, respectively.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	INCOME TAX PROVISION
      The provision for income taxes consists of the following:

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Current:
Federal	$18,891	$21,438	$8,711
State and local	4,451	4,803	1,770

	23,342	26,241	10,481

Deferred:
Federal	(1,110)	(6,843)	(27)
State and local	3,194	(978)	53

	2,084	(7,821)	26

Income tax expense	$25,426	$18,420	$10,507

      A reconciliation of the expected income taxes based upon the statutory rate is as follows:

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Income tax expense at federal statutory rate	$21,912	$18,681	$8,860
State and local taxes-net	2,800	2,538	1,188
Non-deductible amortization	—	—	298
Work opportunity tax credit — net	(292)	(119)	(131)
State tax deferred tax asset write-off of commercial activity tax	1,574	—	—
Officer compensation	—	—	169
Meals and entertainment	—	201	123
Non-deductible expenses and other	(568)	(2,881)	—

	$25,426	$18,420	$10,507

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the net deferred tax asset are as follows:

	January 28,	January 29,
	2006	2005

	(In thousands)
Deferred tax assets:
Basis differences in inventory	$2,592	$5,418
Basis differences in property and equipment	—	859
Tenant allowance	887	1,406
State and local tax NOLs	1,381	5,043
Alternative Minimum Tax credit carryforward	—	1,634
Accrued rent	8,034	7,042
Workers compensation	1,163	1,443
Accrued expenses	6,949	3,708
Other	963	3,640

	21,969	30,193

Deferred tax liabilities:
Amortization	—	(2,785)
Prepaid expenses	(2,662)	(2,569)
Accrued bonus	—	(1,336)
Basis differences in property and equipment	(1,080)	—
State and local taxes	—	(3,192)

	(3,742)	(9,882)

Total — net	$18,227	$20,311

      The net deferred tax asset is recorded in the Company’s balance sheet as follows:

	January 28,	January 29,
	2006	2005

	(In thousands)
Current deferred tax asset	$18,591	$20,261
Non-current deferred tax (liability) asset	(364)	50

Total — net	$18,227	$20,311

      Prior to the completion of its initial public offering, the Company filed a consolidated federal income tax return with RVI and its other subsidiaries. The allocation of the RVI current consolidated federal income tax to its subsidiaries historically was in accordance with SFAS No. 109, Accounting for Income Taxes. RVI used the “parent company down” approach in allocating the consolidated amount of current and deferred tax expense to its subsidiaries. For the current fiscal year the Company will file its own tax return for the stub period subsequent to the initial public offering.
      The net operating loss deferred tax assets consist of a state and local component. These net operating losses are available to reduce state and local taxable income for the fiscal years 2006 to 2023.

8.	OTHER BENEFIT PLANS
      The Company participates in a 401(k) Plan (the “Plan”) through the shared services agreement with RVI. Employees who attain age twenty-one are eligible to defer compensation as of the first day of the month

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
following 60 days of employment and may contribute up to thirty percent of their compensation to the Plan, on a pre-tax basis, subject to Internal Revenue Service limitations. As of the first day of the month following an employee’s completion of one year of service as defined under the terms of the Plan, the Company matches employee deferrals into the Plan, 100% on the first 3% of eligible compensation deferred and 50% on the next 2% of eligible compensation deferred. Additionally, the Company may contribute a discretionary profit sharing amount to the Plan each year. The Company incurred costs associated with the 401(k) Plan of $1.1 million, $0.7 million, and $0.9 million for fiscal years 2005, 2004 and 2003, respectively.

9.	STOCK OPTION PLANS
      The Company has a 2005 Equity Incentive Plan that provides for the issuance of equity awards to purchase up to 4,600,000 common shares, including stock options and restricted stock units to management, key employees of the Company and affiliates, consultants as defined, and directors of the Company. Options generally vest 20% per year on a cumulative basis. Options granted under the 2005 Equity Incentive Plan generally remain exercisable for a period of ten years from the date of grant. Prior to fiscal 2005, the Company did not have a stock option plan or any equity units outstanding.
      In 2005, the Company issued 17,000 stock units to directors who are not employees of the Company or RVI. Stock units will be automatically granted to each director who is not an employee of the Company or Retail Ventures on the date of each annual meeting of the shareholders for the purpose of electing directors. The number of stock units granted to each non-employee director is calculated by dividing one-half of their annual retainer (excluding any amount paid for service as the chair of a board committee) by the fair market value of a share of DSW stock on the date of the meeting. In addition, each director eligible to receive compensation for board service may elect to have the cash portion of their compensation paid in the form of restricted stock units. Stock units granted to non-employee directors vest and are settled upon the director terminating service from the board. Stock units granted to directors which are not subject to forfeiture are considered to be outstanding for the purposes of computing basic earnings per share.
      In addition, the Company granted 131,000 restricted stock units to employees during fiscal 2005. Restricted stock units generally cliff vest at the end of four years. Restricted stock units granted to employees that are subject to the risk of forfeiture are not included in the computation of basic earnings per share.
      The following table summarizes the Company’s stock option plan and related per share Weighted Average Exercise Prices (“WAEP”) (shares in thousands):

	January 28, 2006

	Shares	WAEP

Outstanding beginning of year	—	—
Granted	937	$19.53
Exercised	(1)	19.00
Canceled	(22)	19.00
Outstanding end of year	914	$19.54
Options exercisable end of year	30	$19.00
Shares available for additional grants	3,536

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding as of January 28, 2006 (shares in thousands):

	Options Outstanding

		Weighted
		Average
		Remaining		Options Exercisable
		Contract
Range of Exercise Prices	Shares	Life	WAEP	Shares	WAEP

$19.00 - $20.00	829	9 years	$19.00	30	$19.00
$20.01 - $25.00	73	10 years	$24.52
$25.01 - $30.00	12	10 years	$26.84

10.	COMMITMENTS AND CONTINGENCIES
      As previously reported, on March 8, 2005 RVI announced that it had learned of the theft of credit card and other purchase information from a portion of the Company’s customers. On April 18, 2005, RVI issued the findings from its investigation into the theft. The theft covered transaction information involving approximately 1.4 million credit cards and data from transactions involving approximately 96,000 checks.
      DSW and RVI contacted and continue to cooperate with law enforcement and other authorities with regard to this matter. The Company is involved in several legal proceedings arising out of this incident, which seek unspecified monetary damages, credit monitoring and other relief. After consultation with counsel, the Company believes that the damages arising out of these legal proceedings will not exceed the reserves the Company currently has recorded.
      In connection with this matter, the Company entered into a consent order with the Federal Trade Commission (“FTC”), which has jurisdiction over consumer protection matters. The FTC published the final order on March 14, 2006, and copies of the complaint and consent order are available from the FTC’s Web site at http://www.ftc.gov and also from the FTC’s Consumer Response Center, Room 130, 600 Pennsylvania Avenue, N.W., Washington, D.C. 20580.
      The Company has not admitted any wrongdoing or that the facts alleged in the FTC’s proposed unfairness complaint are true. Under the consent order, the Company will pay no fine or damages. The Company has agreed, however, to maintain a comprehensive information security program and to undergo a biannual assessment of such program by an independent third party.
      There can be no assurance that there will not be additional proceedings or claims brought against the Company in the future. The Company has contested and will continue to vigorously contest the claims made against it and will continue to explore its defenses and possible claims against others.
      The Company estimates that the potential exposure for losses related to this theft including exposure under currently pending proceedings, ranges from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, Accounting for Contingencies, the Company has accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above. As the situation develops and more information becomes available, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material. At January 28, 2006, the balance of the reserve was $4.8 million.
      Although difficult to quantify, since the announcement of the theft, the Company has not discerned any material negative effect on sales trends it believes is attributable to the theft. However, this may not be indicative of the long-term developments regarding this matter.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the most likely estimated liability related to the claim. In the opinion of management, the amount of any liability with respect to these proceedings will not be material. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revises the estimates. Revisions in our estimates and potential liability could materially impact the Company’s results of operations.

11.	SEGMENT REPORTING
      The Company is managed in two operating segments: DSW owned stores and leased departments. All of the operations are located in the United States. The Company has identified such segments based on internal management reporting and management responsibilities and measures segment profit as gross profit, which is defined as net sales less cost of sales. The tables below present segment information (in thousands):

		Leased
	DSWStores	Departments	Total

As of January 28, 2006
Net sales	$1,023,501	$120,560	$1,144,061
Gross profit	298,082	17,637	315,719
Capital expenditures	25,379	158	25,537
Total assets	479,364	28,351	507,715
As of January 29, 2005
Net sales	$870,692	$90,397	$961,089
Gross profit	256,159	14,052	270,211
Capital expenditures	32,633	1,342	33,975
Total assets	376,997	18,440	395,437
As of January 31, 2004
Net sales	$720,635	$70,713	$791,348
Gross profit	193,600	9,327	202,927
Capital expenditures	19,384	2,940	22,324

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	Thirteen Weeks Ended

	April 30,	July 30,	October 29,	January 28,
	2005	2005	2005	2006

	(In thousands except per share data)
Net sales	$281,806	$276,211	$302,240	$283,804
Cost of sales	(199,008)	(199,848)	(219,221)	(210,265)

Gross profit	82,798	76,363	83,019	73,539
Operating expenses	(67,745)	(55,675)	(65,292)	(56,895)

Operating profit	15,053	20,688	17,727	16,644
Interest (expense) income, net:
Non-related	(849)	(1,092)	149	879
Related parties	(2,672)	(3,920)	—	—

Income before income taxes	11,532	15,676	17,876	17,523
Income taxes expense	(4,552)	(6,425)	(6,965)	(7,484)

Net income	$6,980	$9,251	$10,911	$10,039

Earnings per share(1):
Basic	$0.25	$0.28	$0.25	$0.23
Diluted	$0.25	$0.28	$0.25	$0.23

	Thirteen Weeks Ended

	May 1,	July 31,	October 30,	January 29,
	2004	2004	2004	2005

	(In thousands except per share data)
Net sales	$232,559	$234,403	$262,444	$231,683
Cost of sales	(164,972)	(167,464)	(184,991)	(173,451)

Gross profit	67,587	66,939	77,453	58,232
Operating Expenses	(53,782)	(51,305)	(60,664)	(48,351)

Operating profit	13,805	15,634	16,789	9,881
Interest expense, net:
Non-related	(726)	(745)	(989)	(274)
Related parties	—	—	—	—

Income before income taxes	13,079	14,889	15,800	9,607
Provision for income taxes	(5,263)	(5,992)	(6,358)	(807)

Net income	$7,816	$8,897	$9,442	$8,800

Basic and diluted earnings per share(1)	$0.28	$0.32	$0.34	$0.32

(1)	The earnings per share calculations for each quarter are based upon the applicable weighted average shares outstanding for each period and may not necessarily be equal to the full year share amount.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Cash paid during the period for:
Interest:
Non-related parties	$1,985	$2,138	$2,121
Related parties	6,591
Income taxes	14,649	3,998	898
Noncash investing and operating activities:
Changes in accounts payable due to asset purchases	193	381	214

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 29,	January 28,
	2006	2006

	(In thousands, except
	share amounts)
	(Unaudited)
ASSETS
Cash and equivalents	$159,288	$124,759
Accounts receivable, net	4,144	4,039
Receivables from related parties	12	49
Inventories	225,183	216,698
Prepaid expenses and other assets	12,230	13,981
Deferred income taxes	18,648	18,591

Total current assets	419,505	378,117

Property and equipment, net	95,188	95,921
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,000	6,216
Deferred income taxes and other assets	1,882	1,562

Total assets	$548,474	$507,715

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$96,072	$78,889
Accounts payable to related parties	4,761	6,631
Accrued expenses:
Compensation	4,373	9,933
Taxes	21,016	9,557
Advertising	10,215	8,586
Other	24,645	25,993

Total current liabilities	161,082	139,589

Other noncurrent liabilities	64,215	63,410
Commitments and contingencies
Shareholders’ equity:
Class A Common Shares, no par value; 170,000,000 authorized; 16,198,528 and 16,190,088 issued and outstanding, respectively	279,651	281,119
Class B Common Shares, no par value; 100,000,000 authorized; 27,702,667 and 27,702,667 issued and outstanding, respectively
Preferred Shares, no par value; 100,000,000 authorized; no shares issued or outstanding
Retained earnings	43,526	26,007
Deferred compensation		(2,410)

Total shareholders’ equity	323,177	304,716

Total liabilities and shareholders’ equity	$548,474	$507,715

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended

	April 29,	April 30,
	2006	2005

	(In thousands,
	except share and
	per share amounts)
	(Unaudited)
Net sales	$316,487	$281,806
Cost of sales	(223,200)	(199,008)

Gross profit	93,287	82,798
Operating expenses	(65,398)	(67,745)

Operating profit	27,889	15,053
Interest income (expense), net
Non-related parties	1,324	(849)
Related parties		(2,672)

Earnings before income taxes	29,213	11,532
Income tax provision	(11,694)	(4,552)

Net income	$17,519	$6,980

Basic and diluted earnings per share:
Basic	$0.40	$0.25
Diluted	$0.40	$0.25
Shares used in per share calculations:
Basic	43,896	27,703
Diluted	44,144	27,703
The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of

	Class A	Class B	Class A	Class B		Deferred
	Common	Common	Common	Common	Retained	Compensation
	Shares	Shares	Shares	Shares	Earnings	Expense	Total

	(In thousands)
	(unaudited)
Balance, January 29, 2005		27,703		$101,442	$77,384		$178,826
Net income					6,980		6,980
Dividend to parent				(101,442)	(63,558)		(165,000)

Balance, April 30, 2005		27,703		$0	$20,806		$20,806

Balance, January 28, 2006	16,190	27,703	$281,119	$0	$26,007	$(2,410)	$304,716
Net income					17,519		17,519
Reclassification of unamortized deferred compensation			(2,410)			2,410
Stock units granted	1		14				14
Exercise of stock options	8		152				152
Tax benefit related to stock options exercised			35				35
Stock based compensation expense, before related tax effects			741				741

Balance, April 29, 2006	16,199	27,703	$279,651	$0	$43,526	$0	$323,177

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

	April 29,	April 30,
	2006	2005

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$17,519	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,901	4,719
Amortization of debt issuance costs	30	98
Stock based compensation expense	741
Deferred income taxes	(217)	(3,213)
Loss on disposal of assets	319	14
Grants of director stock units	14
Change in working capital, assets and liabilities:
Accounts receivable	(105)	(774)
Accounts receivable from related parties	37
Inventories	(8,485)	(20,071)
Prepaid expenses and other assets	1,561	(5,136)
Advances to/from affiliates		24,325
Accounts payable	14,973	9,636
Proceeds from lease incentives	1,624	1,828
Other noncurrent liabilities	(819)	632
Accrued expenses	6,141	6,752

Net cash provided by operating activities	38,234	25,790

Cash flows from investing activities:
Capital expenditures	(3,892)	(5,315)

Net cash used in investing activities	(3,892)	(5,315)

Cash flows from financing activities:
Net decrease in revolving credit facility		(15,000)
Debt issuance costs		(96)
Proceeds from exercise of stock options	152
Tax benefit related to stock options exercised	35

Net cash provided by (used in) financing activities	187	(15,096)

Net increase in cash and equivalents	34,529	5,379
Cash and equivalents, beginning of period	124,759	8,339

Cash and equivalents, end of period	$159,288	$13,718

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	BUSINESS OPERATIONS
      DSW Inc. (“DSW”) and its wholly-owned subsidiary, DSW Shoe Warehouse, Inc. (“DSWSW”), are herein referred to collectively as DSW or the Company. Prior to December 2004, DSW was a wholly-owned subsidiary of Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, Inc. (“RVI” or “Retail Ventures”). In December 2004, RVI completed a corporate reorganization whereby Value City Department Stores, Inc. merged with and into Value City Department Stores LLC (“Value City”), another wholly-owned subsidiary of RVI. In turn, Value City transferred all of the issued and outstanding shares of DSW to RVI in exchange for a promissory note. On June 29, 2005, DSW commenced an initial public offering (“IPO”) that closed on July 5, 2005. DSW’s Class A common stock is listed on the New York Stock Exchange trading under the symbol “DSW”.
      DSW operates in two segments and sells better-branded footwear in both. DSW stores also sell accessories. As of April 29, 2006, DSW operated a total of 204 stores located throughout the United States as one segment. These DSW stores offer a wide selection of brand name and designer dress, casual and athletic footwear for men and women. DSW also operates leased shoe departments for three non-affiliated retailers and one affiliated retailer in our leased department segment. DSW entered into supply agreements to merchandise the non-affiliated shoe departments in Stein Mart, Inc. (“Stein Mart”), Gordmans, Inc. (“Gordmans”) and Frugal Fannie’s Fashion Warehouse (“Frugal Fannie’s”) as of July 2002, June 2004 and September 2003, respectively. DSW has operated leased shoe departments for Filene’s Basement, Inc. (“Filene’s Basement”), a wholly-owned subsidiary of RVI, since its acquisition by RVI in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. DSW owns the merchandise, records sales of merchandise net of returns and sales tax, owns the fixtures (except for Filene’s Basement) and provides supervisory assistance in these covered locations. Stein Mart, Gordmans, Frugal Fannie’s and Filene’s Basement provide the sales associates. DSW pays a percentage of net sales as rent. As of April 29, 2006, DSW supplied 158 leased departments for Stein Mart, 57 for Gordmans, 25 for Filene’s Basement and one for Frugal Fannie’s.
      DSW opened five new DSW stores during the three months ended April 29, 2006 and seven new DSW stores during the three months ended April 30, 2005. In addition, during the three months ended April 30, 2005, DSW re-categorized two DSW stores as leased departments.

2.	INITIAL PUBLIC OFFERING
      On July 5, 2005, DSW closed on its IPO of 16,171,875 Class A Common Shares raising net proceeds of $285.8 million, net of the underwriters’ commission and before expenses of approximately $7.8 million. DSW used the net proceeds of the offering to repay $196.6 million of intercompany indebtedness, including interest, owed to RVI and for working capital and general corporate purposes, including the paying down of $20 million outstanding on RVI’s old secured revolving credit facility and $10 million intercompany advance. The 410.09 common shares of DSW held by RVI outstanding at January 29, 2005 were changed to 27,702,667 Class B Common Shares. It is the 27,702,667 Class B Common Shares which are being used in the prior period’s calculation of earnings per share. Subsequent to the IPO, the transactions between DSW and RVI and its other subsidiaries are settled in accordance with a shared services agreement and resulted in the advances from affiliates being classified as a current receivable or payable, as appropriate. At April 29, 2006, Retail Ventures owned approximately 63.1% of DSW’s outstanding Common Shares, representing approximately 93.2% of the combined voting power of DSW’s outstanding Common Shares.

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

3.	BASIS OF PRESENTATION
      The accompanying unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on April 13, 2006 (the “2005 Annual Report”).
      In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the consolidated financial position and results of operations for the periods presented.

4.	ADOPTION OF ACCOUNTING STANDARDS
      The Financial Accounting Standards Board (“FASB”) periodically issues Statements of Financial Accounting Standards (“SFAS”), some of which require implementation by a date falling within or after the close of the fiscal year.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). This statement revised SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) and requires a fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of those expenses in the statements of operations. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services and focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. In addition, SFAS No. 123R requires the recognition of compensation expense over the period during which an employee is required to provide service in exchange for an award. The effective date of this standard was originally established to be interim and annual periods beginning after June 15, 2005.
      In April 2005, the SEC delayed the compliance date for SFAS No. 123R until the beginning of DSW’s 2006 fiscal year. Effective January 29, 2006, the Company adopted SFAS No. 123R. The impact of adoption to the Company’s results of operations is presented in Note 5.
      FASB Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”) was issued in May 2005. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this new pronouncement in fiscal 2006 was not material to the Company’s financial condition, results of operations or cash flows.

5.	STOCK BASED COMPENSATION
      The Company has a 2005 Equity Incentive Plan that provides for the issuance of equity awards to purchase up to 4,600,000 common shares, including stock options and restricted stock units to management, key employees of the Company and affiliates, consultants (as defined in the plan), and directors of the Company. Options generally vest 20% per year on a cumulative basis. Options granted under the 2005 Equity Incentive Plan generally remain exercisable for a period of ten years from the date of grant. Prior to fiscal 2005, the Company did not have a stock option plan or any equity units outstanding.
      On January 29, 2006, DSW adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) SFAS No. 123R relating to its stock-based compensation plans. Prior to January 29, 2006, DSW had accounted for stock-based compensation in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB 25, compensation expense for

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common shares on the date of grant.
      Under the modified prospective method of SFAS No. 123R, compensation expense was recognized during the three months ended April 29, 2006, for all unvested stock options, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and for all stock based payments granted after January 29, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Stock-based compensation expense was recorded in operating expenses in the condensed consolidated statement of income. The Company’s financial results for the prior periods have not been restated.
      During the three months ended April 29, 2006, the Company recorded stock based compensation expense of approximately $0.7 million.
      Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the condensed consolidated statement of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of compensation expense recognized for those options (excess tax benefits) to be classified as financing cash flows.
      Consistent with the valuation method used for the disclosure only provisions of SFAS No. 123, the Company uses the Black-Scholes option-pricing model to value stock-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods and the compensation costs would be included in operating expenses in the condensed consolidated statement of income.

Stock Options
      Forfeitures are estimated at the grant date based on historical rates of the parent company’s stock option activity and reduce the compensation expense recognized. The expected term of options granted is derived from historical data of the parent company’s stock options due to the limited historical data on the DSW stock activity and was five years for the three months ended April 29, 2006. The risk-free interest rate is based on the yield for U.S. Treasury securities with a remaining life equal to the five year expected term of the options at the grant date. Expected volatility is based on the historical volatility of the DSW common shares combined with the historical volatility of four similar companies’ common shares, due to the relative short historical trading history of the DSW common shares. The expected volatility used for the three months ended April 29, 2006 was 42.62%. The expected dividend yield curve is zero, which is based on the Company’s intention of not declaring dividends to shareholders combined with the limitations on declaring dividends as set forth in the Company’s credit facility.
      The weighted-average fair value of each option granted for the three months ended April 29, 2006 was $13.24 per share.

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
      The following table summarizes the Company’s stock option plans and related Weighted Average Exercise Prices (“WAEP”) for the three months ended April 29, 2006 (in thousands, except WAEP amounts):

			Weighted
			Average	Aggregate
			Remaining	Intrinsic
	Shares	WAEP	Contract Life	Value

Outstanding beginning of period	914	$19.54
Granted	107	29.76
Exercised	(8)	19.00
Forfeited	(36)	19.00

Outstanding end of period	977	$20.68	9 years	$10,380

Options exercisable end of period	44	$19.00	9 years	$541

Shares available for additional grants	3,465

      The aggregate intrinsic value is calculated as the amount by which the fair value of the underlying common shares exceeds the option exercise price. The total intrinsic value of options exercised during the three months ended April 29, 2006 was $0.1 million.
      As of April 29, 2006, the total compensation cost related to nonvested options not yet recognized was approximately $3.1 million with a weighted average expense recognition period remaining of 4.3 years. The total fair value of options that vested during the three months ended April 29, 2006 was $0.2 million.
      The following table summarizes information about options outstanding as of April 29, 2006:

	Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining
		Contract
Range of Exercise Prices	Shares	Life	WAEP	Shares	WAEP

$19.00 - $20.00	785,900	9 years	$19.00	44,000	$19.00
$20.01 - $25.00	73,300	10 years	$24.52
$25.01 - $30.00	56,300	10 years	$27.57
$30.01 - $32.00	61,900	10 years	$31.21

Restricted Stock Units
      The Company granted approximately 131,000 restricted stock units to employees during fiscal 2005. Restricted stock units generally cliff vest at the end of four years and expire ten years from the grant date. Restricted stock units granted to employees that are subject to the risk of forfeiture are not included in the computation of basic earnings per share.
      Compensation cost is measured at fair value on the grant date and recorded over the vesting period. Fair value is determined by multiplying the number of units granted by the grant date market price. DSW did not award any restricted stock units during the three months ended April 29, 2006 and no restricted stock units vested or were forfeited during the quarter. The weighted average fair value of the nonvested restricted stock units at the beginning and the end of the period was $20.46 per unit. The total aggregate intrinsic value of nonvested restricted stock units at April 29, 2006 was $4.1 million and the weighted average remaining contractual life was nine years. As of April 29, 2006, the total compensation cost related to nonvested

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
restricted stock units not yet recognized was approximately $2.2 million with a weighted average expense recognition period remaining of 3.0 years.

Director Stock Units
      In 2005, the Company issued approximately 17,000 stock units to directors who are not employees of the Company or Retail Ventures. Stock units will be automatically granted to each director who is not an employee of the Company or Retail Ventures on the date of each annual meeting of the shareholders for the purpose of electing directors. The number of stock units granted to each non-employee director is calculated by dividing one-half of their annual retainer (excluding any amount paid for service as the chair of a board committee) by the fair market value of a share of DSW stock on the date of the meeting. In addition, each director eligible to receive compensation for board service may elect to have the cash portion of their compensation paid in the form of restricted stock units. Stock units granted to non-employee directors vest immediately and are settled upon the director terminating service from the board. Stock units granted to directors which are not subject to forfeiture are considered to be outstanding for the purposes of computing basic earnings per share.

6.	EARNINGS PER SHARE
      Basic earnings per share are based on net income and a simple weighted average of Class A and Class B Common Shares and directors stock units outstanding. Diluted earnings per share reflect the potential dilution of Class A Common Shares related to outstanding stock options and restricted stock units. The numerator for the diluted earnings per share calculation is net income. The denominator is the weighted average diluted shares outstanding.

	Three Months Ended

	April 29,	April 30,
	2006	2005

	(In thousands)
Weighted average shares outstanding	43,896	27,703
Assumed exercise of dilutive stock options	117
Assumed exercise of dilutive restricted stock units	131

Number of shares for computation of dilutive earnings per share	44,144	27,703

      For the three months ended April 29, 2006, all potentially dilutive stock options were dilutive. For the three months ended April 30, 2005, there were no potentially dilutive instruments outstanding.

7.	LONG-TERM OBLIGATIONS

DSW $150 Million Credit Facility
      In July 2005, upon the consummation of DSW’s IPO, RVI and the lenders thereunder amended or terminated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor and released DSW and DSWSW from their obligations as co-borrowers and co-guarantors. At the same time, DSW entered into a new $150 million secured revolving credit facility with a term of five years.
      Under this new facility, DSW and DSWSW are named as co-borrowers. The new secured revolving credit facility has borrowing base restrictions and provides for borrowings at variable interest rates based on London Interbank Offered Rate (“LIBOR”), the prime rate and the Federal Funds effective rate, plus a margin. DSW’s obligations under its new secured revolving credit facility are collateralized by a lien on

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
substantially all of DSW’s and its subsidiary’s personal property and a pledge of all of its shares of DSWSW. In addition, this facility contains usual and customary restrictive covenants relating to DSW’s management and the operation of its business. These covenants, among other things, restrict DSW’s ability to grant liens on its assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem its stock, enter into transactions with affiliates and merge or consolidate with another entity. In addition, if at any time DSW utilizes over 90% of its borrowing capacity under this facility, it must comply with a fixed charge coverage ratio test set forth in the facility documents. At April 29, 2006 and January 28, 2006, DSW had no balance outstanding and was in compliance with the terms of the secured revolving credit facility.
      Credit Facilities Under Which DSW is No Longer Obligated — In March 2005, DSW and RVI and certain of their affiliates increased the ceiling under their then-existing revolving credit facility from $350 million to $425 million. The increase of $75 million to the revolving credit facility was accomplished by amendment under substantially the same terms as the then-existing revolving credit agreement.
      In March 2005, DSW declared a dividend and issued an intercompany note to RVI in the amount of $165 million. The indebtedness evidenced by this note was scheduled to mature in March 2020 and bore interest at a rate equal to LIBOR, plus 850 basis points per year.
      In May 2005, DSW declared an additional dividend and issued an intercompany note to RVI in the amount of $25 million. The indebtedness evidenced by this note was scheduled to mature in May 2020 and bore interest at a rate equal to LIBOR, plus 950 basis points per year.
      In July 2005, subsequent to the IPO, DSW prepaid in full, without penalty, the principal balance of both the $165 million and $25 million dividend notes, plus accrued interest of approximately $6.6 million.

8.	SEGMENT REPORTING
      The Company is managed in two operating segments: DSW owned stores and leased departments. All of the operations are located in the United States. The Company has identified such segments based on internal management reporting and management responsibilities and measures segment profit as gross profit, which is defined as net sales less cost of sales. The tables below present segment information:

	DSW	Leased
	Stores	Departments	Total

	(In thousands)
Three months ended April 29, 2006:
Net sales	$283,813	$32,674	$316,487
Gross profit	87,187	6,100	93,287
Capital expenditures	4,115	117	4,232
As of April 29, 2006:
Total assets	521,873	26,601	548,474

	DSW	Leased
	Stores	Departments	Total

	(In thousands)
Three months ended April 30, 2005:
Net sales	$251,310	$30,496	$281,806
Gross profit	77,743	5,055	82,798
Capital expenditures	5,465	114	5,579
As of January 28, 2006:
Total assets	479,364	28,351	507,715

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

9.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended

	April 29,	April 30,
	2006	2005

	(In thousands)
Cash paid during the period for:
Interest to non-related parties	$5	$1,021
Income taxes	$2,605	$494
Noncash investing and operating activities — Changes in accounts payable due to asset purchases	$340	$264

10.	COMMITMENTS AND CONTINGENCIES
      As previously reported, on March 8, 2005 RVI announced that it had learned of the theft of credit card and other purchase information from a portion of the Company’s customers. On April 18, 2005, RVI issued the findings from its investigation into the theft. The theft covered transaction information involving approximately 1.4 million credit cards and data from transactions involving approximately 96,000 checks.
      DSW and RVI contacted and continue to cooperate with law enforcement and other authorities with regard to this matter. The Company is involved in several legal proceedings arising out of this incident, including four putative class action lawsuits, which seek unspecified monetary damages, credit monitoring and other relief.
      In connection with this matter, DSW entered into a consent order with the Federal Trade Commission (“FTC”), which has jurisdiction over consumer protection matters. The FTC published the final order on March 14, 2006, and copies of the complaint and consent order are available from the FTC’s Web site at http://www.ftc.gov and also from the FTC’s Consumer Response Center, Room 130, 600 Pennsylvania Avenue, N.W., Washington, D.C. 20580.
      DSW has not admitted any wrongdoing or that the facts alleged in the FTC’s proposed unfairness complaint are true. Under the consent order, DSW will pay no fine or damages. DSW has agreed, however, to maintain a comprehensive information security program and to undergo a biannual assessment of such program by an independent third party.
      There can be no assurance that there will not be additional proceedings or claims brought against the Company in the future. The Company has contested and will continue to vigorously contest the claims made against it and will continue to explore its defenses and possible claims against others.
      The Company estimates that the potential exposure for losses related to this theft, including exposure under currently pending proceedings, range from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, Accounting for Contingencies, the Company has accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above, or $6.5 million. As the situation develops and more information becomes available, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material. As of April 29, 2006, the remaining balance of the associated accrual for potential exposure was $4.6 million.

DSW INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
      Although difficult to quantify, since the announcement of the theft, the Company has not discerned any material negative effect on sales trends it believes is attributable to the theft. However, this may not be indicative of the long-term developments regarding this matter.
      The Company is involved in various other legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the minimum estimated liability related to the claim. In the opinion of management, the amount of any liability with respect to these legal proceedings will not be material. As additional information becomes available, the Company assesses the potential liability related to its pending litigation and revises the estimates. Revisions in the Company’s estimates and potential liability could materially impact its results of operations and financial condition.

11.	SUBSEQUENT EVENT
      On May 30, 2006, the Company entered into an Amended and Restated Supply Agreement (the “Agreement”) to supply shoes to Stein Mart. Under the terms of the Agreement, the Company will be the exclusive supplier of shoes (the “Merchandise”) to all Stein Mart stores that have shoe departments. As of April 29, 2006, the Company supplied Merchandise to 158 Stein Mart stores. The Company will own the Merchandise until the Merchandise is sold to the customer. The Company will receive a percentage of the net revenue generated from the sale of the Merchandise consistent with the previous agreement as now amended. The Agreement terminates on December 31, 2009, but will automatically extend for another three years in the event that neither party gives notice of its intent not to renew.

Class A Common Shares

PROSPECTUS
                        , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE, Inc. listing fee) payable by the selling shareholder in connection with the registration of the Class A Common Shares:

Securities and Exchange Commission registration fee	$	*
National Association of Securities Dealers, Inc. filing fee	$	*
NYSE listing fee	$	*
Printing and engraving costs	$	*
Legal fees and expenses	$	*
Accountants’ fees and expenses	$	*
Blue sky qualification fees and expenses	$	*
Transfer agent fees	$	*
Miscellaneous	$	*

Total	$	*

*	To be furnished by amendment.

Item 14.	Indemnification of Directors and Officers
Ohio Law
      Pursuant to Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.
      An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.
      If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.
      If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.
      Unless otherwise provided in the articles or regulation of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
      Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.
      The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.
Code of Regulations
      Article Five of the registrant’s code of regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code.
      The registrant’s code of regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.
      In addition, the registrant’s code of regulations provides that the registrant shall not provide indemnification for any person (i) in such person’s capacity as a director of the registrant in respect of any claim issue or matter asserted in a proceeding by or in the right of the corporation as to which such person shall have been adjudged liable to the registrant for an act or omission undertaken by such person with deliberate intent to cause injury to the corporation or with reckless disregard for the registrant’s best interests, (ii) in such person’s capacity other than that of a director of the registrant in respect of any claim, issue or matter asserted in a proceeding by or in light of the registrant as to which the indemnitee shall have been adjudged to be liable to the corporation for negligence or misconduct, or (iii) in any proceeding by or in the right of the corporation in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the registrant’s own shares, absent a court order.
Indemnification Agreements
      DSW entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, DSW agreed to indemnify an indemnitee to the greatest extent permitted by

Ohio law as set forth above and in its code of regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

•	with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

•	for expenses incurred by an indemnitee with respect to any action instituted by or in the name of DSW against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

•	for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar state or successor statute; and

•	for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that DSW is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.
Insurance
      In addition, DSW provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity. Such insurance coverage is provided through the shared services agreement with Retail Ventures.

Item 16.	Exhibits and Financial Statement Schedules

A.	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.***
3.1	Amended Articles of Incorporation of the registrant.*
3.2	Amended and Restated Code of Regulations of the registrant.*
4.1	Specimen Class A Common Shares certificate.****
4.2	Second Amended and Restated Registration Rights Agreement, dated as of July 5, 2005, by and among Retail Ventures, Inc., Cerberus Partners, L.P., Schottenstein Stores Corporation and Back Bay Funding LLC. Incorporated by reference to Exhibit 4.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
4.3	Exchange Agreement, dated July 5, 2005, by and between Retail Ventures, Inc. and DSW Inc. Incorporated by reference to Exhibit 10.4 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
4.4	Amended Common Stock Purchase Warrant issued by Retail Ventures, Inc. to Cerberus Partners, L.P. Incorporated by reference to Exhibit 4.1 to Retail Ventures’ Form 8-K (file no. 1-10767) filed October 19, 2005.
4.5	Amended Common Stock Purchase Warrant issued by Retail Ventures, Inc. to Schottenstein Stores Corporation. Incorporated by reference to Exhibit 4.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed October 19, 2005.
4.6	Form of Conversion Warrant issued by Retail Ventures, Inc. to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 4.1 to Form 8-K (file no. 1-10767) filed July 11, 2005.
4.7	Form of Term Loan Warrant issued by Retail Ventures, Inc. to Millennium Partners, L.P. Incorporated by reference to Exhibit 4.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed December 8, 2005.

Exhibit No.		Description

5.1		Opinion of Vorys, Sater, Seymour and Pease LLP.***
10.1		Corporate Services Agreement, dated June 12, 2002, between Retail Ventures and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10	.1.1	Amendment to Corporate Services Agreement, dated July 5, 2005, among Retail Ventures, Schottenstein Stores Corporation and Schottenstein Management Company, together with Side Letter Agreement, dated July 5, 2005, among Schottenstein Stores Corporation, Retail Ventures, Inc., Schottenstein Management Company and DSW Inc. related thereto. Incorporated by reference to Exhibit 5 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.2		Employment Agreement, dated March 4, 2005, between Deborah L. Ferrée and DSW Inc.**#
10.3		Employment Agreement, dated June 1, 2005, between Peter Z. Horvath and DSW Inc.**#
10.4		Employment Agreement, dated June 1, 2005, between Douglas J. Probst and DSW Inc.**#
10.5		Employment Agreement, dated December 1, 2005, between Kevin Lonergan and DSW Inc. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed January 24, 2006.#
10.6		Employment Agreement, dated June 26, 2005, between Derek Ungless and DSW Inc.*#
10.7		Summary of Director Compensation.*#
10.11		Loan and Security Agreement, between DSW Inc. and DSW Shoe Warehouse, Inc., as the Borrowers, and National City Business Credit, Inc., as Administrative Agent and Collateral Agent for the Revolving Credit Lenders.*
10.15		Lease, dated March 22, 2000, by and between East Fifth Avenue, LLC, an affiliate of Schottenstein Stores Corporation, as landlord, and Shonac, as tenant, re: warehouse facility and corporate headquarters. Incorporated by reference to Exhibit 10.60 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 28, 2000.
10.16		Form of Common Stock Purchase Warrants (with respect to the stock of Retail Ventures) issued to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.5 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.17		Form of Conversion Warrant to be issued by Retail Ventures to Schottenstein Stores Corporation and Cerberus Partners, L.P.**
10.23		DSW Inc. 2005 Equity Incentive Plan.*#
10	.23.1	Form of Restricted Stock Units Award Agreement for Employees.**#
10	.23.2	Form of Stock Units for automatic grants to non-employee directors.**#
10	.23.3	Form of Stock Units for conversion of non-employee directors’ cash retainer.**#
10	.23.4	Form of Non-Employee Directors’ Cash Retainer Deferral Election Form.**#
10	.23.5	Form of Nonqualified Stock Option Award Agreement for Consultants.**#
10	.23.6	Form of Nonqualified Stock Option Award Agreement for Employees.**#
10.24		DSW Inc. 2005 Cash Incentive Compensation Plan.*#
10.25		Master Separation Agreement, dated July 5, 2005, between Retail Ventures, Inc. and DSW. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.26		Shared Services Agreement, dated as of January 30, 2005, between Retail Ventures, Inc. and DSW. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.27		Tax Separation Agreement, dated July 5, 2005, among Retail Ventures, Inc. and its affiliates and DSW Inc. and its affiliates. Incorporated by reference to Exhibit 10.3 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.28		Supply Agreement, effective as of January 30, 2005, between Filene’s Basement and DSW. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.

Exhibit No.		Description

10.29		Lease, dated August 30, 2002, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Troy, MI DSW store. Incorporated by reference to Exhibit 10.44 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.29.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Troy, MI DSW store. Incorporated by reference to Exhibit 10.29.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.30		Lease, dated October 8, 2003, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Denton, TX DSW store. Incorporated by reference to Exhibit 10.46 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.30.1	Assignment and Assumption Agreement, dated December 18, 2003 between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Denton, TX DSW store. Incorporated by reference to Exhibit 10.30.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.31		Lease, dated October 28, 2003, by and between JLP-RICHMOND LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Richmond, VA DSW store. Incorporated by reference to Exhibit 10.47 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.31.1	Assignment and Assumption Agreement, dated December 18, 2003 between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Richmond, VA DSW store. Incorporated by reference to Exhibit 10.31.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.32		Lease, dated May 2000, by and between Jubilee-Richmond LLC, an affiliate of Schottenstein Stores Corporation, and DSW Shoe Warehouse, Inc. (as assignee of Shonac Corporation), re: Glen Allen, VA DSW store. Incorporated by reference to Exhibit 10.49 to Retail Ventures’ Form 10-K (file no. 1- 10767) filed April 14, 2005.
10.33		Lease, dated February 28, 2001, by and between Jubilee-Springdale, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation d/b/a DSW Shoe Warehouse, re: Springdale, OH DSW store. Incorporated by reference to Exhibit 10.50 to Retail Ventures’ Form 10-K (file no. 1- 10767) filed April 14, 2005.
10	.33.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Springdale, OH DSW store. Incorporated by reference to Exhibit 10.50.1, to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.34		Agreement of Lease, dated 1997, between Shoppes of Beavercreek Ltd., an affiliate of Schottenstein Stores Corporation, and Shonac corporation (assignee of Schottenstein Stores Corporation d/b/a Value City Furniture through Assignment of Tenant’s Leasehold Interest and Amendment No. 1 to Agreement of Lease, dated February 28, 2001), re: Beavercreek, OH DSW store. Incorporated by reference to Exhibit 10.51 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.34.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Beavercreek, OH DSW store. Incorporated by reference to Exhibit 10.51.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.35		Lease, dated February 28, 2001, by and between JLP-Chesapeake, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Chesapeake, VA DSW store. Incorporated by reference to Exhibit 10.52 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.

Exhibit No.		Description

10	.35.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Chesapeake, VA DSW store. Incorporated by reference to Exhibit 10.52.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.36		Ground Lease Agreement, dated April 30, 2002, by and between Polaris Mall, LLC, a Delaware limited liability company, and Schottenstein Stores Corporation-Polaris LLC, an affiliate of Schottenstein Stores Corporation, as modified by Sublease Agreement, dated April 30, 2002, by and between Schottenstein Stores Corporation-Polaris LLC, as sublessor, and DSW Shoe Warehouse, Inc., as sublessee (assignee of Shonac Corporation), re: Columbus, OH (Polaris) DSW store. Incorporated by reference to Exhibit 10.53 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.36.1	Assignment and Assumption Agreement, dated August 6, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Columbus, OH (Polaris) DSW store. Incorporated by reference to Exhibit 10.53.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.37		Lease, dated August 30, 2002, by and between JLP-Cary, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Cary, NC DSW store. Incorporated by reference to Exhibit 10.54 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.37.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Cary, NC DSW store. Incorporated by reference to Exhibit 10.54.1 to Retail Ventures’ Form 10-K/A (file No. 1-10767) filed May 12, 2005.
10.38		Lease, dated August 30, 2002, by and between JLP-Madison, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Madison, TN DSW store. Incorporated by reference to Exhibit 10.55 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.38.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Madison, TN DSW store. Incorporated by reference to Exhibit 10.55.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.39		Sublease, dated May 2000, by and between Schottenstein Stores Corporation, as sublessor, and Shonac Corporation d/b/a DSW Shoe Warehouse, Inc., as sublessee, re: Pittsburgh, PA DSW store. Incorporated by reference to Exhibit 10.48 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.39.1	Assignment and Assumption Agreement, dated January 8, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc. as assignee, re: Pittsburgh, PA DSW store. Incorporated by reference to Exhibit 10.48.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.40		Lease, dated September 24, 2004, by and between K&S Maple Hill Mall, L.P., an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Kalamazoo, MI DSW store. Incorporated by reference to Exhibit 10.58 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.40.1	Assignment and Assumption Agreement, dated February 28, 2005, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Kalamazoo, MI DSW store. Incorporated by reference to Exhibit 10.58.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.41		Lease, dated November 2004, by and between KSK Scottsdale Mall, L.P., an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: South Bend, IN DSW store. Incorporated by reference to Exhibit 10.59 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.41.1	Assignment and Assumption Agreement, dated March 18, 2005, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: South Bend, IN DSW store. Incorporated by reference to Exhibit 10.59.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.

Exhibit No.		Description

10.42		Sublease Agreement, dated June 12, 2000, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Fairfax, VA DSW store.**
10	.42.1	Assignment and Assumption Agreement, dated January 8, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Fairfax, VA DSW store.**
10.43		Lease, dated March 1, 1994, between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Value City Department Stores, Inc., as modified by First Lease Modification, dated November 1, 1994, re: Merrilville, IN DSW store. Incorporated by reference to Exhibit 10.44 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.**
10	.43.1	License Agreement, dated August 30, 2002, by and between Value City Department Stores, Inc. and Shonac Corporation, re: Merrillville, IN DSW store.**
10.44		Form of Indemnification Agreement between DSW Inc. and its officers and directors.**
10.45		Agreement of Lease, dated April 7, 2006, by and between JLP-Harvard Park, LLC, an affiliate of Schottenstein Stores Corporation, and DSW Inc., re: Chagrin Highlands, Warrendale, Ohio DSW store.*
10.46		Amended and Restated Supply Agreement between DSW Inc. and SteinMart, Inc. Incorporated by reference to Exhibit 10.1 to DSW’s Form 8-K (file no. 1-32545) filed June 5, 2006.
21.1		List of Subsidiaries.*
23.1		Consent and Report on Financial Statement Schedule of Deloitte & Touche LLP.****
23.2		Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).***
24.1		Powers of Attorney.†

*	Previously filed as the same Exhibit Number to DSW’s Form 10-K filed with the Securities and Exchange Commission on April 13, 2006.

**	Previously filed as the same Exhibit Number to DSW’s Form S-1 filed with the Securities and Exchange Commission on March 14, 2005 and amended on May 9, 2005, June 7, 2005, June 15, 2005 and June 29, 2005, and incorporated herein by reference.

#	Management contract or compensatory plan or arrangement.

***	To be filed by amendment.

****	Filed herewith.

†	Previously filed.

      B. Financial Statement Schedules
SUPPLEMENTAL SCHEDULE
DSW INC.
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C		Column D	Column E

	Balance at	Charge to	Charges to		Balance
	Beginning	Costs and	Other		at End of
Description	of Period	Expenses	Accounts	Deductions	Period

	(Dollars in thousands)
Allowance deduction from asset to which it applies:
Inventory Reserve:
Year Ended:
1/31/2004	$11,389	$3,730		$3,614	$11,505
1/29/2005	11,505	2,697			14,202
1/28/2006	14,202	5,548		533	19,217
Allowance for Sales Returns:
Year Ended:
1/31/2004	619	786			1,405
1/29/2005	1,405	176		109	1,472
1/28/2006	1,472	1,394		1,294	1,572
Store Closing Reserve:
Year Ended:
1/31/2004	128	1,249		574	803
1/29/2005	803	129		400	532
1/28/2006	532	0		250	282
      Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements or notes thereto.

Item 17.	Undertakings
      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (2) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 23, 2006.

DSW INC.

By:	/s/ Douglas J. Probst

Name: Douglas J. Probst

Title:	Executive Vice President, Chief Financial Officer and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 23, 2006:

Signature	Title

* Jay L. Schottenstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Douglas J. Probst Douglas J. Probst	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Carolee Friedlander	Director

* Philip B. Miller	Director

* James D. Robbins	Director

* Harvey L. Sonnenberg	Director

* Allan J. Tanenbaum	Director

* Heywood Wilansky	Director

*By: /s/ Douglas J. Probst Douglas J. Probst Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Description

1.1		Form of Underwriting Agreement.***
3.1		Amended Articles of Incorporation of the registrant.*
3.2		Amended and Restated Code of Regulations of the registrant.*
4.1		Specimen Class A Common Shares certificate.****
4.2		Second Amended and Restated Registration Rights Agreement, dated as of July 5, 2005, by and among Retail Ventures, Inc., Cerberus Partners, L.P., Schottenstein Stores Corporation and Back Bay Funding LLC. Incorporated by reference to Exhibit 4.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
4.3		Exchange Agreement, dated July 5, 2005, by and between Retail Ventures, Inc. and DSW Inc. Incorporated by reference to Exhibit 10.4 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
4.4		Amended Common Stock Purchase Warrant issued by Retail Ventures, Inc. to Cerberus Partners, L.P. Incorporated by reference to Exhibit 4.1 to Retail Ventures’ Form 8-K (file no. 1-10767) filed October 19, 2005.
4.5		Amended Common Stock Purchase Warrant issued by Retail Ventures, Inc. to Schottenstein Stores Corporation. Incorporated by reference to Exhibit 4.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed October 19, 2005.
4.6		Form of Conversion Warrant issued by Retail Ventures, Inc. to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 4.1 to Form 8-K (file no. 1-10767) filed July 11, 2005.
4.7		Form of Term Loan Warrant issued by Retail Ventures, Inc. to Millennium Partners, L.P. Incorporated by reference to Exhibit 4.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed December 8, 2005.
5.1		Opinion of Vorys, Sater, Seymour and Pease LLP.***
10.1		Corporate Services Agreement, dated June 12, 2002, between Retail Ventures and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10	.1.1	Amendment to Corporate Services Agreement, dated July 5, 2005, among Retail Ventures, Schottenstein Stores Corporation and Schottenstein Management Company, together with Side Letter Agreement, dated July 5, 2005, among Schottenstein Stores Corporation, Retail Ventures, Inc., Schottenstein Management Company and DSW Inc. related thereto. Incorporated by reference to Exhibit 5 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.2		Employment Agreement, dated March 4, 2005, between Deborah L. Ferrée and DSW Inc.**#
10.3		Employment Agreement, dated June 1, 2005, between Peter Z. Horvath and DSW Inc.**#
10.4		Employment Agreement, dated June 1, 2005, between Douglas J. Probst and DSW Inc.**#
10.5		Employment Agreement, dated December 1, 2005, between Kevin Lonergan and DSW Inc. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed January 24, 2006.#
10.6		Employment Agreement, dated June 26, 2005, between Derek Ungless and DSW Inc.*#
10.7		Summary of Director Compensation.*#
10.11		Loan and Security Agreement, between DSW Inc. and DSW Shoe Warehouse, Inc., as the Borrowers, and National City Business Credit, Inc., as Administrative Agent and Collateral Agent for the Revolving Credit Lenders.*
10.15		Lease, dated March 22, 2000, by and between East Fifth Avenue, LLC, an affiliate of Schottenstein Stores Corporation, as landlord, and Shonac, as tenant, re: warehouse facility and corporate headquarters. Incorporated by reference to Exhibit 10.60 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 28, 2000.
10.16		Form of Common Stock Purchase Warrants (with respect to the stock of Retail Ventures) issued to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.5 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.17		Form of Conversion Warrant to be issued by Retail Ventures to Schottenstein Stores Corporation and Cerberus Partners, L.P.**

Exhibit No.		Description

10.23		DSW Inc. 2005 Equity Incentive Plan.*#
10	.23.1	Form of Restricted Stock Units Award Agreement for Employees.**#
10	.23.2	Form of Stock Units for automatic grants to non-employee directors.**#
10	.23.3	Form of Stock Units for conversion of non-employee directors’ cash retainer.**#
10	.23.4	Form of Non-Employee Directors’ Cash Retainer Deferral Election Form.**#
10	.23.5	Form of Nonqualified Stock Option Award Agreement for Consultants.**#
10	.23.6	Form of Nonqualified Stock Option Award Agreement for Employees.**#
10.24		DSW Inc. 2005 Cash Incentive Compensation Plan.*#
10.25		Master Separation Agreement, dated July 5, 2005, between Retail Ventures, Inc. and DSW. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.26		Shared Services Agreement, dated as of January 30, 2005, between Retail Ventures, Inc. and DSW. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.27		Tax Separation Agreement, dated July 5, 2005, among Retail Ventures, Inc. and its affiliates and DSW Inc. and its affiliates. Incorporated by reference to Exhibit 10.3 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.28		Supply Agreement, effective as of January 30, 2005, between Filene’s Basement and DSW. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 8-K (file no. 1-10767) filed July 11, 2005.
10.29		Lease, dated August 30, 2002, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Troy, MI DSW store. Incorporated by reference to Exhibit 10.44 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.29.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Troy, MI DSW store. Incorporated by reference to Exhibit 10.29.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.30		Lease, dated October 8, 2003, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Denton, TX DSW store. Incorporated by reference to Exhibit 10.46 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.30.1	Assignment and Assumption Agreement, dated December 18, 2003 between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Denton, TX DSW store. Incorporated by reference to Exhibit 10.30.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.31		Lease, dated October 28, 2003, by and between JLP-RICHMOND LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Richmond, VA DSW store. Incorporated by reference to Exhibit 10.47 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 29, 2004.
10	.31.1	Assignment and Assumption Agreement, dated December 18, 2003 between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Richmond, VA DSW store. Incorporated by reference to Exhibit 10.31.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.32		Lease, dated May 2000, by and between Jubilee-Richmond LLC, an affiliate of Schottenstein Stores Corporation, and DSW Shoe Warehouse, Inc. (as assignee of Shonac Corporation), re: Glen Allen, VA DSW store. Incorporated by reference to Exhibit 10.49 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10.33		Lease, dated February 28, 2001, by and between Jubilee-Springdale, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation d/b/a DSW Shoe Warehouse, re: Springdale, OH DSW store. Incorporated by reference to Exhibit 10.50 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.

Exhibit No.		Description

10	.33.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Springdale, OH DSW store. Incorporated by reference to Exhibit 10.50.1, to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.34		Agreement of Lease, dated 1997, between Shoppes of Beavercreek Ltd., an affiliate of Schottenstein Stores Corporation, and Shonac corporation (assignee of Schottenstein Stores Corporation d/b/a Value City Furniture through Assignment of Tenant’s Leasehold Interest and Amendment No. 1 to Agreement of Lease, dated February 28, 2001), re: Beavercreek, OH DSW store. Incorporated by reference to Exhibit 10.51 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.34.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Beavercreek, OH DSW store. Incorporated by reference to Exhibit 10.51.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.35		Lease, dated February 28, 2001, by and between JLP-Chesapeake, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Chesapeake, VA DSW store. Incorporated by reference to Exhibit 10.52 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.35.1	Assignment and Assumption Agreement, dated May 11, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee re: Chesapeake, VA DSW store. Incorporated by reference to Exhibit 10.52.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.36		Ground Lease Agreement, dated April 30, 2002, by and between Polaris Mall, LLC, a Delaware limited liability company, and Schottenstein Stores Corporation-Polaris LLC, an affiliate of Schottenstein Stores Corporation, as modified by Sublease Agreement, dated April 30, 2002, by and between Schottenstein Stores Corporation-Polaris LLC, as sublessor, and DSW Shoe Warehouse, Inc., as sublessee (assignee of Shonac Corporation), re: Columbus, OH (Polaris) DSW store. Incorporated by reference to Exhibit 10.53 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.36.1	Assignment and Assumption Agreement, dated August 6, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Columbus, OH (Polaris) DSW store. Incorporated by reference to Exhibit 10.53.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.37		Lease, dated August 30, 2002, by and between JLP-Cary, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Cary, NC DSW store. Incorporated by reference to Exhibit 10.54 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.37.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Cary, NC DSW store. Incorporated by reference to Exhibit 10.54.1 to Retail Ventures’ Form 10-K/A (file No. 1-10767) filed May 12, 2005.
10.38		Lease, dated August 30, 2002, by and between JLP-Madison, LLC, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Madison, TN DSW store. Incorporated by reference to Exhibit 10.55 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.38.1	Assignment and Assumption Agreement, dated October 23, 2002, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Madison, TN DSW store. Incorporated by reference to Exhibit 10.55.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.39		Sublease, dated May 2000, by and between Schottenstein Stores Corporation, as sublessor, and Shonac Corporation d/b/a DSW Shoe Warehouse, Inc., as sublessee, re: Pittsburgh, PA DSW store. Incorporated by reference to Exhibit 10.48 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.39.1	Assignment and Assumption Agreement, dated January 8, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc. as assignee, re: Pittsburgh, PA DSW store. Incorporated by reference to Exhibit 10.48.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.

Exhibit No.		Description

10.40		Lease, dated September 24, 2004, by and between K&S Maple Hill Mall, L.P., an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Kalamazoo, MI DSW store. Incorporated by reference to Exhibit 10.58 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.40.1	Assignment and Assumption Agreement, dated February 28, 2005, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Kalamazoo, MI DSW store. Incorporated by reference to Exhibit 10.58.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.41		Lease, dated November 2004, by and between KSK Scottsdale Mall, L.P., an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: South Bend, IN DSW store. Incorporated by reference to Exhibit 10.59 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.
10	.41.1	Assignment and Assumption Agreement, dated March 18, 2005, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: South Bend, IN DSW store. Incorporated by reference to Exhibit 10.59.1 to Retail Ventures’ Form 10-K/A (file no. 1-10767) filed May 12, 2005.
10.42		Sublease Agreement, dated June 12, 2000, by and between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Shonac Corporation, re: Fairfax, VA DSW store.**
10	.42.1	Assignment and Assumption Agreement, dated January 8, 2001, between Shonac Corporation, as assignor, and DSW Shoe Warehouse, Inc., as assignee, re: Fairfax, VA DSW store.**
10.43		Lease, dated March 1, 1994, between Jubilee Limited Partnership, an affiliate of Schottenstein Stores Corporation, and Value City Department Stores, Inc., as modified by First Lease Modification, dated November 1, 1994, re: Merrilville, IN DSW store. Incorporated by reference to Exhibit 10.44 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 14, 2005.**
10	.43.1	License Agreement, dated August 30, 2002, by and between Value City Department Stores, Inc. and Shonac Corporation, re: Merrillville, IN DSW store.**
10.44		Form of Indemnification Agreement between DSW Inc. and its officers and directors.**
10.45		Agreement of Lease, dated April 7, 2006, by and between JLP-Harvard Park, LLC, an affiliate of Schottenstein Stores Corporation, and DSW Inc., re: Chagrin Highlands, Warrendale, Ohio DSW store.*
10.46		Amended and Restated Supply Agreement between DSW Inc. and Stein Mart, Inc. Incorporated by reference to Exhibit 10.1 to DSW’s Form 8-K (file no. 1-32545) filed June 5, 2006.
21.1		List of Subsidiaries.*
23.1		Consent and Report on Financial Statement Schedule of Deloitte & Touche LLP.****
23.2		Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).***
24.1		Powers of Attorney.†

*	Previously filed as the same Exhibit Number to DSW’s Form 10-K filed with the Securities and Exchange Commission on April 13, 2006.

**	Previously filed as the same Exhibit Number to DSW’s Form S-1 filed with the Securities and Exchange Commission on March 14, 2005 and amended on May 9, 2005, June 7, 2005, June 15, 2005 and June 29, 2005, and incorporated herein by reference.

#	Management contract or compensatory plan or arrangement.

***	To be filed by amendment.

****	Filed herewith.

†	Previously filed.